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As filed with the Securities and Exchange Commission on February 5, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EQUINOX HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7991 (Primary Standard Industrial Classification Code Number)	13-4034296 (I.R.S. Employer Identification No.)

895 Broadway
New York, New York, 10003
(212) 677-0181
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

See Next Page for Co-Registrants

Jeffrey M. Weinhaus, Esq.
Rosen Weinhaus, LLP
40 Wall Street, 32nd Floor
New York, NY 10005
(212) 877-6900
(Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)

With copy to:
Paul D. Brusiloff, Esq.
Debevoise & Plimpton
919 Third Avenue
New York, New York
10022 (212) 909-6000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

9% Senior Notes Due 2009	160,000,000	100%	$160,000,000	$20,272

Guarantees of 9% Senior Notes Due 2009	160,000,000	*	*	None(2)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 promulgated under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n), no separate filing fee is required for the guarantees.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

OTHER REGISTRANTS

Name of Registrant	Jurisdiction of Organization	Primary Standard Industrial Classification Code	IRS Employee Identification Number	Address of Principal Executive Office
EQX Holdings, LLC	Delaware	7991	13-4034296	895 Broadway, New York, New York 10003
Equinox 92nd Street, Inc.	New York	7991	13-3809519	895 Broadway, New York, New York 10003
Equinox-85th Street, Inc.	New York	7991	13-3841492	895 Broadway, New York, New York 10003
Equinox-76th Street Inc.	New York	7991	13-3606196	895 Broadway, New York, New York 10003
Equinox 63rd Street, Inc.	New York	7991	13-3874315	895 Broadway, New York, New York 10003
Equinox-54th Street, Inc.	New York	7991	13-4002110	895 Broadway, New York, New York 10003
Equinox 50th Street Inc.	New York	7991	13-4044765	895 Broadway, New York, New York 10003
Equinox 44th Street, Inc.	New York	7991	13-4098306	895 Broadway, New York, New York 10003
Equinox-43rd Street, Inc.	New York	7991	13-4049519	895 Broadway, New York, New York 10003
Equinox Columbus Centre, Inc.	New York	7991	60-0002632	895 Broadway, New York, New York 10003
Equinox Greenwich Avenue, Inc.	New York	7991	13-4112533	895 Broadway, New York, New York 10003
Broadway Equinox, Inc.	New York	7991	13-3740437	895 Broadway, New York, New York 10003
Equinox Tribeca, Inc.	New York	7991	13-4173627	895 Broadway, New York, New York 10003
Equinox Tribeca Office, Inc.	New York	7991	02-0651780	895 Broadway, New York, New York 10003
Equinox Wall Street, Inc.	New York	7991	13-4098303	895 Broadway, New York, New York 10003
Equinox White Plains Road, Inc.	New York	7991	13-4007808	895 Broadway, New York, New York 10003
Equinox Woodbury, Inc.	New York	7991	01-0738956	895 Broadway, New York, New York 10003
Equinox Greenvale, Inc.	New York	7991	56-2397071	895 Broadway, New York, New York 10003
The Equinox Group, Inc.	New York	7991	13-3981646	895 Broadway, New York, New York 10003
Energy Wear, Inc.	New York	7991	13-3734825	895 Broadway, New York, New York 10003
Equinox Darien, Inc.	Connecticut	7991	41-2048453	895 Broadway, New York, New York 10003
Equinox Lincoln Park, Inc.	Illinois	7991	02-0580290	895 Broadway, New York, New York 10003
Equinox Highland Park, Inc.	Illinois	7991	02-0651787	895 Broadway, New York, New York 10003
Equinox Gold Coast, Inc.	Illinois	7991	02-0651787	895 Broadway, New York, New York 10003
Equinox West Hollywood, Inc.	California	7991	03-0394730	895 Broadway, New York, New York 10003
Equinox Fitness Pasadena, Inc.	California	7991	22-3803586	895 Broadway, New York, New York 10003
Equinox Pine Street, Inc.	California	7991	56-2396525	895 Broadway, New York, New York 10003
Equinox Mamaroneck, Inc.	New York	7991	56-2422596	895 Broadway, New York, New York 10003
Equinox Fitness Santa Monica, Inc.	California	7991	56-2422601	895 Broadway, New York, New York 10003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where such solicitation or offer is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2004

PROSPECTUS

$

Equinox Holdings, Inc.

Offer to Exchange $160,000,000 Outstanding
9% Senior Notes due 2009
for $160,000,000 Registered
9% Senior Notes due 2009

The New Notes:

  •
  The terms of the new notes are identical to the terms of the old notes except that the new notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest and will contain different administrative terms.

        Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 15 of this prospectus.

The Exchange Offer:

  •
  Our offer to exchange old notes for new notes will be open until midnight, New York City time, on            , 2004, unless we extend the offer.

  •
  No public market currently exists for the notes.

The Guarantees:

  •
  All of our existing subsidiaries and certain subsidiaries formed or acquired subsequent to the issuance of the notes will guarantee the notes on a senior basis. Each guarantee will be unsecured and rank equally with all existing and future unsubordinated obligations of the guarantor, subject to release as provided for in the indenture for the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

WHERE YOU CAN FIND MORE INFORMATION

        In connection with the exchange offer, we have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933 relating to the new notes to be issued in the exchange offer. For a more complete understanding of this exchange offer, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

        The indenture pursuant to which the notes are issued requires us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent public accountants and quarterly reports containing unaudited condensed consolidated financial statements for the first three quarters of each fiscal year. Following completion of the exchange offer, we will file annual, quarterly and current reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC's public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing or telephoning us at the following address:

Equinox Holdings, Inc.
895 Broadway
3rd Floor
New York, New York 10003
Attention: Chief Financial Officer
Telephone: (212) 677-0181

        IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST DOCUMENTS FROM US NO LATER THAN            , 2004, WHICH IS FIVE DAYS BEFORE THE EXPIRATION DATE OF THE EXCHANGE OFFER ON             , 2004.

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        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representation about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        In making an investment decision investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

TRADEMARKS AND TRADE NAMES

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus belongs to its holder. Some of the more important trademarks that we own or have rights to include Equinox and Equinox Fitness Clubs.

MARKET AND INDUSTRY DATA

        Market data used throughout this prospectus were obtained from internal company surveys, consultants' reports and industry publications. Consultants' reports and industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified this market data. Similarly, internal company surveys, while believed by us to be reliable, have not been verified by any independent sources. Unless otherwise indicated, market data used throughout this prospectus refers to the U.S. population, U.S. industries and U.S. market segments only. The market and industry data relating to fitness club membership, used throughout this prospectus, are sourced from industry publications relating to the fitness club industry as a whole.

        The market and industry data used throughout this prospectus relating to financial performance metrics including revenue per member, EBITDA margin, revenue from ancillary services, and membership retention rates, are sourced from the same industry publications, but relating to the commercial fitness club sector only. Because EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

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SUMMARY

        The following summary contains basic information about us and this offering. It likely does not contain all the information that is important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in "Forward-Looking Statements" and "Risk Factors." In this prospectus, "Company," "Equinox," "we," "our," and "us," refer to Equinox Holdings, Inc. and its subsidiaries.

Equinox

        Equinox operates upscale, full-service fitness clubs that offer an integrated selection of Equinox-branded programs, services and products to meet the fitness needs and active lifestyles of our members. By delivering an exceptional member experience, the Equinox brand has achieved national recognition for both our ability to inspire and motivate members to get results and for the quality, innovation and design of our facilities. Operating in the underserved middle- to upper-end market segment of the fragmented fitness industry, we target an attractive demographic and psychographic member profile. Our typical member is a well-educated professional between 25 and 55 years of age with significant discretionary income and who considers fitness an essential part of their active lifestyle. We currently operate 18 fitness clubs: 15 in the New York City metropolitan area, two in Los Angeles and one in Chicago. In addition, we have five new locations under development, consisting of two in the New York City metropolitan area, two in Chicago and our first fitness club in San Francisco. We offer our 63,000 members Equinox-branded programs, services and products, including strength and cardio training, group fitness classes, personal training, spa services and products, apparel, and food/juice bars.

        Our focus on the member experience helps inspire brand loyalty and results in the superior operating performance of our fitness clubs. Our members enjoy the benefits of our emphasis on service, value, quality, expertise, innovation and attention to detail. Unlike many operators within the fitness industry, we encourage our members to participate in our programs and services and to use our facilities frequently. We believe that participating members will get results and will be more likely to renew their memberships and to refer new members. Participating members are also more likely to use high-margin ancillary programs and services, such as personal training and spa services. As a result, our member retention rate has consistently exceeded the median retention rate of fitness clubs nationwide, and member referrals account for more than 40% of new membership sales. In addition, 35% of our revenues are derived from ancillary programs and services, and our revenues per average member of $2,020 for the 12 month period ended September 30, 2003 were almost triple the industry median for 2002. These favorable member metrics illustrate the satisfaction and commitment of Equinox members and contribute to our strong EBITDA margin and Adjusted EBITDA margin (as defined in "Selected Consolidated Financial Information and Other Data") of approximately 29% and 32%, respectively, for the same period as compared to what we believe to be the industry median EBITDA margin of 18% in 2002. We present EBITDA and Adjusted EBITDA metrics because we believe they provide investors with useful information regarding our results of operations and liquidity. Further, we believe EBITDA and Adjusted EBITDA reflect the manner in which management and certain of our lenders evaluate our results of operations, including certain of our debt covenants.

        We have included information in this Registration Statement with respect to Adjusted EBITDA because it conforms to the definition of our covenants with our past and current credit agreements and indentures governing our senior debt and senior subordinated notes and warrants, the indenture governing our 9% senior notes due 2009, and the notes offered hereby.

        Our ability to incur debt pursuant to our credit agreement and our compliance with the indenture governing the senior notes due 2009, are limited by a pro forma calculation of the ratio of Adjusted

EBITDA to consolidated interest expense. Under the terms of the Company's current credit agreement and indenture, we may incur additional debt so long as the pro forma ratio of total debt to Adjusted EBITDA is less than or equal to 3.75 to 1.0. If we fail to meet the ratio test, as well as other ratios, our ability to incur new debt will be significantly limited.

        We have a distinctive and tested operating model, consisting of disciplined procedures for developing and operating a fitness club, with a rigorous focus on execution and cost control. This operating model leverages the strengths of our active lifestyle brand and contributes significantly to our attractive financial performance. Between 1994 and 2002, we grew our revenues from $11.7 million to $96.3 million, representing an eight-year compounded annual growth rate of 30%. Over the same period, club contribution (operating income before depreciation and other non-cash expenses and allocation of corporate expenses) grew from $3.5 million to $40.6 million, representing an eight-year compounded annual growth rate of 36%. More recently, during the challenging economic times since 2000, our membership grew 66% and we produced strong financial results with revenues and Adjusted EBITDA increasing by 75% and 68%, respectively. Our strong financial performance and record pre-opening memberships at certain of our recently opened clubs demonstrate the resiliency of our operating model and the demand for our programs and services. For the 12 month period ended September 30, 2003, we generated revenues and Adjusted EBITDA of $112.3 million and $35.6 million, respectively. For the 9 month period ended September 30, 2003, revenues on a "same-store basis" increased by 9.9% over the same period in the preceding year. "Same-store basis" is defined as clubs that were operated by the Company for the entire period presented and for the entire comparable period of the preceding year.

Competitive Strengths

        Strong Lifestyle Brand.    Within the fitness industry, we believe we have one of the most recognizable brand platforms for geographic expansion and product diversification and extension. According to an independent focus-group study, the Equinox lifestyle brand represents service, value, quality, expertise, innovation, attention to detail, market leadership and results. Throughout our 12-year history, the press has consistently recognized our leadership and innovation in the fitness industry, and we routinely receive in excess of 40 press mentions per month. Highlights include Vogue's article featuring our strategy to become "a national megabrand" and our new club in Pasadena, New York magazine's "Spa & Fitness" and "Best Spas in the City" issues featuring Equinox on the cover, regular mentions in the Style Section of The New York Times and NBC's Today Show featuring Equinox-branded apparel. Equinox has been referred to as the "Best of New York" by New York magazine, the "Best Gym" by Allure, the "Most Cutting-Edge Gym in the Country" by Fitness and the "Ace of Clubs" by Interior Design.

        Focus on Member Experience with Innovative Programming.    Our core operating philosophy revolves around the member experience, from the design and layout of our facilities to our high standards of operations, attention to detail and extensive programming. To motivate and satisfy our members, we offer an integrated selection of high quality Equinox-branded programs, services and products that help our members get results. In addition to basic services, such as strength and cardio training and over 1,000 group fitness classes per week, we offer a wide range of ancillary programs and services, including personal training, spa services and products, apparel and accessories and food and juice bars. Our highly qualified personal trainers enhance our reputation for offering some of the most progressive personal training programs in the country. In addition to having a national certification or a relevant college degree, we require all of our personal trainers to participate in our proprietary educational program, the Equinox Fitness Training Institute. Many of our ancillary programs and services have been recognized as among the best in the industry by Allure, Elle, Fitness, GQ, New York Magazine and others. We constantly improve our programs and develop new initiatives such as our Cycletech program, which simulates outdoor cycling in spinning classes, and TRIP, which offers adventure travel beyond the "four walls" of Equinox to national and international destinations.

        Ancillary programs and services generate additional revenues and require minimal incremental capital investment or fixed costs. As a result, they not only produce high margins, but also enhance the Equinox brand, improve member retention, increase our revenues per average member and diversify our revenues. For the 12 month period ended September 30, 2003, we generated approximately 35% of our revenues from ancillary programs and services compared to a median of 27% for the industry in 2002.

        Proven Operating Model.    Our operating model includes specific protocols for developing and operating a fitness club. Our development team has created a distinctive club prototype that increases speed to market, reduces design inefficiencies, lowers construction risk and the likelihood of cost overruns and maximizes purchasing efficiencies. We have incorporated the core elements of fitness club design and layout into distinct models that provide flexibility in terms of size, programming, price and construction cost. We determine which model is appropriate for a prospective site based on local demographics and psychographics, population density, market demand and the structural characteristics of a particular building. We leverage the brand awareness and programming generated by our larger fitness clubs to serve a broader market area without sacrificing quality or profitability. We have also established standard operating procedures, controls and appropriate corporate infrastructure to manage additional clubs with limited incremental overhead. Our commitment to employee training ensures that we are able to staff new clubs with highly skilled management teams.

        Historically, we have generated positive club contribution within 12 months of opening and achieved an average return on investment (club contribution as a percentage of cumulative capital investment) in excess of 50% by the fourth year of operations. We attribute our high returns to (i) our ability to achieve premium pricing by selling value to a discriminating consumer with significant discretionary income, (ii) our high percentage of revenues from ancillary programs and services, (iii) our ability to use our reputation and desirability as a tenant to secure attractive locations and favorable lease terms, (iv) our ability to creatively use space to minimize occupancy costs and to maximize member through-put, and (v) our disciplined operating strategy that controls operating costs. We have never closed an Equinox fitness club, and every Equinox fitness club currently generates positive club contribution.

        Attractive Facilities and Prime Locations.    We have consistently received national recognition for our award-winning architectural designs and have established a reputation for building and operating extraordinary facilities. We have a team dedicated to identifying and evaluating expansion sites based upon our market research and our disciplined and rigorous criteria for development. In addition, given the attractive demographic and psychographic profile of our members, we receive numerous unsolicited proposals from prospective developers/landlords to be an anchor tenant or amenity in a mixed use or office development or to reposition property. From a wide variety of opportunities, we select future locations efficiently and lease superior real estate on attractive terms.

        Experienced Management Team.    Led by our President and CEO, Harvey Spevak, we believe our management team has the vision, experience and passion to manage our continued growth. Since Mr. Spevak's appointment in January 1999, the team has opened 13 new locations and increased revenues from $38.0 million in 1998 to $112.3 million for the 12 month period ended September 30, 2003. Our management team has a proven track record of strengthening our brand by increasing our member base and enhancing financial performance through disciplined expansion, site selection and club design, combined with rigorous execution. We have assembled a management team with experience in every aspect of the business by recruiting from a wide variety of related professional industries. Our senior management team has developed a corporate culture that emphasizes the complete understanding of the Equinox vision, member experience and results orientation. We reinforce the understanding of our corporate culture by maintaining ongoing recruiting and training programs to successfully identify and develop new managers and employees to support our club growth in both our new and existing markets. The management team, including some of our club managers, have shares or options to purchase shares constituting approximately 8.1% of our common stock on a fully diluted basis as of September 30, 2003.

Business Strategy

        Capitalize on Existing Investment in Newer Fitness Clubs.    We intend to capitalize on our investments in our recently opened clubs. Based on our past experience, membership levels reach maturity in four years. With five clubs opened in the past year and 13 opened since January 1999, we expect these recently opened clubs to account for a significant portion of our growth over the next three years with minimal required capital expenditures. We have a 12 year operating history of successfully launching and maximizing the returns of new locations. Specifically, at each of our five fitness clubs opened during the past year we have met or exceeded our pre-opening membership targets and the average return on investment of our seven mature clubs at the end of their fourth year of operations was in excess of 50%.

        Open New Clubs in Existing Markets and Enter Select New Markets.    We intend to continue to develop regional clusters of Equinox fitness clubs in the New York City, Los Angeles and Chicago metropolitan areas, and in similar markets. In 2002, we opened our first Chicago fitness club, which produced positive club contribution approximately six months after opening. In July 2003, we opened our second Los Angeles area fitness club, which generated more pre-opening memberships than any Equinox location in the history of the Company. Our initial success in Chicago and Los Angeles demonstrates the demand for and portability of the Equinox brand outside New York and the transportability of our business model. Our business plan calls for increasing the number of our fitness clubs from 18 today to 40 by the end of 2006, with possible locations in major metropolitan markets that are similar to New York, Los Angeles and Chicago, where significant demand for the Equinox brand exists. In addition to the five locations for which we have recently executed leases, including our first fitness club in San Francisco, we plan to open four more fitness clubs in 2004.

        Increase Revenues Per Average Member.    Through focused sales and marketing programs, we plan to continue to increase the number of existing members who purchase Equinox-branded programs, services and products. We plan to develop new branded offerings based on member demand and market opportunities, such as TRIP, an outdoor adventure travel program offered through Equinox with services provided by upscale travel partners, and a progressive nutrition program that includes the sales of customized programs and vitamins and supplements. We also believe we can extend the Equinox brand through targeted licensing opportunities with third-party manufacturers that share our reputation for quality and value.

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        Equinox Holdings, Inc. is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 895 Broadway, 3rd Floor, New York, New York 10003. Our telephone number is (212) 677-0180. We maintain the following web site: www.equinoxfitness.com. Our web site provides information about club locations, program offerings and on-line promotions. Information contained on this web site, however, is not incorporated by reference in or otherwise a part of this prospectus.

Summary of the Terms of the Exchange Offer

        On December 16, 2003, we completed a private offering of $160,000,000 principal amount of 9% senior notes due 2009. In this prospectus, we refer to (1) the old notes sold in the original offering as the old notes, (2) the notes offered hereby in exchange for the old notes as the new notes and (3) the old notes and the new notes together as the notes.

The Exchange Offer	You may exchange old notes for new notes.
Resale of New Notes	We believe the new notes that will be issued in this exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the new notes.
Registration Rights Agreement	We have undertaken this exchange offer pursuant to the terms of a registration rights agreement entered into with the initial purchasers of the old notes. See "The Exchange Offer" and "Description of Notes—Exchange Offer; Registration Rights".
Consequence of Failure to Exchange Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:
• you do not tender your old notes or
• you tender your old notes and they are not accepted for exchange.
With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Consequences of Failure to Exchange".
Expiration Date	The exchange offer will expire at midnight, New York City time, on , 2004 (the "Expiration Date"), unless we extend it, in which case "Expiration Date" means the latest date and time to which the exchange offer is extended.
Interest on the New Notes	The new notes will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Conditions to the Exchange Offer	The exchange offer is subject to several customary conditions, which we may waive. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if:
• we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction;
• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or
• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended.
See "The Exchange Offer—Conditions". We reserve the right to terminate or amend the exchange offer at any time prior to the applicable expiration date upon the occurrence of any of the foregoing events.
Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures) all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See "The Exchange Offer—Procedures for Tendering", "—Book Entry Transfer", and "—Guaranteed Delivery Procedures".
Guaranteed Delivery Procedures	If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in "The Exchange Offer—Guaranteed Delivery Procedures".
Withdrawal Rights	Tenders of old notes may be withdrawn at any time prior to midnight, New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in "The Exchange Offer—Exchange Agent" prior to midnight on the expiration date.

Acceptance of Old Notes and Delivery of New Notes	Except in some circumstances, any and all old notes that are validly tendered in the exchange offer prior to midnight, New York City time, on the expiration date will be accepted for exchange. The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer".
Certain U.S. Federal Tax Considerations	We believe that the exchange of the old notes for new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations."
Exchange Agent	U.S. Bank National Association is serving as exchange agent.

Summary of the Terms of the New Notes

        The terms of the new notes are identical in all material respects to the terms of the old notes except that the new notes:

  •
  Are registered under the Securities Act, and therefore will not be subject to restrictions on transfer,

  •
  Will not be subject to provisions relating to additional interest, and

  •
  Will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Maturity	December 15, 2009.
Interest payment dates	June 15 and December 15, beginning June 15, 2004.
Guarantees	All of our existing subsidiaries will guarantee the notes on a senior basis. Future subsidiaries may also be required to guarantee the notes on a senior basis.
Ranking	The notes will be unsecured and will rank equally with our existing and future unsubordinated obligations and senior to our subordinated obligations. Each guarantee will be unsecured and will rank equally with all unsecured existing and future unsubordinated obligations of the guarantors and senior to all subordinated obligations of the guarantors. The notes and guarantees will also be effectively subordinated to all of our secured obligations and secured obligations of the subsidiary guarantors to the extent of the value of the assets securing such obligations.
As of September 30, 2003, after giving effect to the initial offering of the notes and the use of proceeds therefrom.
• in addition to our obligations under our new senior secured revolving credit facility, we and the guarantors would have had outstanding approximately $3.9 million of capitalized lease obligations and other secured indebtedness to which the notes and the guarantees would have been effectively subordinated, and
• we and the guarantors would have had outstanding approximately $0.5 million of additional unsubordinated indebtedness that would have ranked equally with the notes.

Optional redemption	We may redeem some or all of the notes at any time on or after December 15, 2006 at the redemption prices set forth in this prospectus. See "Description of Notes—Redemption—Optional Redemption."
Public equity offering optional redemption	Before December 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of one or more public equity offerings at 109% of the principal amount of the notes, plus accrued interest, so long as at least 65% of the aggregate principal amount of the notes issued remains outstanding after such redemption.
Change of control	Upon the occurrence of certain change of control events, holders of notes may require us to repurchase all or a portion of their notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest.
Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to:
	•	incur additional indebtedness and issue or sell preferred stock,
	•	make restricted payments,
	•	make investments,
	•	create certain liens,
	•	sell assets,
	•	in the case of our restricted subsidiaries, restrict the ability to make dividend or other payments to us,
	•	in the case of our subsidiaries, guarantee indebtedness,
	•	engage in transactions with affiliates,
	•	create unrestricted subsidiaries, and
	•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.
These covenants are subject to important exceptions and qualifications. See "Description of Notes."

Risk Factors

        You should refer to the section entitled "Risk Factors" beginning on page 15 for an explanation of some of the risks relating to us, our business, and an investment in the notes.

Summary Consolidated Financial and Other Data

        You should read the summary consolidated financial and other data below in conjunction with our consolidated financial statements and the accompanying notes contained in this prospectus. We derived the historical financial data as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 from our audited consolidated financial statements. We derived the historical financial data as of December 31, 2000 and for the nine months ended September 30, 2002 and 2003 and for the 12 month period ended September 30, 2003 from our unaudited consolidated financial statements and our unaudited interim consolidated financial statements, respectively. You should also read "Selected Consolidated Financial Information and Other Data" and the accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. The pro forma data presented as of and for the year ended December 31, 2002 and for the 9 and 12 month periods ended September 30, 2003 are adjusted to give effect to the offering of the old notes and the use of proceeds therefrom as described under "Use of Proceeds" as if they had occurred on September 30, 2003, in the case of balance sheet data, and on January 1, 2002, in the case of statement of operations data.

	Year Ended December 31,			Nine Months Ended September 30,		(A) Twelve Months Ended September 30,
	2000	2001	2002	2002	2003	2003
	(in thousands, except for ratios and operating data)
Statement of Operations Data:
Revenues:
Membership and service revenue	$63,074	$78,029	$94,285	$68,742	$84,381	$109,924
Other revenue	1,150	1,588	1,996	1,415	1,755	2,337

Total revenues	64,224	79,617	96,281	70,157	86,136	112,261

Expenses:
Compensation and related expenses	25,759	31,274	37,572	27,578	35,671	45,666
Rent and occupancy	8,763	9,793	11,870	9,228	11,986	14,627
General and administrative	10,159	13,378	15,976	12,249	14,657	18,384
Recapitalization expenses	5,608	—	—	—	—	—
Other expenses(1)	3,158	2,222	1,477	1,220	1,016	1,273
Depreciation and amortization	4,360	5,785	6,850	5,261	7,157	8,745

Total operating expenses	57,807	62,452	73,744	55,536	70,487	88,695

Income from operations	6,417	17,165	22,537	14,621	15,649	23,565

Other income (expense):
Interest expense	(2,420)	(13,298)	(12,708)	(9,507)	(11,728)	(14,929)
Interest income	122	149	8	12	109	105
Other income (expense)(2)	—	1,188	(2,869)	(888)	(35)	(2,016)

Total other expense	(2,297)	(11,961)	(15,569)	(10,383)	(11,654)	(16,840)

Income before provision for income taxes	4,119	5,204	6,968	4,238	3,995	6,725
Benefit from (provision for) income taxes	2,553	(2,096)	(4,590)	(2,365)	(2,234)	(4,459)

Net income	$6,672	$3,108	$2,377	$1,872	$1,761	$2,266

(A)
Twelve months ended September 30, 2003 are included to facilitate comparability of ratio analysis.

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2000	2001	2002	2002	2003	2003
	(in thousands, except for ratios and club related data)
Balance Sheet Data (at period end):
Cash and marketable securities	$1,017	$2,806	$1,302		$16,986	$16,986
Total assets	82,922	99,724	111,698		139,910	139,910
Total debt	93,476	98,778	102,615		109,806	109,806
Stockholders' deficit	(37,779)	(32,652)	(34,360)		(22,557)	(22,557)
Other Financial Data:
Adjusted EBITDA(3)	$21,204	$26,146	$32,120	$21,905	$25,357	$35,572
Adjusted EBITDA margin(3)	33.0%	32.8%	33.4%	31.2%	29.4%	31.7%
Net cash provided by operating activities	$11,543	$16,714	$17,641	$10,729	$18,815	$25,727
Net cash used in investing activities	(22,298)	(18,590)	(21,377)	(8,543)	(15,626)	(28,460)
Net cash (used in) provided by financing activities	5,850	3,669	2,266	(3,945)	12,488	18,699
Earnings to fixed charges(5)	1.9	1.3	1.4	1.3	1.3	1.4
Pro forma Data:
Interest expense(8)			16,459		12,385	16,588
Net income			239		1,465	1,399
Total assets					179,484	179,484
Total debt					164,441	164,441
Stockholders' deficit					(41,725)	(41,725)
Total debt to Adjusted EBITDA(3)	—	—	5.1	—	—	4.6
Net debt to Adjusted EBITDA(3)	—	—	3.9	—	—	3.1
Adjusted EBITDA(3) to cash interest expense(4)	—	—	2.1	—	—	2.4
Club Data:
Number of clubs at end of period	11	13	15	13	18	18
Members at end of period	37,904	45,978	54,911	51,234	62,950	62,950
Revenues per average member(6)	$1,912	$1,937	$1,965	$1,492	$1,550	$2,020
Ancillary revenues as a % of total revenues	31.8%	33.8%	33.6%	33.2%	34.7%	34.6%
Revenue growth from comparable fitness clubs(7)	14.7%	3.6%	8.3%	8.0%	9.9%	6.0%

(footnotes continued on following page)

(1)
Includes fees and expenses paid to certain principal stockholders under certain contractual arrangements. See "Related Party Transactions."

(2)
Consists of non-cash charges resulting from the mark-to-market adjustments of our common stock put warrants and our interest rate swap. See "Description of Capital Stock—Common Stock Put Warrants."

(3)
We define Adjusted EBITDA as net income before depreciation and amortization, income taxes, interest expense, mark-to-market adjustment for our common stock put warrants, stock compensation expense, write-off of other receivables, management fees and expenses paid to our principal stockholders and non-cash deferred rent. We define Adjusted EBITDA margin as the rate of Adjusted EBITDA, as defined, relative to total revenues. Non-cash deferred rent expense reflects the difference between accrued rent expense in accordance with generally accepted accounting principles in the United States of America ("GAAP") and cash rent expense actually paid in a given period, which difference is typically positive in the early years of a lease and negative in the later years of a lease. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We present EBITDA and Adjusted EBITDA here because we believe they provide investors with useful information regarding our results of operations and liquidity. Further, we believe EBITDA and Adjusted EBITDA reflect the manner in which management and certain of our lenders evaluate our results of operations including certain of our debt covenants. EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data presented in accordance with GAAP or as a measure of our liquidity or financial condition. Because EBITDA and Adjusted EBITDA are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. The following tables show a reconciliation of reported net income to Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net cash provided by operating activities for the periods presented:

	Year Ended December 31,			Nine Months Ended September 30,		Twelve Months Ended September 30,
	2000	2001	2002	2002	2003	2003
	(in thousands)
Net income	$6,672	$3,108	$2,377	$1,872	$1,761	$2,266
Depreciation and amortization	4,360	5,785	6,850	5,261	7,157	8,745
Provision for (benefit from) income taxes	(2,553)	2,096	4,590	2,365	2,234	4,459
Interest expense, net of interest income	2,297	13,149	12,700	9,495	11,619	14,824
Other expense (income)(a)	—	(1,188)	2,869	888	35	2,016

EBITDA	10,777	22,950	29,387	19,882	22,806	32,310
Recapitalization expenses	5,608	—	—	—	—	—
Stock compensation expense	3,158	1,022	313	313	35	35
Write-off of other receivables	186	—	169	—	—	169
Related-party management fees and expenses(b)	—	1,199	1,164	908	981	1,238
Non-cash deferred rent	1,475	975	1,088	803	1,535	1,820

Adjusted EBITDA	$21,204	$26,146	$32,120	$21,905	$25,357	$35,572

  (a)
  Consists of non-cash charges resulting from the mark-to-market adjustments of our common stock put warrants and our interest rate swap. See "Description of Capital Stock—Common Stock Put Warrants."

  (b)
  As discussed under "Related Party Transactions," we are contractually obligated to make these cash payments and such payments are not subordinated to the notes. However, we are presenting these adjustments to provide a clearer indication of the EBITDA and Adjusted EBITDA associated with our operations.

(4)
Cash interest expense is defined as interest expense less amortization of debt issuance costs.

(5)
The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges before preferred stock dividends (increased to reflect the pre-tax earnings requirement related thereto) by the fixed charges. Fixed charges consist of interest and related charges on debt, preferred stock dividends and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

(6)
Based on average number of members during the period.

(7)
Revenue growth of clubs that had been open for at least 12 months at the beginning of the period.

(8)
Pro forma interest expense assumes our previously outstanding revolving credit facility, senior notes due 2007, senior subordinated notes due 2008, preferred stock, certain related party debt, and other debt and certain fees were satisfied or redeemed as of the beginning of the respective periods and assumes our new senior notes due 2009 were issued and outstanding and the new revolving credit facility had been entered into as of the beginning of the respective periods.

	Year Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
	(in thousands)
Adjusted EBITDA	$21,204	$26,146	$32,120	$21,905	$25,357
Adjustments to reconcile Adjusted EBITDA to net cash provided by operating activities:
Related party management fees	—	(1,199)	(1,164)	(908)	(981)
Other expense	(5,608)	1,188	(2,869)	(888)	(35)
Allowance for doubtful accounts, net of write-offs	268	(223)	11	(1)	43
Interest expense	(2,219)	(10,437)	(10,007)	(7,467)	(8,451)
Changes in fair market value of put warrants	—	(1,336)	2,849	888	35
Accretive interest expense related to payable to founding stockholders	—	568	677	496	591
Income taxes	(659)	(148)	(1,724)	(1,087)	(114)
Changes in operating assets and liabilities:
Accounts receivable	(788)	(668)	237	(765)	(293)
Due (to) from affiliates	(2,890)	398	176	(166)	347
Prepaid expenses and other current assets	(706)	(2,067)	(2,989)	715	(316)
Other assets	444	(96)	(585)	(129)	248
Accounts payable	794	(745)	(527)	(690)	(502)
Accrued expenses	(55)	2,832	346	(1,840)	(516)
Deferred revenue	1,758	2,501	1,090	666	3,403

Net cash provided by Operating activities	$11,543	$16,714	$17,641	$10,729	$18,816

Principal Stockholders

        Funds managed by North Castle Partners, L.L.C. and J.W. Childs Associates, L.P. currently own approximately 91% of the outstanding capital stock of Equinox.

        North Castle Partners.    North Castle Partners, L.L.C., based in Greenwich, Connecticut, is a specialized private investment firm focused on buy-outs and growth investments in businesses that provide "Healthy Living and Aging" products or services to consumers. Commitments of $693 million in North Castle Partners II, L.P., the private investment fund managed by North Castle, are substantially invested in Healthy Living and Aging companies, including majority positions in EAS, Ultimate Juice Company, Elizabeth Arden Salon Holdings, Enzymatic Therapy and Grand Expeditions.

        North Castle employs an investment strategy and set of resources in its approach to private equity investing that provide it with the technical transaction skills of a financial investor and the industry knowledge and synergy-creating capabilities of a strategic acquirer. Technical capabilities arise from significant general, as well as specialized, experience in private equity among its professionals. The firm's strategic value-adding capabilities arise from (i) the experience and knowledge resulting from its full-time focus on the Healthy Living and Aging marketplace; (ii) the extensive operating and consulting experience of its professionals; (iii) its working relationship with Bain & Co., a leading strategy consulting firm; (iv) access to Adams, Harkness & Hill, an independent research, brokerage and investment brokerage firm, and its industry contacts; and (v) significant potential synergies between its portfolio companies.

        J.W. Childs Associates, L.P.    J.W. Childs Associates, L.P. is a leading private equity investment firm based in Boston, Massachusetts specializing in leveraged buy-outs and recapitalizations of middle-market growth companies. J.W. Childs' investment strategy is characterized by a strong operating focus; four partners are former chief executive officers of successful leveraged buy-outs, including William E. Watts, former Chief Executive Officer of General Nutrition Companies, Inc., who is a director of Equinox. Since 1995, J.W. Childs has invested in 24 companies with a total transaction value of over $4.6 billion.

        The partners of J.W. Childs have extensive expertise investing in and managing companies in the retail, consumer products and healthcare industries through current or former investments in Personal Care Group, Bass Pro Shops, The Meow Mix Company, Universal Hospital Services, InSight Health Services and The NutraSweet Company.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. [The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our operations.] Any of the following risks could materially and adversely affect our financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Substantial Debt

Our substantial indebtedness could have a material adverse effect on our financial health and our ability to obtain financing in the future and to react to changes in our business.

        We have a significant amount of debt. As of September 30, 2003, on an as adjusted basis giving effect to the offering of the notes and the use of proceeds therefrom as described under "Use of Proceeds," we would have had approximately $164.4 million of debt outstanding. Our significant amount of debt and other contractual commitments could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations to you under the notes and to the lenders under our new revolving credit facility;

  •
  increase our vulnerability to adverse economic and general industry conditions;

  •
  require us to dedicate a substantial portion of our cash flow from operations to principal and interest payments on our debt, which would reduce the availability of our cash flow from operations to fund capital expenditures or other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and industry;

  •
  place us at a disadvantage compared to competitors that have proportionately less debt;

  •
  limit our ability to borrow additional funds in the future, if we need them; and

  •
  prevent us from obtaining financing to repurchase the notes from you upon a change of control or otherwise limit our ability to make such repurchase.

        Despite current indebtedness levels, we and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and the terms of the new revolving credit facility will limit, but not prohibit, us from doing so, and our new revolving credit facility will provide for borrowings of up to $25.0 million, subject to certain limitations. Those borrowings would be secured and effectively senior to the notes and the guarantees to the extent of the value of the collateral securing such borrowings. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face would intensify.

Our ability to generate the significant amount of cash needed to make payments on and otherwise satisfy the notes and our other debt and contractual commitments and to operate our business depends on many factors beyond our control.

        Our ability to make payments on and otherwise satisfy the notes and our other debt and contractual commitments and to fund working capital needs and planned capital expenditures and expansion plans will depend on our ability to generate cash and secure financing in the future. Among our contractual commitments are (1) contractual payments to our founding stockholders on the earlier of a qualified public offering, a change of control or December 15, 2010 and (2) a contingent obligation to use our best efforts to purchase common stock put warrants representing approximately 8% of our fully-diluted equity (as of the date hereof), at their fair market value if a majority of the warrant holders so require following December 15, 2006 if a qualifying initial public offering of our common stock has not previously occurred. We cannot assure you that we will be able to satisfy our obligations to purchase the warrants or that a dispute relating to our use of "best efforts" will not arise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual and Commercial Commitments Summary."

        Our ability to meet these obligations is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future borrowings are not available to us under our new revolving credit facility or from other sources of financing, we may not be able to repay the notes or our other debt or satisfy our other contractual commitments, operate our business or fund our other liquidity needs. We cannot assure you that we will be able to obtain additional financing or comply with our obligations with respect to our founding stockholders and warrant holders, particularly because of our anticipated levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt. Our significant contractual obligations, including our obligations to our founding stockholders and the potential issuance of our preferred stock, could make it more difficult for us to effect a financing transaction, including an initial public offering of our common stock. If we cannot meet or refinance our obligations when they are due, we may have to sell assets, reduce capital expenditures or take other actions which could have a material adverse effect on our financial condition and results of operations and on the value of your investment in the notes.

The agreements and instruments governing our debt contain restrictions and could limit our ability to operate our business.

        Our new revolving credit facility and the indenture governing the notes contain, and any of our future indebtedness could contain a number of significant covenants that will restrict, among other things, our ability and the ability of our subsidiaries to:

  •
  pay dividends or make other distributions;

  •
  make certain investments or acquisitions;

  •
  enter into transactions with affiliates;

  •
  dispose of assets or enter into business combinations;

  •
  incur or guarantee additional debt;

  •
  issue equity;

  •
  repurchase or redeem equity interests and debt;

  •
  create or permit to exist certain liens; and

  •
  pledge assets.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Furthermore, our new revolving credit facility requires us to meet specified financial ratios and tests. Our ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants would result in a default under our new revolving credit facility, which could place us in default under the indenture governing the notes.

Risks Related to Our Business

Our business is geographically concentrated, and adverse regional conditions or events could adversely affect us.

        We currently operate in three metropolitan areas, and our clubs in and around New York City generated approximately 90% of our revenues in the 12 month period ended September 30, 2003. Adverse economic conditions or increased competition in those areas, especially in New York City, could have adverse effects on our financial condition and results of operations. Moreover, a catastrophic event in any of those areas, such as the attacks of September 11, 2001, could adversely affect our members, damage our clubs and harm our business.

We may be unable to attract and retain members, which could have a negative effect on our business.

        The performance of our fitness clubs is dependent on our ability to attract and retain members, and we cannot assure you that we will be successful in these efforts, or that the membership levels at our clubs will not materially decline. There are numerous factors that could lead to a decline in membership levels at established clubs or that could prevent us from increasing our membership levels at newer clubs, including harm to our reputation, a decline in our ability to deliver quality service at a competitive cost, the presence of direct and indirect competition in the areas in which the clubs are located, the public's interest in sports and fitness clubs and general economic conditions. As a result of these factors, we cannot assure you that our membership levels will be adequate to maintain or permit the expansion of our operations. In addition, a decline in membership levels may have a material adverse effect on our financial condition and results of operations.

We may not be able to successfully execute our growth strategy or effectively manage our growth.

        We intend to increase our number of fitness clubs from 18 today to 40 by the end of 2006. Currently, we consider seven out of our 18 fitness clubs to be mature (i.e., open for 48 months or longer at the beginning of the fiscal year). Successful implementation of this growth strategy will require considerable expenditures before any significant associated revenues are generated. In addition, many of our existing clubs are still relatively new. We cannot assure you that our existing immature or future fitness clubs will generate revenues and cash flow comparable with those generated by our existing mature clubs.

        Our expansion will also place significant demands on our management resources. We will be required to identify attractive club locations, negotiate favorable rental terms and open new fitness clubs on a timely and cost-effective basis while maintaining a high level of quality, efficiency and performance at both mature and newly opened fitness clubs. Moreover, we plan to expand into markets where we have little or no direct prior experience, and we could encounter unanticipated problems, cost overruns or delays in opening fitness clubs in new markets or in the market acceptance for our clubs.

        We may not be able to effectively manage this expansion, and any failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to continue to compete effectively in each of our markets in the future.

        The fitness industry is highly fragmented. Within each market in which we operate, we compete with other commercial fitness centers, physical fitness and recreational facilities established by local governments, hospitals and businesses for their employees, YMCAs and similar organizations and, to a certain extent, with racquet, tennis and other athletic clubs, country clubs, weight-reducing salons and the home-use fitness equipment industry. Competitive conditions may limit our ability to maintain or increase initiation fees or membership dues, attract new members and keep existing members, and could adversely affect our business, financial condition and results of operation. See "Business—Competition."

We could be subject to personal injury claims related to the use of our clubs.

        Members or guests could assert claims of personal injury in connection with their use of our services and facilities. If we cannot successfully defend any large claim or maintain our general liability insurance on acceptable terms or maintain adequate coverage against potential claims, our financial results could be adversely affected.

We are subject to government regulation. Changes in these regulations or a failure to comply with them could have a negative effect on our financial condition.

        Our operations and business practices are subject to federal, state and local government regulations in the various jurisdictions in which our fitness centers are located, including:

  •
  general rules and regulations of the Federal Trade Commission, state and local consumer protection agencies and state statutes that prescribe provisions of membership contracts and that govern the advertising, sale, financing and collection of membership fees and dues; and

  •
  state and local health regulations and building codes.

        If we were to fail to comply with these statutes, rules and regulations, we could suffer fines or other penalties. These may include regulatory or judicial orders enjoining or curtailing aspects of our operations. It is difficult to predict the future development of such laws or regulations, and although we are not aware of any proposed changes, any changes in such laws could have a material adverse effect on our financial condition and results of operations.

If we do not retain key management personnel and/or fail to attract and retain highly qualified personnel, our business will suffer.

        The success of our business depends on the leadership of our key management personnel. If any of these persons were to leave, it might be difficult to replace them, and our business could be harmed. See "Management." In addition, we cannot assure you that we can attract and retain sufficient qualified personnel to meet our business needs.

Our trademarks and trade names may be misappropriated or challenged by others.

        We believe our brand name and related intellectual property are important to our continued success. We attempt to protect our trademarks and trade names by exercising our rights under applicable trademark and copyright laws. If we were to fail to protect our intellectual property rights for any reason, it could have an adverse effect on our business, results of operations and financial condition.

The interests of our controlling shareholders may be in conflict with your interests as a holder of Notes.

        Funds managed by North Castle Partners, L.L.C. and J.W. Childs Associates, L.P. indirectly own approximately 91% of our outstanding common stock and together have the ability to elect a majority of the board of directors and generally to control the affairs and policies of our company. Circumstances may occur in which the interests of either North Castle or J.W. Childs, as our shareholders, could be in conflict with the interests of the holders of the notes. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, their interests as equity holders and as counterparties to a consulting agreement might conflict with your interests as a holder of notes. See "Security Ownership of Certain Beneficial Owners and Management" and "Related Party Transactions."

Risks Related to the Notes

We are a holding company and the notes and guarantees are effectively junior to all of our and the guarantors' existing and future senior secured obligations to the extent of the collateral.

        As a holding company, all of our revenues are generated by our subsidiaries and substantially all of our assets are owned by our subsidiaries. As a result, we are dependent upon dividends, incidental expense reimbursement and intercompany transfer of funds from our subsidiaries to meet our payment obligations on the notes and our other obligations.

        The notes and the guarantees provided by the guarantors will be general unsecured obligations. This means that you will have no recourse to our or the guarantors' specific assets upon any event of default under the indenture governing the notes and the guarantees. Accordingly, the notes and the guarantees will be effectively subordinated to any of our and the guarantors' secured obligations to the extent of the value of the assets securing such obligations, including our and the guarantors' obligations under the new revolving credit facility. Under certain circumstances, we may also incur secured debt owing to other creditors that will have the right to be repaid out of specific property. We and the guarantors may also issue additional unsecured and unsubordinated debt, which will also rank equally with your right to be repaid under the notes and the guarantees.

        If we default on the notes, become bankrupt, liquidate or reorganize:

  •
  you will be entitled to be repaid from our remaining assets only after any secured creditors have been paid out of proceeds from the sale of their collateral; and

  •
  to the extent there are assets available after all of the foregoing creditors have been paid, then you will be entitled to be repaid on a pro rata basis with and only to the extent that there are sufficient assets to repay any of our other obligations or the guarantors' obligations that rank equally with the notes in right of payment.

        If we and the guarantors have no secured debt at the time of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate ratably with all of our and the guarantors' other unsecured and unsubordinated creditors, including unsecured trade creditors and tort claimants, in our and the guarantors' assets.

        As of September 30, 2003, on an as adjusted basis giving effect to the offering of the notes and the use of proceeds as described under "Use of Proceeds," the notes and the guarantees would have been effectively subordinated to approximately $3.9 million of secured debt (including capitalized lease obligations). Under the terms of the indenture governing the notes and the expected terms of our new revolving credit facility, we will be permitted to borrow substantial additional indebtedness, including secured debt, in the future, subject to certain limitations.

We may not have the funds to purchase the notes upon a change of control as required by the indenture for the notes.

        The source of funds for any purchase of the notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by our existing or new equityholders. We cannot assure you that any of these sources will be available or sufficient. Upon the occurrence of a change of control event, we may seek to refinance the indebtedness outstanding under our new revolving credit facility and the notes. However, it is possible that we will not be able to complete such refinancing on commercially reasonable terms or at all. In such event, we would not have the funds necessary to finance the required change of control offer. See "Description of Notes—Change of Control."

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.

        If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of Equinox or the guarantors, a court were to find that, at the time the notes were issued by Equinox or guaranteed by the guarantors:

  •
  Equinox issued the notes or a guarantor guaranteed the notes with the intent of hindering, delaying or defrauding current or future creditors, or we or the guarantors received less than reasonably equivalent value or fair consideration for issuing or guaranteeing the notes, as applicable; and

  •
  Equinox or a guarantor, as the case may be:

  •
  was insolvent or was rendered insolvent by reason of the incurrence or guarantee, as applicable, of the indebtedness constituting the notes;

  •
  was engaged, or was about to be engaged, in a business or transaction for which its assets constituted unreasonably small capital;

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes); or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied);

such court could avoid or subordinate the notes or the relevant guarantee to presently existing and future indebtedness of Equinox or the guarantor, as the case may be, and take other action detrimental to the holders of the notes, including, under certain circumstances, invalidating the notes or the guarantees.

        The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, we or a guarantor would be considered insolvent if, at the time it incurs or guarantees, as the case may be, the indebtedness constituting the notes, either:

  •
  the sum of its debts (including contingent liabilities) is greater than its assets, at a fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

        There can be no assurance as to what standards a court would use to determine whether we or a guarantor, as the case may be, was solvent at the relevant time, or whether, whatever standard was used, the notes or guarantees would not be avoided on another of the grounds set forth above.

        We and the guarantors believe that at the time the notes are initially issued by us and guaranteed by the guarantors, we and the guarantors will be neither insolvent nor rendered insolvent thereby, will be in possession of sufficient capital to run their respective businesses effectively and incurring debts within their respective abilities to pay as the same mature or become due and will have sufficient assets to satisfy any probable money judgment against them in any pending action.

        In reaching the foregoing conclusions, we and the guarantors have relied upon our and their analyses of internal cash flow projections and estimated values of assets and liabilities. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

There is no public market for the notes, and we cannot be sure that a market for the notes will develop.

        The notes are a new issue of securities for which there is currently no active trading market. An application has been made to make the notes and the exchange notes eligible for trading in The PortalSM Market. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, our financial condition, performance and prospects, and prospects for companies in our industry in general. In addition, the liquidity of the trading market in the notes and the market prices quoted for the notes may be adversely affected by changes in the overall market for high-yield securities.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements as encouraged by the Private Securities Litigation Reform Act of 1995 regarding, among other things, our plans, strategies and prospects, both business and financial. All statements contained in this document other than historical information are forward-looking statements. Forward-looking statements include, but are not limited to, statements that represent our beliefs concerning future operations, strategies, financial results or other developments, and contain words and phrases such as "may," "expects," "should," or similar expressions. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

  •
  changes in general economic conditions in the United States;

  •
  changes in operations and prospects;

  •
  the degree to which we are leveraged;

  •
  the relative success and timing of our business strategies;

  •
  our ability to execute and manage our growth strategy;

  •
  adverse regional conditions;

  •
  availability and terms of capital;

  •
  increased competition in the fitness industry;

  •
  actions of third parties, such as legislative bodies and government regulatory agencies; and

  •
  protection of our trademarks; and

  •
  various other factors beyond our control.

        Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not intend, and do not undertake, any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

        You should review carefully the section captioned "Risk Factors" in this prospectus for a more complete discussion of the risks of an investment in the notes.

THE EXCHANGE OFFER

        The following contains a summary of the material provisions of the registration rights agreement. It does not contain all of the information that may be important to an investor in the notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement. Copies are available as set forth under the heading "Where You Can Find More Information."

Terms of the Exchange Offer

        General.    In connection with the issuance of the old notes pursuant to a purchase agreement, dated as of December 9, 2003, between Equinox and the initial purchasers, the initial purchasers and their respective assignees became entitled to the benefits of the registration rights agreement.

        Under the registration rights agreement, we have agreed to use our reasonable best efforts to (1) file with the Commission the registration statement of which this prospectus is a part with respect to a registered offer to exchange the old notes for the new notes on or prior to 60 days after initial issuance of the old notes, (2) to cause the registration statement to be declared effective under the Securities Act on or prior to 180 days after the initial issuance of the old notes and (3) to commence the Exchange Offer and issue, on or prior to 211 days after the initial issuance of the old notes, new notes in exchange for all old notes tendered prior thereto. We will keep the exchange offer open for the period required by applicable law, but in any event for at least 20 business days after the date notice of the exchange offer is mailed to holders of the old notes.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to midnight, New York City time, on the Expiration Date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of                        , 2004. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under "—Conditions."

        Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

        Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such new notes are acquired in the ordinary course of business,

  •
  at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes, and

  •
  such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

        We have not sought, and do not intend to seek, a no-action letter from the Commission with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

        By tendering old notes in exchange for new notes and executing the letter of transmittal, each holder will represent to us that:

  •
  any new notes to be received by it will be acquired in the ordinary course of business,

  •
  it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act, and

  •
  it is not our "affiliate," as defined in Rule 405 under the Securities Act.

If such holder is a broker-dealer, it will also be required to represent that the old notes were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution." Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

        Each broker-dealer that receives new notes for its own account in exchange for old notes where such new notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with us or an affiliate of ours to distribute the new notes in connection with any resale of such new notes. See "Plan of Distribution."

        Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 9% but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes in the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes, unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

        Expiration Date; Extensions; Amendments; Termination.    The Expiration Date shall be            , 2004, unless Equinox, in its sole discretion, extends the exchange offer, in which case the Expiration Date shall be the latest date to which the exchange offer is extended.

        To extend the Expiration Date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of old notes by means of a press release or other public announcement prior to 9:00 AM., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that we are extending the exchange offer for a specified period of time.

        We reserve the right

  1.
  to delay acceptance of any old notes, to extend the exchange offer or to terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us prior to the Expiration Date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

  2.
  to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.

        Without limiting the manner in which we may choose to make public announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

        Each new note will accrue interest at the rate of 9% per annum from the last interest payment date on which interest was paid on the old note surrendered in exchange for such new note to the day before the consummation of the exchange offer and thereafter, at the rate of 9% per annum, provided, that if an old note is surrendered for exchange on or after a record date for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on June 15 and December 15 of each year. No additional interest will be paid on old notes tendered and accepted for exchange.

Procedures for Tendering

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00p.m., New York City time, on the Expiration Date. In addition, either

  •
  certificates of old notes must be received by the exchange agent along with the applicable letter of transmittal, or

  •
  a timely confirmation of a book-entry transfer of such old notes, if such procedure is available, into the exchange agent's account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the Expiration Date with the applicable letter of transmittal, or

  •
  the holder must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (each an "Eligible Institution") unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be are tendered (1) by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution.

        If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by us, provide evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

        All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as possible following the Expiration Date.

        In addition, we reserve the right in our sole discretion, subject to the provisions of the indentures pursuant to which the notes are issued,

  •
  to purchase or make offers for any old notes, that remain outstanding subsequent to the Expiration Date or, as set forth under "—Conditions," to terminate the exchange offer,

  •
  to redeem old notes as a whole or in part at any time and from time to time, as set forth under "Description of Notes—Optional Redemption," and

  •
  to the extent permitted under applicable law, to purchase old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers could differ from the terms of the exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the Expiration Date, and the new notes will be issued promptly after acceptance of the old notes. See "—Conditions." For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note.

        In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the applicable book-entry transfer facility,

  •
  a properly completed and duly executed letter of transmittal, and

  •
  all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such nonexchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "—Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

        The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program ("ATOP") procedures to tender old notes.

        Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

        If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

  •
  the tender is made through an Eligible Institution,

  •
  prior to the Expiration Date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

  (1)
  sets forth the name and address of the holder of old notes and the amount of old notes tendered,

  (2)
  states the tender is being made thereby, and

  (3)
  guarantees that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent, and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

        Tenders of old notes may be withdrawn at any time prior to midnight, New York City time, on the Expiration Date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to midnight, New York City time, on the Expiration Date at the address set forth below under "—Exchange Agent." Any such notice of withdrawal must

  •
  specify the name of the person having tendered the old notes to be withdrawn,

  •
  identify the old notes to be withdrawn, including the principal amount of such old notes,

  •
  in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility.

  •
  contain a statement that such holder is withdrawing its election to have such old notes exchanged,

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender, and

  •
  specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, which determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering" and —Book-Entry Transfer" above at any time on or prior to midnight, New York City time, on the Expiration Date.

Conditions

        Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to midnight, New York City time, on the Expiration Date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at anytime and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foreign rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of either indenture under the Trust Indenture Act of 1939, as amended. We are required to use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

Exchange Agent

        U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:
US Bank National Association
Corporate Trust Services
60 Livingston Avenue
St. Paul, Minnesota 55107
Attn: Specialized Finance
Transmission Number:
(651) 495-8158

Fees and Expenses

        The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes, and in handling or forwarding tenders for exchange.

        The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Consequences of Failure to Exchange

        Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on the old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Equinox does not currently anticipate that it will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected because the liquidity of this market will be diminished and their restrictions on transfer will make them less attractive to potential investors than the new notes.

Regulatory Requirements

        Following the effectiveness of the registration statement covering the exchange offer, no material federal or state regulatory requirement must be complied with in connection with this exchange offer.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the new notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

        The net proceeds from the original offering were $152.0 million, after deducting discounts and commissions and expenses of the original offering payable by us. The proceeds from the original offering:

  •
  repaid the entire outstanding principal amount of approximately $27.6 million under our existing credit agreement and terminate all related commitments;

  •
  repaid the entire outstanding principal amount of $25.3 million under our existing senior notes due 2007, plus accrued and unpaid interest;

  •
  repaid the entire outstanding principal amount of $52.5 million under our existing senior subordinated notes due 2008, plus accrued and unpaid interest;

  •
  redeemed approximately $1.3 million of our preferred stock;

  •
  paid a contractually required amount of $5.0 million to our founding stockholders;

  •
  paid related redemption premiums, transaction fees and expenses (including an amendment fee to holders of our common stock put warrants); and

  •
  will fund our planned expansion to 40 fitness clubs by the end of 2006 and for other general corporate purposes.

CAPITALIZATION

        The following table sets forth our unaudited cash and marketable securities and capitalization as of September 30, 2003 on an actual basis, and as adjusted to give effect to the offering of the notes and the use of proceeds therefrom and related transactions as described under "Use of Proceeds." This table should be read in conjunction with our historical financial statements and other financial information appearing elsewhere in this offering memorandum.

	As of September 30, 2003
	Actual	As Adjusted
	(dollars in millions)
Cash and marketable securities	$17.0	$53.5	(1)

Debt:
New revolving credit facility	—	—	(2)
Existing credit facility	27.6	—
Senior notes offered hereby	—	160.0
Existing senior notes due 2007	25.3	—
Existing senior subordinated notes due 2008	52.5	—
Other debt	1.6	1.6
Capital leases	2.8	2.8

Total debt	$109.8	$164.4
Total stockholders' equity (deficit)	(22.6)	(41.7	)(3)

Total capitalization	$87.2	$122.7

(1)
Reflects payment of transaction fees and expenses estimated to be $9.0 million.

(2)
Does not reflect $21.5 million to be available under our new revolving credit facility to fund our planned expansion and for other general corporate purposes (availability, subject to specified post-closing actions with respect to collateral and subject to a borrowing base formula, of $25.0 million reduced by up to $3.5 million of outstanding cash collateralized standby letters of credit under this facility or issued by another financial institution).

(3)
Reflects the write-off of existing deferred financing costs of $4.9 million incurred in connection with our existing credit agreement and senior notes and original issue discount of $6.1 million associated with our existing senior subordinated notes in addition to redemption premiums of $2.8 million to be paid to the holders of our existing senior notes and senior subordinated notes and a $1.0 million amendment fee to be paid to holders of our common stock put warrants. Each of the foregoing items will be charged to expense related to the extinguishment of our existing debt. Also reflects redemption of $1.3 million of preferred stock and recognition of $3.0 million associated with the contractually required payment of $5.0 million to our founding stockholders.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

        You should read the selected financial information and other data below in conjunction with our consolidated financial statements and the accompanying notes contained in this prospectus. We derived the historical financial data as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 from our audited consolidated financial statements. We derived the historical financial data as of December 31, 1998, 1999 and 2000 and for the years ended December 31, 1998 and 1999 and for the nine months ended September 30, 2002 and 2003 and for the 12 month period ended September 30, 2003 from our unaudited consolidated financial statements and our unaudited interim consolidated financial statements, respectively. You should also read the accompanying "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this prospectus. The pro forma data presented as of and for the year ended December 31, 2002 and for the 9 and 12 month periods ended September 30, 2003 are adjusted to give effect to the offering of the old notes and the use of proceeds therefrom as described under "Use of Proceeds" as if they had occurred on September 30, 2003, in the case of balance sheet data, and on January 1, 2002, in the case of statement of operations data. Amounts below may not total due to rounding.

						Nine Months Ended September 30,
	Year Ended December 31,
								Twelve Months Ended September 30, 2003
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except for ratios and club related data)
Statement of Operations:
Revenues:
Membership and service revenue	$37,985	$48,563	$63,074	$78,029	$94,285	$68,742	$84,381	$109,924
Other revenue	—	974	1,150	1,588	1,996	1,415	1,755	2,337

Total revenues	37,985	49,536	64,224	79,617	96,281	70,157	86,136	112,261

Expenses:
Compensation and related expenses	16,192	21,257	25,759	31,274	37,572	27,578	35,671	45,666
Rent and occupancy	4,244	4,111	8,763	9,793	11,870	9,228	11,986	14,627
General and administrative	6,738	10,028	10,159	13,378	15,976	12,249	14,657	18,384
Recapitalization expenses	—	—	5,608	—	—	—	—	—
Other expenses(1)	—	235	3,158	2,222	1,477	1,220	1,016	1,273
Depreciation and amortization	1,931	3,573	4,360	5,785	6,850	5,261	7,157	8,745

Total operating expenses	29,105	39,204	57,807	62,452	73,744	55,536	70,487	88,695

Income from operations	8,880	10,332	6,417	17,165	22,537	14,621	15,649	23,565

Other income (expense):
Interest expense	(440)	(888)	(2,420)	(13,298)	(12,708)	(9,507)	(11,728)	(14,929)
Interest income	62	90	122	149	8	12	109	105
Other income (expense)(2)	—	—	—	1,188	(2,869)	(888)	(35)	(2,016)

Total other expense	(378)	(799)	(2,297)	(11,961)	(15,569)	(10,383)	(11,654)	(16,840)

Income before provision for income taxes	8,502	9,533	4,119	5,204	6,968	4,238	3,995	6,725
Benefit from (provision for) income taxes	(473)	(368)	2,553	(2,096)	(4,590)	(2,365)	(2,234)	(4,459)

Net income	$8,029	$9,165	$6,672	$3,108	$2,377	$1,872	$1,761	$2,266

Balance Sheet Data (at period end):
Cash and marketable securities	$1,795	$5,938	$1,017	$2,806	$1,302		$16,986	$16,986
Total assets	30,629	48,525	82,922	99,724	111,698		139,910	139,910
Total debt	6,970	17,449	93,476	98,778	102,615		109,806	109,806
Stockholders' equity (deficit)	2,073	11,237	(37,779)	(32,652)	(34,360)		(22,557)	(22,557)

Other Financial Data:
Adjusted EBITDA(3)	$11,146	$15,648	$21,204	$26,146	$32,120	$21,905	$25,357	$35,572
Adjusted EBITDA margin(3)	29.3%	31.6%	33.0%	32.8%	33.4%	31.2%	29.4%	31.7%
Net cash provided by operating activities	$10,093	$19,145	$11,543	$16,714	$17,641	$10,729	$18,815	$25,727
Net cash used in investing activities	(8,894)	(17,263)	(22,298)	(18,590)	(21,377)	(8,543)	(15,626)	(28,460)
Net cash (used in) provided by financing activities	(2,110)	2,341	5,850	3,669	2,266	(3,945)	12,488	18,699
Earnings to fixed charges(5)	6.7	6.4	1.9	1.3	1.4	1.3	1.3	1.4
Pro forma Data:
Interest expense(8)	—	—	—	—	16,459	—	12,385	16,558
Net income	—	—	—	—	239	—	1,465	1,399
Total assets	—	—	—	—	—	—	179,484	179,484
Total debt	—	—	—	—	—	—	164,441	164,441
Stockholders' deficit	—	—	—	—	—	—	(41,725)	(41,725)
Total debt to Adjusted EBITDA(3)	—	—	—	—	5.1	—	—	4.6
Net debt to Adjusted EBITDA(3)	—	—	—	—	3.9	—	—	3.1
Adjusted EBITDA(3) to cash interest expense(4)	—	—	—	—	2.1	—	—	2.4
Club Data:
Number of clubs at end of period	6	7	11	13	15	13	18	18
Members at end of period	25,776	30,414	37,904	45,978	54,911	51,234	62,950	62,950
Revenues per average member(6)	$1,630	$1,755	$1,912	$1,937	$1,965	$1,492	$1,550	$2,020
Ancillary revenues as a % of total revenues	34.7%	31.4%	31.8%	33.8%	33.6%	33.2%	34.7%	34.6%
Revenue growth from comparable fitness clubs(7)	9.5%	22.5%	14.7%	3.6%	8.3%	8.0%	9.9%	6.0%

(footnotes continued on following page)

(1)
Includes fees and expenses paid to certain principal stockholders under contractual arrangements. See "Related Party Transactions."

(2)
Consists of non-cash charges resulting from the mark-to-market adjustments of our common stock put warrants and our interest rate swap. See "Description of Capital Stock—Common Stock Put Warrants."

(3)
We define Adjusted EBITDA as net income before depreciation and amortization, income taxes, interest expense, mark-to-market adjustment for our common stock put warrants, stock compensation expense, write-off of other receivables, management fees and expenses paid to our principal stockholders and non-cash deferred rent. We define Adjusted EBITDA margin as the rate of Adjusted EBITDA, as defined, relative to total revenue. Non-cash deferred rent expense reflects the difference between accrued rent expense in accordance with generally accepted accounting principles in the United States of America ("GAAP") and cash rent expense actually paid in a given period, which difference is typically positive in the early years of a lease and negative in the later years of a lease. EBITDA and Adjusted EBITDA are not measures of financial performance under GAAP. We present EBITDA and Adjusted EBITDA here because we believe they provide investors with useful information regarding our results of operations reflect the manner in which management and certain of our lenders evaluate our results of operations. EBITDA and Adjusted EBITDA should not be considered in isolation, or as a substitute for net income, cash flows, or other consolidated income (loss) or cash flow data presented in accordance with GAAP or as a measure of our liquidity or financial condition. Because EBITDA and Adjusted

  EBITDA are not measures determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Here is a reconciliation of reported net income to Adjusted EBITDA for the periods presented:

	Year Ended December 31,					Nine Months Ended September 30,		Twelve Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003	2003
	(in thousands)
Net income	$8,029	$9,165	$6,672	$3,108	$2,377	$1,872	$1,761	$2,266
Depreciation and amortization	1,931	3,573	4,360	5,785	6,850	5,261	7,157	8,745
Provision for (benefit from) income taxes	473	368	(2,553)	2,096	4,590	2,365	2,234	4,459
Interest expense, net of interest income	378	799	2,297	13,149	12,700	9,495	11,619	14,824
Other expense (income)(a)	—	—	—	(1,188)	2,869	888	35	2,016

EBITDA	10,811	13,906	10,777	22,950	29,387	19,882	22,806	32,310
Recapitalization expenses	—	—	5,608	—	—	—	—	—
Stock compensation expense	—	235	3,158	1,022	313	313	35	35
Write-off of other receivables	—	—	186	—	169	—	—	169
Write-off of other assets	—	1,028	—	—	—	—	—	—
Related-party management fees and expenses(b)	—	—	—	1,199	1,164	908	981	1,238
Non-cash deferred rent	334	479	1,475	975	1,088	803	1,535	1,820

Adjusted EBITDA	$11,146	$15,648	$21,204	$26,146	$32,120	$21,905	$25,357	$35,572

  (a)
  Consists of non-cash charges resulting from the mark to market adjustments of our common stock put warrants and our interest rate swap. See "Description of Capital Stock—Common Stock Put Warrants."

  (b)
  As discussed under "Related Party Transactions," we are contractually obligated to make these cash payments and such payments are not subordinated to the notes. However, we are presenting these adjustments to provide a clearer indication of the EBITDA and Adjusted EBITDA associated with our operations.

(4)
Cash interest expense is defined as interest expense less amortization of debt issuance costs.

(5)
The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges before preferred stock dividends (increased to reflect the pre-tax earnings requirement related thereto) by the fixed charges. Fixed charges consist of interest and related charges on debt, preferred stock dividends and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

(6)
Based on average number of members during the period.

(7)
Revenue growth of clubs that had been open for at least 12 months at the beginning of the period.

(8)
Pro forma interest expense assumes our previously outstanding revolving credit facility, senior notes due 2007, senior subordinated notes due 2008, preferred stock, certain related party debt, and other debt and certain fees were satisfied or redeemed as of the beginning of the respective periods and assumes our new senior notes due 2009 were issued and outstanding and the new revolving credit facility had been entered into as of the beginning of the respective periods.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with the "Selected Consolidated Financial Information and Other Data" and our consolidated financial statements and related notes included elsewhere in this prospectus.

        This prospectus contains, in addition to historical information, forward-looking statements that include risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements.

        The following discussion makes reference to EBITDA, which is defined as earnings before interest, taxes, depreciation, amortization and mark-to-market adjustments. Investors should be aware that the items excluded from the calculation of EBITDA, such as depreciation and amortization, are significant components in an accurate assessment of our financial performance. EBITDA and Adjusted EBITDA are presented because we believe it provides useful information regarding our results of operations and liquidity. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies.

Equinox

        Equinox operates upscale, full-service fitness clubs with spas in the New York City metropolitan area, with growing operations in Los Angeles and Chicago. We currently operate 18 fitness clubs that collectively serve approximately 63,000 members with an integrated selection of Equinox-branded programs, services and products. Of these 18 fitness clubs, we opened five in the last 12 months. We have 15 fitness clubs in the New York City metropolitan area, two in Los Angeles and one in Chicago, with plans to open two more in the New York City metropolitan area, an additional two in Chicago and our first fitness club in San Francisco.

Factors Affecting Our Financial Performance

        Membership dues, initiation fees and ancillary sales comprise most of our revenues. Our ancillary programs and services, which require minimal incremental capital investment and fixed costs, include personal training, spa services and products, retail sales and other income. A small amount of our revenues is generated through royalties, which consist of license fees paid to us under concession and operating agreements. We receive dues and initiation fees at point-of-sale. We recognize monthly dues, which are collected through electronic funds transfer, upon receipt. We record a deferred revenue liability for paid-in-full annual membership dues, which are recognized over the 12 months following receipt of cash, and for initiation fees, which are recognized over the 24 months following receipt of cash.

        Our fixed costs include rent, some payroll expenses, utilities, janitorial expenses and depreciation. Our variable costs include commissions and other payroll expenses, advertising and supplies. Cost of goods sold for our retail business represents a small portion of our total operating expenses and is included in general and administrative expenses. We refer to "club contribution" as the excess of a club's revenues over its operating expenses (operating income before depreciation and other non-cash expenses and allocation of corporate expenses).

        When we open a new fitness club, our fixed costs increase (as do our variable costs to some degree), but without the membership revenue base of a mature fitness club. As a new fitness club increases its membership base, fixed costs are typically spread over an increasing revenue base and its club contribution tends to improve. Based on our experience, revenues of a fitness club increase significantly during its first four years of operation. By the end of the first full year of operations, a fitness club has typically achieved modest club contribution. By the end of the second full year of operations, a fitness club has typically generated significantly better club contribution as the member base grows with minimal incremental fixed operating costs. By the end of the fourth full year of operations, a typical fitness club has matured, with memberships at or near capacity and club contribution margins in excess of 40%. To date, we have opened three clubs in 2003, two in 2002, and two in 2001.

        Currently, 11 of our 18 fitness clubs have been in operation for less than 48 months. Based on the historical performance of our mature fitness clubs, we expect that, even in difficult economic times, our newer fitness clubs will grow significantly faster over the first four years than our average mature fitness club, while requiring only a minimal level of maintenance capital expenditures. We expect growth in revenues, EBITDA and Adjusted EBITDA to continue as recently opened fitness clubs continue to mature. In addition, we expect growth in revenues and EBITDA and Adjusted EBITDA as we implement long-term strategic plans to expand the brand with new clubs in existing markets and selected new markets and with new programs, services and products. However, we expect significant variability in our results as we implement our plans to bring our total fitness clubs up to 40 by the end of 2006, as our mix of newer and more mature clubs varies.

        For purposes of comparison on a "same-store basis," we refer to "comparable fitness clubs" as those clubs that were operated by us for the entire period presented and for the entire comparable period of the preceding year. We use "total months of club operations" as one measure of the number of fitness clubs operating in a given period. We define "total months of club operations" as the aggregate number of full months of operation during a given period for the fitness clubs open at the end of such period. Because new fitness club openings result in a total increase in fixed and variable costs, an increase in total months of club operations can signal significant increases in our operating costs.

        During 2001, we implemented a new management information system that integrates all aspects of our operations. The system brings applications such as electronic funds transfer, point-of-sale transactions, employee time clocks and the front desk check-in area together into one nationally integrated system. With this system we now have the ability to better track facilities usage, monitor revenues per average member and eliminate most paper records. In addition, more useful information on how members use the fitness clubs enables us to focus our marketing efforts on sales of ancillary programs and services, such as personal training and spa services, as well as to facilitate seamless information exchange between our club locations. We continue to refine the system to add desired functionality, such as prospect management and proprietary business protocols. In addition, we have begun implementation of an automated human resources system to improve our ability to manage our employees.

        Under so-called state "cooling off" statutes, a member has the right to cancel his or her membership for a period of three days after becoming a member and, in such event, is entitled to a refund of any payment made. In addition, our membership agreements provide that a member may cancel his or her membership at any time for qualified medical reasons or if the member relocates a certain distance away from any of our facilities. The specified procedures for cancellation in these circumstances vary due to differing state laws. In each instance, the canceling member is entitled to cancellation of any further obligation and a refund of prepaid amounts only. Furthermore, where permitted by law, we assess a cancellation fee that we offset against any refunds owed.

Our Recapitalization

        In December 2000, as part of a recapitalization, we repurchased shares of our then outstanding common stock from the founding stockholder group (the "Founding Stockholders"). We then issued new shares to North Castle, J.W. Childs and other shareholders (the "Incoming Investors") to complete the initial recapitalization transaction. We funded the recapitalization with a combination of cash from Incoming Investors, a credit facility consisting of a $37 million term loan and up to $23 million of available revolving credit commitments and a $50 million investment by institutional investors in senior subordinated notes, which were issued with common stock put warrants representing approximately 8% of our common equity on a fully diluted basis (as of the date hereof). Commencing on December 15, 2006, holders of a majority interest in the warrants will have a right to require us to use our best efforts to purchase the warrants at fair market value unless we have previously consummated a qualifying initial public offering of our common stock. Our net income will also be affected by our continuing need to mark-to-market our common stock put warrant obligations. In accordance with a cash escrow agreement under the recapitalization agreement, we retained restricted cash in the amount of $4.3 million to secure indemnification obligations of the Founding Stockholders. In early 2002, these indemnification obligations expired, and the restricted cash was remitted to the Founding Stockholders, with a corresponding charge to equity. At September 30, 2003, the Founding Stockholders held 7% of the outstanding common stock and the Incoming Investors held 92% of the outstanding common stock of Equinox. As a result of the repayment of the existing credit facility and the senior subordinated notes, we will have an obligation under the recapitalization agreement to pay the Founding Stockholders $5.0 million. We also have an obligation under the recapitalization agreement to pay the Founding Stockholders up to $15.0 million in cash upon the earlier of an initial public offering, a change of control or December 2010.

Results of Operations

  Nine Months Ended September 30, 2003 Compared to the Nine Months Ended September 30, 2002

        Revenues.    Revenues were $86.1 million in the first nine months of fiscal 2003 as compared to $70.2 million during the same period in fiscal 2002, an increase of $15.9 million, or 23%. Revenues from comparable fitness clubs increased 9.9%. The $15.9 million increase in revenues resulted from the following:

  •
  Membership income increased $9.4 million, or 20%, due to both a growth in membership base and higher average membership dues;

  •
  Personal training fees increased $4.8 million, or 36%;

  •
  Other ancillary program revenues (spa and retail) increased $0.9 million, or 12%; and

  •
  Miscellaneous revenues increased $0.9 million, or 31%.

        Operating Expenses.    Operating expenses were $70.5 million in the first nine months of fiscal 2003 as compared to $55.5 million during the same period in fiscal 2002, an increase of $15.0 million, or 27%. The primary cause of this increase was the 27% increase in total months of club operations from 119 in the first nine months of fiscal 2002 to 151 in the same period in fiscal 2003 and, to a lesser degree, increased corporate and marketing costs. Total operating expenses as a percentage of revenues were 82% for the first nine months of fiscal 2003 as compared to 79% for the same period in fiscal 2002. The primary cause of the decline in operating margin was the increased number of new clubs that have not yet begun to generate revenues at the same level as our mature clubs. Components of operating expense changed as follows:

  •
  Compensation and related expenses increased $8.1 million, or 29%. This increase was primarily attributable to the opening of five new clubs and, to a lesser degree, increased payroll associated with the success of our ancillary programs and services.

  •
  Rent and occupancy costs increased $2.8 million, or 30%. This increase was primarily attributable to additional clubs and, to a lesser degree, increased property taxes in New York City.

  •
  General and administrative expenses increased $2.4 million, or 20%. This increase was primarily attributable to our expansion, increased marketing expenditures and increased property and liability insurance premiums.

  •
  Depreciation and amortization increased $1.9 million, or 36%, primarily attributable to our expansion.

        Interest Expense.    Interest expense was $11.7 million in the first nine months of fiscal 2003 as compared to $9.5 million during the same period in fiscal 2002, an increase of $2.2 million, or 23%. The primary cause of this increase was the additional debt incurred in January 2003 as well as the increased cost associated with our existing debt.

        Provision for Income Taxes.    The provision for income taxes was $2.2 million for the first nine months of fiscal 2003 as compared to $2.4 million for the first nine months of fiscal 2002, a decrease of $0.2 million or 6%. Our effective tax rate was 56% for both periods, primarily because of the impact of the mark-to-market adjustment for the common stock put warrants issued to the holders of our senior subordinated notes and the impact of state and local taxes in the jurisdictions in which we operate fitness clubs.

  Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        Revenues.    Revenues were $96.3 million in fiscal 2002 as compared to $79.6 million in fiscal 2001, an increase of $16.7 million, or 21%. Revenues from comparable fitness clubs increased 8.3%. The $16.7 million increase in revenues resulted from the following:

  •
  Membership income increased $11.3 million, or 21%, due to both a growth in membership base and higher average membership dues;

  •
  Personal training fees increased $3.1 million, or 21%;

  •
  Other ancillary program revenues (spa and retail) increased $1.4 million, or 16%; and

  •
  Miscellaneous revenues increased $0.9 million, or 26%.

        Operating Expenses.    Operating expenses were $73.7 million in fiscal 2002 as compared to $62.5 in fiscal 2001, an increase of $11.2 million, or 18%. The primary cause of this increase was the 17% increase in total months of club operations from 135 in fiscal 2001 to 158 in fiscal 2002 and, to a lesser degree, increased corporate costs. Total operating expenses as a percentage of revenues were 77% for fiscal 2002 as compared to 78% for fiscal 2001. The primary cause of the improvement in operating margin was lower stock compensation expense in fiscal 2002. Components of operating expenses changed as follows:

  •
  Compensation and related expenses increased $6.3 million, or 20%. This increase was primarily attributable to our expansion and, to a lesser degree, increased payroll associated with our ancillary programs and services and corporate staff.

  •
  Rent and occupancy costs increased $2.1 million, or 21%. This increase was primarily attributable to additional clubs.

  •
  General and administrative expenses increased $2.6 million, or 19%. This increase was primarily attributable to our expansion.

  •
  Depreciation and amortization increased $1.1 million, or 18%, primarily attributable to our expansion.

        Interest Expense.    Interest expense was $12.7 million in fiscal 2002 as compared to $13.3 million in fiscal 2001, a decrease of $0.6 million, or 4%. The primary cause of this decrease was lower interest rates during fiscal 2002.

        Provision for Income Taxes.    The provision for income taxes was $4.6 million in fiscal 2002 as compared to $2.1 million in fiscal 2001, an increase of $2.5 million, or 119%. Our effective tax rate in fiscal 2002 increased to 66% from 40% in fiscal 2001, primarily as the result of permanent differences relating to mark-to-market adjustment for the common stock put warrants issued to the holders of our senior subordinated notes and the impact of state and local taxes in the jurisdictions in which we operate fitness clubs.

  Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

        Revenues.    Revenues were $79.6 million in fiscal 2001 as compared to $64.2 million in fiscal 2000, an increase of $15.4 million, or 24%. Revenues from comparable fitness clubs increased 3.6%. The $15.4 million increase in revenues resulted from the following:

  •
  Membership income increased $8.9 million, or 20%, due to both a growth in membership base and higher average membership dues;

  •
  Personal training fees increased $0.7 million, or 5%;

  •
  Other ancillary program revenues (spa and retail) increased $4.7 million, primarily as the result of a full year of retail sales at The Shop in fiscal 2001 as compared to two weeks of sales in fiscal 2000; and

  •
  Miscellaneous revenues increased $1.0 million, or 41%.

        Operating Expenses.    Operating expenses were $62.5 million in fiscal 2001 as compared to $52.2 million (excluding one-time recapitalization expenses of $5.6 million) in fiscal 2000, an increase of $10.3 million, or 20%. The primary cause of this increase was the 25% increase in total months of club operations from 108 in fiscal 2000 to 135 in fiscal 2001. Total operating expenses as a percentage of revenues were 78% for fiscal 2001 as compared to 81% (excluding one time recapitalization expenses) for fiscal 2000. The primary cause of the improvement in operating margin was lower non-cash compensation expense in fiscal 2001. Components of operating expense charged as follows:

  •
  Compensation and related expenses increased $5.5 million, or 21%. This increase was primarily attributable to our expansion and, to a lesser degree, a full year of compensation related expenses at The Shop in fiscal 2001 as compared to two weeks in fiscal 2000 and additional corporate staff.

  •
  Rent and occupancy costs increased $1.0 million, or 12%. This increase was primarily attributable to additional clubs.

  •
  General and administrative expenses increased $3.2 million, or 32%. This increase was primarily attributable to costs related to the full year of retail operations at The Shop in 2001 and increased costs associated with our expansion.

  •
  Depreciation and amortization increased $1.4 million, or 33%, primarily attributable to our expansion.

        Interest Expense.    Interest expense was $13.3 million in fiscal 2001 as compared to $2.4 million in fiscal 2000, an increase of $10.9 million. The primary cause of this increase was the increased debt associated with our recapitalization in December 2000.

        Provision for Income Taxes.    The provision for income taxes was $2.1 million in fiscal 2001 as compared to a benefit of $2.6 million in fiscal 2000, an increase of $4.7 million. Our effective tax rate increased to 40% in fiscal 2001, as the transition to subchapter "C" tax status produced significant deferred tax assets in fiscal 2000. Prior to the recapitalization in December 2000, we had elected to be taxed under Subchapter "S" of the Internal Revenue Code and, accordingly, were not subject to Federal income taxes. Concurrent with the recapitalization, we were no longer taxed under Subchapter "S", and deferred income tax assets and liabilities were established due to our taxation as a "C" corporation, with a corresponding benefit from income taxes in fiscal 2000.

Liquidity and Capital Resources

        Liquidity.    Historically, we have satisfied our liquidity needs through cash from operations and various borrowing arrangements. Principal liquidity needs have included the development of new fitness clubs, debt service requirements and other capital expenditures necessary to maintain existing facilities. Our regular cash requirements consist principally of scheduled payments of principal and interest on outstanding indebtedness, capital expenditures and lease expenses. In addition to these and other regular liquidity requirements, liquidity requirements include our obligation to pay up to $15 million to our Founding Stockholders on the earlier of a qualified public offering, a change of control or December 15, 2010. In addition, commencing on December 15, 2006, holders of a majority interest in the common stock put warrants will have a right to require us to use our best efforts to purchase all of our outstanding warrants at fair market value if we have not previously consummated a qualifying initial public offering of our common stock. Although each warrant holder will receive preferred stock equal to the value of its warrant if we fail to purchase the warrants within 60 days, such a demand, if made, could result in additional liquidity requirements. The future value of the warrants cannot presently be predicted but we expect it to be material. The value of the warrants, as marked to market at September 30, 2003, was approximately $10.6 million. We believe that our cash flow from operations, available cash and available commitments under the new revolving credit facility will be adequate to meet our regular future liquidity needs.

        The new revolving credit facility was undrawn at closing, with availability subject to specified post-closing actions with respect to collateral and subject to a borrowing base formula (except for up to $3.5 million of cash collateralized standby letters of credit under this facility or issued by another financial institution). We expect to fulfill these conditions prior to needing access to the facility and that the new revolving credit facility will help enable us to fund our plans to expand and develop new fitness clubs in existing markets and in select new markets. Our new revolving credit facility contains restrictive affirmative and negative covenants and financial covenants including leverage ratios, an interest coverage ratio and capital expenditure and dividend payment restrictions. The facility is guaranteed by our existing and future domestic subsidiaries and secured by substantially all our assets, other than real property leases, but including capital stock of our subsidiaries and cash and deposit accounts. See "Description of Certain Indebtedness." Our significant contractual obligations, including our obligations to our Founding Stockholders and the potential issuance of our preferred stock, could make it more difficult for us to effect a financing transaction, including an initial public offering of our common stock. In addition, our common stock is not publicly traded and therefore equity financing is not available to us on the same basis as it is for companies that have publicly traded stock.

        We have included information in this Registration Statement with respect to Adjusted EBITDA because it conforms to the definition of our covenants with our past and current credit agreements and indentures governing our senior debt and senior subordinated notes and warrants, the indenture governing our 9% senior notes due 2009, and the notes offered hereby.

        Our ability to incur debt pursuant to our credit agreement and our compliance with the indenture governing the senior notes due 2009, are limited by a pro forma calculation of the ratio of Adjusted EBITDA to consolidated interest expense. Under the terms of the Company's current credit agreement and indenture, we may incur additional debt so long as the pro forma ratio of total debt to Adjusted EBITDA is less than or equal to 3.75 to 1.0. If we fail to meet the ratio test, as well as other ratios, our ability to incur new debt will be significantly limited.

        Operating Activities.    Net cash provided by operating activities was $18.8 million in the first nine months of fiscal 2003 as compared to $10.7 million during the same period in fiscal 2002. Cash flows from operations have improved as the cash generated by recently opened clubs continues to improve. Excluding cash and cash equivalents, we normally operate in a working capital deficit because we receive membership dues and initiation fees at point-of-sale, yet we record a deferred revenue liability for paid-in-full member dues, which are recognized over the 12 months following receipt of cash, and initiation fees, which are recognized as income over the 24 months following receipt of cash. With the exception of our corporate membership program, we have no material accounts receivable. Within our corporate membership program, no single corporation accounts for more than 11% of our gross accounts receivable.

        Net cash provided by operating activities was $17.6 million in fiscal 2002 as compared to $16.7 million in fiscal 2001. The increase in cash provided by operating activities was primarily due to the improved profitability of our recently opened fitness clubs, offset by fitness clubs opened in fiscal 2002 or 2003 which are operating at margins lower than those of mature clubs.

        Net cash provided by operating activities was $16.7 million in fiscal 2001 as compared to $11.5 million in fiscal 2000. The increase in cash provided by operating activities was primarily due to the improved profitability of our recently opened fitness clubs, offset by fitness clubs opened in fiscal 2001 which are operating at margins lower than those of mature clubs.

        Investing Activities.    Primarily as a result of our expansion efforts, we invested $15.6 million in capital expenditures, net of landlord contributions, and asset purchases in the first nine months of fiscal 2003 as compared to $8.5 million during the same period in fiscal 2002. We estimate that for the year ended December 31, 2003, we will invest an additional $10 million in capital expenditures, primarily to build new clubs and maintain existing fitness clubs. These expenditures will be funded by cash flow generated from operations and available cash.

        During fiscal years 2000, 2001 and 2002, we invested $22.3 million, $18.6 million and $21.4 million, respectively, in capital expenditures (net of landlord contributions) and asset purchases, primarily as a result of our expansion efforts.

        Financing Activities.    Net cash provided by financing activities was $12.5 million in the first nine months of fiscal 2003 as compared to $3.9 million net cash used in financing activities during the same period in fiscal 2002. In January 2003, some existing shareholders purchased additional shares of common stock for $10.0 million and a new lender purchased $25.0 million of senior notes. We used the proceeds to pay down our existing revolving credit facility, leaving approximately $16.5 million of net proceeds. In March 2002, we distributed $4.4 million (representing escrowed proceeds) to the Founding Stockholders in accordance with the applicable transaction agreements.

        Net cash provided by financing activities was $2.3 million in fiscal 2002, reflecting draws against the revolving credit facility partially offset by the distribution to Founding Stockholders, as compared to $3.7 million of net cash provided by financing activities during the same period in fiscal 2001. The primary sources of cash from financing activities in fiscal 2001 were draws against the revolving credit facility.

        Net cash provided by financing activities was $3.7 million in fiscal 2001 as compared to $5.9 million during the same period in fiscal 2000, which reflect the financing transactions associated with our recapitalization.

        As a direct result of this offering, we will write off deferred finance charges incurred in connection with debt to be refinanced as well as original issue discount associated with the senior subordinated notes issued in December 2000. The amount of deferred finance charges and original issue discount to be written off and charged to expense and equity was $4.8 million and $6.1 million, respectively, as of September 30, 2003. In connection with this offering and in accordance with contractual obligations, we will pay approximately $3.9 million of early redemption premiums to the holders of our senior notes and senior subordinated notes and a $1.0 million amendment fee to holders of our common stock put warrants, both of which will be charged to expense and equity, and we will pay $5.0 million to the Founding Stockholders, of which $3.0 million will be charged to equity. Finally, upon redemption of all of the outstanding preferred stock, we will reduce Stockholders' Equity by $1.3 million.

        Concurrently with the completion of this offering, we repaid existing indebtedness, including under our existing senior credit facility, and to establish a new senior secured revolving credit facility. Our new revolving credit facility will be used for general corporate purposes, primarily to finance permitted expansions and investments. The new revolving credit facility provides for $25.0 million in commitments with a sublimit available for the issuance of letters of credit. Availability of the revolving credit facility is subject to specified post-closing actions with respect to collateral and subject to a borrowing base formula, which we expect to accomplish prior to needing access to the facility. As of September 30, 2003, after giving effect to the offering and the use of proceeds as described under "Use of Proceeds,"

we would have had approximately $3.5 million of standby cash collateralized letters of credit outstanding under this facility or issued by another financial institution and approximately $21.5 million of availability under our new revolving credit facility, subject to specified post-closing actions with respect to collateral and subject to a borrowing base formula. At closing, on the same as adjusted basis, and in addition to the $17.0 million of cash and marketable securities reflected on our balance sheet, we would also have had an additional $26.7 million of unutilized cash from this offering to finance our expansion plans and for other general corporate purposes. The financial covenants and terms of the new senior secured credit facility are described in "Description of Certain Indebtedness—New Revolving Credit Facility."

Contractual and Commercial Commitments Summary

        Our aggregate long-term debt, capital lease obligations, operating lease obligations and other material contractual obligations as of September 30, 2003, after giving effect to the payment of $5.0 million to the Founding Stockholders at the close of this offering, were as follows:

	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Long-term debt(1)	$107,028,677	$6,195,366	$21,759,285	$25,499,182	$53,574,844
Capital lease obligations(2)	3,012,206	1,502,459	1,509,747	—	—
Operating lease obligations	252,855,163	14,326,801	31,098,344	30,814,036	176,615,982
Payment to Founding Stockholders(3)	15,000,000	—	—	—	15,000,000
Common stock put warrants(4)	10,576,943	—	—	10,576,943	—

	$388,472,989	$22,024,626	$54,367,376	$66,890,161	$245,190,826

(1)
The long-term debt contractual cash obligations include principal payment requirements only. For the 12 month period ended September 30, 2003, interest on long-term debt with fixed rates amounted to approximately $9.0 million and interest on long-term debt with floating rates amounted to approximately $1.3 million.

(2)
Capital lease obligations represent principal and interest payments.

(3)
Represents the maximum obligation under the recapitalization agreement to pay the Founding Stockholders upon the earlier of a qualified public offering, a change of control or December 15, 2010.

(4)
Includes the obligation to purchase the common stock put warrants at fair market value if we have not consummated a qualifying initial public offering of our common stock prior to December 15, 2006. The amount presented is the fair market value of the warrants at September 30, 2003 and has been calculated using the Black-Scholes option pricing model; the actual fair market value at the time of any purchase will not be based upon a Black-Scholes calculation and could vary materially from the amount presented.

Use of Estimates and Material Accounting Policies

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        The most significant assumptions and estimates relate to the useful lives, recoverability and impairment of fixed and intangible assets, the allocation and fair value ascribed to assets acquired in connection with acquisition of businesses under the purchase method of accounting, valuation of and expense incurred in connection with stock options and warrants, valuation of accounts receivable and related reserves, legal contingencies, deferred income tax valuation and the estimated membership life.

        Our one-time member initiation fees and related direct expenses are deferred and recognized on a straight-line basis in operations over an estimated membership life of 24 months. As our new club management system allows us to continue to refine the actual amount of time that our members remain active, we may adjust our estimate of membership life. Consequently, the amount of initiation fees and direct expenses deferred by us could increase or decrease in proportion to our revised estimate of membership life. Since initiation fees were only 2% of our revenues during the nine months ended September 30, 2003, a change in estimated membership life is not expected to impact our financial results materially.

        The rights of holders of our common stock put warrants to require us to use our best efforts to purchase their warrants associated with the senior subordinated notes are being valued on each report date using the Black-Scholes option pricing model. As the exercise price of the warrants is only $0.01, this model is subject to changes in the fair market value of our common stock, average volatility of comparable publicly traded companies and changes in risk-free interest rates.

        Long-lived assets, such as fixed assets, goodwill and intangible assets are reviewed for impairment when events or circumstances indicate that the carrying value may not be recoverable. Estimated future cash flows are used to determine if an asset is impaired, in which case the asset's carrying value would be reduced to fair value. Actual cash flows realized could differ from those estimated and could result in asset impairments in the future. Our primary long-lived assets are fixed assets; goodwill comprises less than 2% of our total assets as of September 30, 2003.

        We implemented SFAS 142 and 144 beginning on January 1, 2002. There were no changes to the estimated useful lives of amortizable intangible assets due to the SFAS 142 and 144 implementation.

        As of September 30, 2003, our net deferred tax liabilities were $3.2 million. These net liabilities represent cumulative net "temporary differences" that will result in tax obligations in future years.

Internal Controls and Procedures

        In connection with the audit of our financial statements for the three years ended December 31, 2002, we were advised by our auditors, KPMG LLP, of three significant deficiencies concerning our internal controls and their operation. The three reportable conditions are as follows: (1) we had not properly disclosed and accounted for certain of our equity transactions, including the issuance of stock options to certain non-employees and the issuance of a put warrant to the holders of our senior subordinated notes; (2) we did not complete timely formal reconciliations between subsidiary records and the general ledger for certain of our balance sheet accounts; and (3) we had clerical and accounting errors that could have been averted through greater management review and approval of reports, statements and reconciliations.

        We understand that these significant deficiencies, if unaddressed, could adversely affect our ability to record, process and report financial data consistent with our assertions in the financial statements. During the past few months, we have taken steps to strengthen our internal control structure and procedures for financial reporting and our disclosure controls and procedures. In the third quarter of 2003, we hired a new chief financial officer who has significant public company accounting experience. We are in the process of establishing a formal disclosure committee that will meet at least once a quarter and will be responsible for establishing and reviewing our disclosure controls and procedures for ensuring the accuracy and completeness of the information contained in our financial statements, books and records. We also anticipate further accounting staff hires, a more formal financial quality review process and other process and system control improvements. We believe that we are appropriately addressing each of these internal control issues, but there can be no assurance that similar or other issues will not arise in the future.

BUSINESS

        Equinox operates upscale, full-service fitness clubs that offer an integrated selection of Equinox-branded programs, services and products to meet the fitness needs and active lifestyles of our members. By delivering an exceptional member experience, the Equinox brand has achieved national recognition for both our ability to inspire and motivate members to get results and for the quality, innovation and design of our facilities. Operating in the underserved middle- to upper-end market segment of the fragmented fitness industry, we target an attractive demographic and psychographic member profile. Our typical member is a well-educated professional between 25 and 55 years of age with significant discretionary income and who considers fitness an essential part of their active lifestyle. We currently operate 18 fitness clubs: 15 in the New York City metropolitan area, two in Los Angeles and one in Chicago. In addition, we have five new locations under development, consisting of two in the New York City metropolitan area, two in Chicago and our first fitness club in San Francisco. We offer our 63,000 members Equinox-branded programs, services and products, including strength and cardio training, group fitness classes, personal training, spa services and products, apparel and food/juice bars.

        Our focus on the member experience helps inspire brand loyalty and results in the superior operating performance of our fitness clubs. Our members enjoy the benefits of our emphasis on service, value, quality, expertise, innovation and attention to detail. Unlike many operators within the fitness industry, we encourage our members to participate in our programs and services and to use our facilities frequently. We believe that participating members will get results and will be more likely to renew their memberships and to refer new members. Participating members are also more likely to use high-margin ancillary programs and services, such as personal training and spa services. As a result, our member retention rate has consistently exceeded the median retention rate of fitness clubs nationwide, and member referrals account for more than 40% of new membership sales. In addition, 35% of our revenues are derived from ancillary programs and services, and our revenues per average member of $2,020 for the 12 month period ended September 30, 2003 were almost triple the industry median for 2002. These favorable member metrics illustrate the satisfaction and commitment of Equinox members and contribute to our strong EBITDA margin and Adjusted EBITDA margin (as defined in "Selected Consolidated Financial Information and Other Data") of approximately 29% and 32%, respectively for the same period as compared to what we believe to be the industry median EBITDA margin of 18% in 2002. This industry EBITDA margin may not be defined identically to ours.

        We have a distinctive and tested operating model, consisting of disciplined procedures for developing and operating a fitness club, with a rigorous focus on execution and cost control. This operating model leverages the strengths of our active lifestyle brand and contributes significantly to our attractive financial performance. Between 1994 and 2002, we grew our revenues from $11.7 million to $96.3 million, representing an eight-year compounded annual growth rate of 30%. Over the same period, club contribution (operating income before depreciation and other non-cash expenses and allocation of corporate expenses) grew from $3.5 million to $40.6 million, representing an eight-year compounded annual growth rate of 36%. More recently, during the challenging economic times since 2000, our membership grew 66% and we produced strong financial results with revenues and Adjusted EBITDA increasing by 75% and 68%, respectively. Our strong financial performance and recent record pre-opening memberships at certain of our recently opened clubs demonstrate the resiliency of our operating model and the demand for our programs and services. For the 12 month period ended September 30, 2003, Equinox generated revenues and Adjusted EBITDA of $112.3 million and $35.6 million, respectively. For the 9 month period ended September 30, 2003, revenues on a "same-store basis" increased by 9.9% over the same period in the preceding year.

Industry Overview

        Fitness industry growth patterns and demographics present an attractive business environment, particularly in the middle- to high-end niche that Equinox targets. The fitness industry includes commercial facilities, YMCA facilities, non-profit facilities, gyms, hospital-operated facilities and country clubs. Total industry revenues in 2002 were approximately $13.1 billion.

  •
  In the fifteen years between 1987 and 2002, overall fitness club memberships increased at a compounded annual growth rate of 5.0%, from 17.3 million to 36.3 million.

  •
  The percent of the US population with fitness club memberships increased from 7.1% in 1987 to 14.1% in 2002.

  •
  Between 1987 and 2002 the number of "core" members (who visited health clubs 100 or more days during a year) increased from 5.3 million to 14.6 million.

        The fitness industry remains highly fragmented. The five largest fitness club owner/operators, excluding franchise operators, accounted for less than 7% of commercial fitness clubs in the United States in 2002. This fragmentation creates a significant opportunity for a multi-club operator with a proven record of growth and profitability to increase its market share.

        We expect that favorable attitudes about health and well-being, together with demographics, will fuel further growth in the fitness industry. Government and medical reports urge exercise, active and healthy living, and the benefits of physical exercise to reduce the risks associated with obesity and sedentary lifestyles. For example, the Surgeon General's Report on Physical Activity and Health emphasizes findings that health benefits occur from physical activity and that the amount of health benefit is directly related to the amount of regular physical activity. According to the Surgeon General, more than 60% of adults do not achieve the recommended amount of physical activity and 25% of adults are not physically active at all. As awareness of the health benefits of being physically fit continues to increase, we expect that the percent of the population with health club memberships will continue to grow at rates consistent with recent trends.

        Today, approximately 69% of fitness club members have a household income in excess of $50,000, which is approximately 18% higher than the 2002 national median, and this member-segment has increased 35% over the past five years, which is more than ten times as fast as those earning less than $50,000.

        Equinox's focus on the middle- to high-end market segment of the fitness industry includes baby boomers (Americans aged 35-54). We believe that baby boomers and the elderly place an increasingly greater emphasis on fitness as an important component of healthy living. In absolute terms, the baby boomer segment of the fitness industry grew 143% between 1987 and 2002. In 2002, baby boomers accounted for 13.1 million members, 36% of the health club population. In addition, baby boomers generally have discretionary income available for the ancillary products and services that a fitness club like Equinox offers.

Competitive Strengths

        Strong Lifestyle Brand.    Within the fitness industry, we believe we have one of the most recognizable brand platforms for geographic expansion and product diversification and extension. According to an independent focus-group study, the Equinox lifestyle brand represents service, value, quality, expertise, innovation, attention to detail, market leadership and results. Throughout our 12-year history, the press has consistently recognized our leadership and innovation in the fitness industry. Highlights include Vogue's article featuring our strategy to become "a national megabrand" and our new club in Pasadena, New York magazine's "Spa & Fitness" and "Best Spas in the City" issues featuring Equinox on the cover, regular mentions in the Style Section of The New York Times and NBC's Today Show featuring Equinox-branded apparel. Equinox has been referred to as the "Best of New York" by New York magazine, the "Best Gym" by Allure, the "Most Cutting-Edge Gym in the Country" by Fitness and the "Ace of Clubs" by Interior Design. In 2002, management estimates that Equinox generated over $8 million in marketing value, including more than 40 press mentions per month. We expect monthly media placements to continue to grow throughout 2003 and 2004. We believe this brand awareness will continue to drive our strong member retention and enhances our ability to grow sales of ancillary Equinox-branded products and services.

        Focus On Member Experience with Innovative Programming.    Our core operating philosophy revolves around the member experience, from the design and layout of our facilities to our high standards of operations, attention to detail and extensive programming. To motivate and satisfy our members, we offer an integrated selection of high quality Equinox-branded programs, services and products that help our members get results. In addition to basic services, such as strength and cardio training and over 1,000 group fitness classes per week, we offer a wide range of ancillary programs and services, including personal training, spa services and products, apparel and accessories and food and juice bars. Our highly qualified personal trainers enhance our reputation for offering some of the most progressive personal training programs in the country. In addition to having a national certification or a relevant college degree, we require all of our personal trainers to participate in our proprietary educational program, the Equinox Fitness Training Institute. Many of our ancillary programs and services have been recognized as among the best in the industry by Allure, Elle, Fitness, GQ, New York magazine and others. We constantly improve our programs and develop new initiatives such as our Cycletech program, which simulates outdoor cycling in spinning classes, and TRIP, which offers adventure travel beyond the "four walls" of Equinox to national and international destinations.

        Ancillary programs and services generate additional revenues and require minimal incremental capital investment or fixed costs. As a result, they not only produce high margins, but also enhance the Equinox brand, improve member retention, increase our revenues per average member and diversify our revenue. For the 12 month period ended September 30, 2003, we generated approximately 35% of revenues from ancillary programs and services compared to the most recently available median of 27% for the industry in 2002.

        Proven Operating Model.    Our operating model includes specific protocols for developing and operating a fitness club. Our typical clubs range between 20,000 and 40,000 square feet. Our development team has created a distinctive club prototype that increases speed to market, reduces design inefficiencies, lowers construction risk and the likelihood of cost overruns and maximizes purchasing efficiencies. We have incorporated the core elements of fitness club design and layout into distinct models that provide flexibility in terms of size, programming, price and construction cost. We determine which model is appropriate for a prospective site based on local demographics and psychographics, population density, market demand and the structural characteristics of a particular building. We leverage the brand awareness and programming generated by our larger fitness clubs to serve a broader market area without sacrificing quality or profitability. We have also established standard operating procedures, controls and appropriate corporate infrastructure to manage additional clubs with limited incremental overhead. Our commitment to employee training ensures that we are able to staff new clubs with highly skilled management teams.

        Historically, we have generated positive club contribution within 12 months of opening and achieved an average return on investment (club contribution as a percentage of cumulative capital investment) in excess of 50% by the fourth year of operations. We attribute our high returns to (i) our ability to achieve premium pricing by selling value to a discriminating consumer with significant discretionary income, (ii) our high percentage of revenues from ancillary programs and services, (iii) our ability to use our reputation and desirability as a tenant to secure attractive locations and favorable lease terms, (iv) our ability to creatively use space to minimize occupancy costs and to maximize member through-put, and (v) our disciplined operating strategy that controls operating costs. We have never closed an Equinox fitness club, and every Equinox fitness club generates positive club contribution.

        Attractive Facilities and Prime Locations.    We have consistently received national recognition for our award-winning architectural designs and have established a reputation for building and operating extraordinary facilities. We have a team dedicated to identifying and evaluating expansion sites based upon our market research and our disciplined and rigorous criteria for development. In addition, given the attractive demographic and psychographic profile of our members, we receive numerous unsolicited proposals from prospective developers/landlords to be an anchor tenant or amenity in a mixed use or office development or to reposition property. From a wide variety of opportunities, we select future locations efficiently and lease superior real estate on attractive terms.

        Experienced Management Team.    Led by our President and CEO, Harvey Spevak, we believe our management team has the vision, experience and passion to manage our continued growth. Since Mr. Spevak's appointment in January 1999, the team has opened 13 new locations and increased revenues from $38.0 million in 1998 to $112.3 million for the 12 month period ended September 30, 2003. Our management team has a proven track record of strengthening our brand by increasing our member base and enhancing financial performance through disciplined expansion, site selection and club design combined with rigorous execution. We have assembled a management team with experience in every aspect of the business by recruiting from a wide variety of related professional industries. Our senior management team has developed a corporate culture that emphasizes the complete understanding of the Equinox vision, member experience and results orientation. We reinforce the understanding of our corporate culture by maintaining ongoing recruiting and training programs to successfully identify and develop new managers and employees to support our club growth in both our new and existing markets. The management team, including some of our club managers, have shares or options to purchase shares constituting approximately 8.1% of our common stock on a fully diluted basis as of September 30, 2003.

Business Strategy

        Capitalize on Existing Investment in Newer Fitness Clubs.    We intend to capitalize on our investments in our recently opened clubs. Based on our past experience, membership levels reach maturity in four years. With five clubs opened in the past year and 13 opened since January 1999, we expect these recently opened clubs to account for a significant portion of our growth over the next three years with minimal required capital expenditures. We have a 12 year operating history of successfully launching and maximizing the returns of new locations. Specifically, at each of our five fitness clubs opened during the past year we have met or exceeded our pre-opening membership targets and the average return on investment of our seven mature clubs at the end of the fourth year of operations was in excess of 50%.

        Open New Clubs in Existing Markets and Enter Select New Markets.    We intend to continue to develop regional clusters of Equinox fitness clubs in the New York City, Los Angeles and Chicago metropolitan areas, and in similar markets. In 2002, we opened our first Chicago fitness club, which produced positive club contribution approximately six months after opening. In July 2003, we opened our second Los Angeles area fitness club, which generated more pre-opening memberships than any Equinox location in the history of the Company. Our initial success in Chicago and Los Angeles demonstrates the demand for and portability of the Equinox brand outside New York and the transportability of our business model. Our business plan calls for increasing the number of our fitness clubs from 18 today to 40 by the end of 2006, with possible locations in major metropolitan markets that are similar to New York, Los Angeles and Chicago, where significant demand for the Equinox brand exists. In addition to the five locations for which we have recently executed leases, including our first fitness club in San Francisco, we plan to open four more fitness clubs in 2004.

Current Announced New Fitness Club Openings

Location	Square footage	Target opening date
900 N. Michigan Ave. (Chicago)	30,021	4th Quarter 2003
Time Warner Center (New York City)	41,194	1st Quarter 2004
Highland Park (Chicago)	28,000	1st Quarter 2004
Greenvale (Long Island), NY	24,000	2nd Quarter 2004
301 Pine St. (San Francisco)	31,850	4th Quarter 2004

        Increase Revenues Per Average Member.    Through focused sales and marketing programs, we plan to continue to increase the number of existing members who purchase Equinox-branded programs, services and products. We plan to develop new branded offerings based on member demand and market opportunities, such as TRIP, an outdoor adventure travel program offered through Equinox with services provided by upscale travel partners, and a progressive nutrition program that includes the sales of customized programs and vitamins and supplements. We also believe we can extend the Equinox brand through targeted licensing opportunities with third-party manufacturers that share our reputation for quality and value.

Sales, Membership and Marketing

        Sales.    Our sales strategy, whether for membership, personal training or other ancillary services and products, focuses on value. Membership advisors are rigorously trained in selling the unique benefits of an Equinox membership and are paid a base salary plus commissions. Commissions are tied to unit sales and overall revenues (both membership and ancillary) generated at the point-of-sale. Advisors are also compensated on a commission basis for membership renewals. This policy encourages membership advisors to focus on attracting new members who will take advantage of ancillary programs and services and ensures that they will maintain contact with members long after the initial sale. We currently employ 74 membership advisors at our 18 fitness clubs. Unlike some fitness club operators, our membership advisors are not permitted to manipulate membership prices or incentives. By offering our services to all potential customers at the same location at the same price, we are able to carefully control the quality and professionalism of the sales process. Moreover, this ensures that membership advisors emphasize the value and unique benefits of an Equinox membership over price, a strategy that we believe translates into increased sales and ancillary revenues. Our membership advisors convert approximately 40% of all prospects into sales.

        The sales process further distinguishes us by providing professional and personalized service. Upon a prospective member's first visit, the membership advisor will invite him or her on a private tour of the facility. The membership advisors are trained to tailor the tour and the information they provide to the specific interests, goals and concerns of the prospective member. During this process, membership advisors stress our commitment to our members achieving results and enjoying the unique benefits of Equinox, including the complimentary Equifit fitness assessment, and the advantages of personal training, spa services and other amenities. The sales process continues after a prospective member's initial visit to a club. The membership advisor, following our protocol, diligently follows up with each prospect by phone, mail and e-mail encouraging him or her to join Equinox. Additionally, we encourage the prospect to use the club as a guest. We enter each prospect's name, telephone number and address into our database to assist in the follow-up process.

        In the second half of 2000, we initiated a corporate membership program targeting professional organizations to generate additional membership growth.

        Membership.    Membership advisors offer prospective members several membership options. A Select membership offers access to one club while an All Access membership allows the use of all

Equinox facilities. With the growth in the club portfolio, we have been diligently up-selling our Select members, increasing the ratio of All Access memberships to total memberships from 17% in 2000 to 38% at September 30, 2003. Because All Access memberships will allow members to take advantage of a national portfolio of clubs, facilities near work and home, and different locations with different amenities, we believe that we will be able to further increase this ratio, particularly as we develop more regional urban clusters and expand into suburban markets near these clusters.

        Initiation fees vary by location and club model. Our initiation fees currently range from $245 to $495. Monthly dues for a Select membership range from $109 to $123 at our urban facilities and from $90 to $105 at our suburban facilities. Monthly dues for an All Access membership are currently $139.

        We do not discount monthly dues or offer different prices to individuals for the same individual membership at the same location. We do, however, offer an incentive to prospective members, usually in the form of a discount off the initiation fee. In general, all individual members at a specific location pay the same dues, but may have paid a different initiation fee at the time they joined.

        We offer two payment options: monthly and paid-in-full. Membership agreements are for a minimum of one year. Paid-in-full members pay the initiation fee and the equivalent of 11 months of membership dues upfront; in return, they receive one free month, for a total of 12 months of membership. Paid-in-full memberships expire after 12 months and need to be renewed annually. We also offer a monthly payment option, which also has a minimum one-year duration, but does not expire unless cancelled. Monthly membership dues are collected through electronic funds transfer, whereby each customer submits a credit card or bank account authorization and is automatically billed each month. As of September 30, 2003, approximately 37% of our members had paid-in-full memberships, and the remaining 63% had monthly memberships.

        Marketing, advertising and public relations.    We maintain an ongoing marketing, advertising and public relations program aimed at increasing our brand recognition and generating sales prospects. In 2002, we spent approximately $3.8 million, or 3.9% of total operating revenues, on marketing and public relations. We reach prospective and existing customers through referrals, direct mail, cable television and print advertisements in publications such as The New York Times, The Los Angeles Times, New York magazine and Hamptons Magazine, and other venues such as outdoor advertising on buses and telephone kiosks. We also use the window space of our clubs, which are often in high-traffic areas, to create an integrated brand image.

        We believe that member referrals and word of mouth are our most effective means of marketing. To foster this cost effective and efficient source of marketing, we maintain a number of incentives for members to continuously produce new member leads, including a free month's membership or Equinox gift cards with monetary credit that can be used to purchase Equinox-branded programs, services or products at our clubs. Several times a year we also target former members by direct mail. We launched our current advertising campaign in January 2002 around the theme and brand position "Equinox makes you feel good." This integrated campaign is designed to increase brand awareness and highlight the unique benefits of an Equinox membership.

        A separate but integrated public relations effort results in extensive press coverage that affirms the Equinox brand status and profile. We maintain a public relations department that is responsible for pitching ideas as well as responding to press inquiries. We believe that by leveraging our press relationships, we are able to perpetuate the Equinox brand and maintain a high profile in local and national media at a low cost. As part of the public relations strategy, we regularly distribute press releases and stage major press events to introduce new and innovative programming. In addition, an integral part of our marketing strategy involves partnering with premier brands, corporate partners and/or properties that have similar member demographics and characteristics and embrace core values similar to ours. With such programs, we and our partners jointly market our products and services to a group of targeted customers. In addition, we are very active in our local communities. Giving back to selected charities is important to our management team, employees and member base further emphasizing our brand values.

Facilities and Properties

        Our facilities are meticulously designed, maintained and updated to inspire, motivate and create energy and excitement for our members. We design and program our facilities to cater to the needs of the local market and maximize membership flow and revenue potential. We have incorporated the core elements of facility design and layout into distinct club models that vary primarily in terms of size, programming, pricing and construction cost. We determine which club model is appropriate for a location based on the local demographic, population density, market demand, and structural characteristics of a particular building. Our three club models enable us to minimize the time between site identification and club opening and helps leverage the experience gained in our larger clubs to profitably serve a larger market area without sacrificing quality or profits.

        We use Eclipse Development Corporation, a company wholly owned by Mr. Paul Boardman, exclusively to provide site selection, acquisition, design, construction and maintenance services. A service agreement we entered into with Eclipse in February 2001 prohibits Eclipse and Mr. Boardman from performing any services for anyone that competes with our fitness clubs and spa facilities. Eclipse is thinly capitalized and highly dependent upon our business. In fiscal 2002, over 90% of our capital expenditures were paid to Eclipse.

        We operate 18 fitness clubs in four states. We lease all of our facilities pursuant to long-term leases (generally with initial terms of 15 years with renewal options). We also lease our corporate offices, which are located in New York City. Our leases generally contain customary terms such as restrictions on transfers and changes in control and requirements that we pay real estate taxes, insurance and maintenance costs.

        The following table provides information about our existing fitness clubs:

Location	Square footage	Date opened
Amsterdam Avenue & 76th Street, NYC	25,050	Sep 1991
Broadway & 19th Street, NYC	39,048	Nov 1993
Broadway & 92nd Street, NYC	29,780	Nov 1995
Third Avenue & 85th Street, NYC	33,050	Aug 1996
Lexington Avenue & 63rd Street, NYC	40,959	Dec 1997
800 White Plains Road, Scarsdale, NY	20,097	Mar 1999
Second Avenue & 54th Street, NYC	32,448	May 1999
Broadway & 50th Street, NYC	28,543	Feb 2000
Fifth Avenue & 43rd Street, NYC	27,546	Mar 2000
Wall Street & Nassau Street, NYC	36,900	Nov 2000
Lexington Avenue & 44th Street, NYC	29,600	Dec 2000
Pasadena, CA	26,500	Nov 2001
Greenwich Avenue & 12th Street, NYC	40,000	Dec 2001
Darien, CT	26,000	Dec 2002
1750 N. Clark, Chicago, IL	33,000	Dec 2002
West Broadway & Church Street, NYC	27,000	Mar 2003
Woodbury (Long Island), NY	22,600	Apr 2003
West Hollywood, CA	29,491	Jul 2003

Services

        We believe we set the industry standard of excellence with our quality and innovative programming. We believe that a member's experience and loyalty is driven by the results achieved through group fitness classes, personal training, spa and other service and product offerings. Our core program centers around group fitness, which is included in the price of membership. We offer additional programming, such as personal training, pilates and spa services, on a fee-for-service basis, thereby generating ancillary revenues. Because of our fully integrated lifestyle platform and our broad range of programming at each club, we believe we generate some of the highest revenues per member and retention rates in the industry. During the 12 month period ended September 30, 2003, ancillary programs and services generated approximately 35% of our total revenues. We believe ancillary revenues will continue to be a significant source of high-margin growth in the future.

        Group fitness.    Our group fitness programming categories include cardio and dance, yoga, pilates, spinning, body sculpting, core training, kickboxing, aquatics, strength training and conditioning, sports training, and boxing and martial arts. Our group fitness program is internationally recognized for its original offerings, quality instruction and comprehensive lifestyle approach. Weekly at each fitness club, we offer on average over 100 classes, many characterized as the "best of the best" by Fitness and New York magazine. Many of these classes are offered only at our facilities. We introduce proprietary new classes each year. We focus on quality, integrity and expertise in the origination of programming, and average class size ranges from 15 to 60 individuals, with participation varying based on the class, location and time offered.

        Our group fitness team constantly seeks new and innovative programming and instructors to keep Equinox at the forefront of fitness programming. Each club location maintains its own selection of programming designed to meet the needs of its local demographics. Instructors are carefully selected for their knowledge, expertise and ability to communicate with and motivate members. We pride ourselves on not only identifying and recruiting talent, but also developing our own instructors. Our instructors frequently present at national and international conventions and are often featured in prominent print media such as GQ, Men's Journal, Allure, Vogue and Self.

        Personal training.    We believe personal training is one of the most effective ways to help our members reach their health and fitness goals. We have earned a reputation for developing the most progressive personal training programs in the United States by offering a variety of options and levels of training expertise to our members. Our personal trainers are highly visible throughout each fitness club, assisting members with equipment and providing informal tips on a complimentary basis. Each of our clubs maintains approximately 35-60 personal trainers, depending upon club layout, membership and usage patterns.

        Our personal training is customized to the needs of each member within our proprietary training methodology and system. Upon enrollment, we give each new member a complimentary 30-minute Equifit fitness assessment and a one-hour personal training session. All personal trainers are instructed to cross sell our offerings, including personal training packages and other services that will help the member achieve his or her goals. This initial contact with the personal trainer is designed to motivate our members to actively participate and purchase additional services. Approximately 10% of new members purchase personal training at this time. Our personal training pricing is structured to appeal to the widest demographic. We offer both single- and multi-session packages with price dependent upon the number of sessions and the certification level and experience of the personal trainer. Our personal trainers are divided into three levels based upon education and expertise: Elite, Comprehensive and Elite Plus. All of our personal trainers agree to limit their training activities outside of Equinox, and they earn a commission based on the training revenues they generate. The commission payout increases as trainers attain higher levels of certification, which we believe motivates trainers to sell personal training services and to attain higher levels of certification.

        In addition to having a national certification or a relevant college degree, we require all of our personal trainers to participate in our proprietary educational program, the Equinox Fitness Training Institute or EFTI. EFTI not only provides a comprehensive curricula of professional development for our personal trainers but also serves as a primary source of progressive program development. As our trainers complete certain classes provided by EFTI, they are eligible to train at a higher level and earn higher commissions.

        The Spa at Equinox.    Our spas complement our integrated lifestyle approach to health and fitness by offering an environment in which members can receive massages and facial or body-care services while focusing on relaxation and rejuvenation. We currently operate 12 nationally recognized full-service day spas that have been designed to invoke a sense of luxury and comfort. In addition, we maintain treatment rooms in our other facilities that offer massage services to further integrate the spa concept. Our spas are staffed with knowledgeable and experienced therapists. Our spas are open to both members and non-members.

        The Shop.    The Shop is our retail business that sells Equinox-branded products and other name brand merchandise that have been carefully selected to complement the Equinox brand image. The Shop has been recognized by Women's Wear Daily for identifying trends and offering hard-to-find, lesser-known styles and manufacturers before they become popular. Much of The Shop's product line prominently displays the Equinox logo, providing increased visibility and exposure in addition to reinforcing the brand image. Equinox-branded apparel has been featured in nationally televised programs, such as HBO's Sex and the City, as well as in prominent consumer publications. With the exception of one location, The Shop operates in all Equinox facilities and is open to both members and non-members.

Finance and Management Information Systems

        During 2001, we implemented a new management information system that integrates all aspects of our operations. The system brings applications such as electronic funds transfer, point-of-sale transactions, employee time clocks and the front desk check-in area together into one nationally integrated system. With this system we now have the ability to better track facilities usage, monitor revenues per member and electronically store most paper records. In addition, more useful information on how members use the fitness clubs enables us to focus our marketing efforts on sales of ancillary programs and services, such as personal training and spa services, as well as to facilitate seamless information exchange between our club locations. We continue to refine the system to add desired functionality, such as prospect management and proprietary business protocols. In addition, we have begun implementation of an automated human resources system to improve our ability to manage our employees.

Trademarks

        We believe that our trademarks and other proprietary rights are important to our success and we aggressively protect such trademarks. All of our trademarks are either registered or have pending registration applications. We are not aware of any current or pending suits in connection with our trademarks. We currently hold 18 trademarks. We have registrations for trademarks in an aggregate of 22 countries. We have also registered a series of Internet domain names relating to our business, services and products.

Competition

        The fitness industry is highly competitive and fragmented. The five largest fitness club owner/operators, excluding franchise operators, accounted for less than 7% of commercial fitness clubs in the United States in 2002.

        Budget clubs offer limited services, primarily free weights and strength-training machines with a modest group fitness class schedule, if any, and usually charge a nominal initiation fee and low monthly membership fees. We do not compete directly with budget clubs, such as those offered by Bally's and Gold's Gyms, as we do not target customers with the same demographic characteristics as the members of budget clubs.

        Full-service clubs offer a combination of workout alternatives, including strength training equipment, free weights, cardio equipment, group fitness and personal training. Full-service clubs, such as those operated by Town Sports International, Crunch, New York Health & Racquet, Multiplex and Lake Shore Athletic Clubs, generally command a premium to the budget clubs and can be further classified based on price and amenities. Our membership fees are higher than many of our full-service competitors. We believe we are able to maintain such pricing based upon the perceived value of our commitment to the member experience combined with our innovative and diverse programming, high-quality member services, superior club design and overall high standards for operating our facilities.

        Urban country clubs, such as the East Bank Club in Chicago and clubs operated by The Sports Club Company, are generally larger than 100,000 square feet, with additional sports facilities such as basketball courts, swimming pools and tennis courts and featuring non-fitness amenities such as restaurants, salons, laundry/dry-cleaning services and executive locker rooms. Urban country clubs charge high initiation fees and membership dues. We believe we compare favorably with the urban country clubs, based upon price, the convenience of our numerous locations, and services offered.

        In addition, employers, residential buildings, and public and other not-for-profit organizations (including parks, YMCAs and college clubs) offer fitness facilities. These facilities provide alternatives to membership in a commercial fitness club, and constitute a competitive factor in the industry.

        We believe several competitive factors influence success in the fitness club business, including convenience, price, customer service, quality of operations, quality programming and ability to secure prime real estate at economical rates. We believe that our integrated, branded lifestyle offering focused on enabling our targeted customer base to get results and the price-to-value relationship are very attractive compared to that of our competitors. The combination of an exceptional member experience created through innovative programming, high-quality service and operations and superior club design positions us as one of the few recognized brands within the industry. Our offering of ancillary services and products further distinguishes us as a lifestyle brand.

Employees

        We have approximately 2,850 employees, of which approximately 890 are employed full-time. Approximately 99 employees compose our corporate staff working in Manhattan. None of our employees are subject to collective bargaining agreements or union representation. Although we experience turnover of non-management personnel, we have not experienced difficulty in finding new employees. We believe relations with our employees are good. We believe that we offer competitive compensation and employee benefits. We have developed a corporate culture that emphasizes a complete understanding of the Equinox vision, member experience and results orientation. We reinforce our team's understanding of our corporate culture by maintaining ongoing recruiting and training programs to identify and develop new managers and employees to support our growth in both new and existing markets. In addition to EFTI, we have formal training programs for our general managers-in-training and membership advisors.

Government Regulation

        Our operations and business practices are subject to regulation at the federal, state and, in some cases, local levels. State and local consumer protection laws and regulations govern our advertising, sales and other trade practices.

        Statutes and regulations affecting the fitness industry have been enacted in states in which we conduct business. Typically, these statutes and regulations prescribe certain forms and provisions of membership contracts, including:

  •
  Giving the member the right to cancel the contract, in most cases, within three business days after signing;

  •
  Requiring an escrow of funds received from pre-opening sales or the posting of a bond or proof of financial responsibility; and

  •
  Establishing maximum prices and terms for membership contracts.

        In addition, we are subject to other types of federal and state regulations governing the sale of memberships. These laws and regulations are subject to varying interpretations by a number of states and federal enforcement agencies and the courts. We maintain internal review procedures in order to comply with these requirements and believe that our activities are in substantial compliance with all applicable statutes, rules and decisions.

        Under so-called state "cooling off" statutes, a member has the right to cancel his or her membership for a period of three days and, in such event, is entitled to a refund of any payment made. In addition, our membership agreements provide that a member may cancel his or her membership at any time for qualified medical reasons or if the member relocates a certain distance away from any of our facilities. The specified procedures for cancellation in these circumstances vary due to differing state laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Further, where permitted by law, we assess a cancellation fee that we offset against any refunds owed.

        Our locations are also subject to zoning and other regulations relating to the operation of health clubs and other facilities open to the public.

Legal Proceedings

        We are involved in various claims and lawsuits arising in the normal course of business. We believe that the ultimate outcome of these matters will not have a material adverse affect on our business, results of operations, cash flows or financial condition.

MANAGEMENT

        The names, ages and positions of the directors and executive officers of Equinox as of September 1, 2003 are set forth below. Directors are elected annually and hold office until their successors are elected and qualified, or until their earlier removal or resignation.

Name	Age	Position
Charles F. Baird, Jr.	50	Director, Chairman
Harvey Spevak	39	Director, President and Chief Executive Officer
Scott Rosen	45	Executive Vice President and Chief Financial Officer
Christopher J. Peluso	43	Executive Vice President and Chief Operating Officer
Donato Errico, Jr.	42	Director
Glenn Hopkins	38	Director
Benjamin B. James(1)	46	Director
John Richards	54	Director
Adam Saltzman(2)	34	Director
Mark Tricolli	32	Director
William E. Watts(1)	50	Director
Edward D. Yun(2)	36	Director

(1)
Member, Compensation Committee.

(2)
Member, Audit Committee. None of our Audit Committee members at present would be considered to be independent within the meaning of the Sarbanes-Oxley Act of 2002.

        Each of our officers is elected by the Board of Directors to hold office until the next succeeding annual meeting of the Board of Directors. None of our officers has any family relationship with any director or other officer. "Family relationship" for this purpose means any relationship by blood, marriage or adoption, not more remote than first cousin.

        The business experience of each of the directors, executive officers and employees listed above is as follows:

        Charles F. Baird, Jr. was elected Chairman of Equinox in December 2000. Mr. Baird is the founder and a Managing Director of North Castle. Prior to founding North Castle in 1997, Mr. Baird served as a Managing Director of AEA Investors, Inc., and from 1978 to 1989 he worked at Bain & Company as an Executive Vice President and North American Management Committee member. Mr. Baird is a trustee of the Alger Fund. He currently serves as chairman of the Board of Directors for Leiner Health Products, Grand Expeditions, EAS and Elizabeth Arden Salon Holdings, Inc., corporations in which investment partnerships managed by North Castle have investments. Mr. Baird also serves on the Boards of Directors of the Ultimate Juice Company, Enzymatic Therapy, Inc., and CRC Health Group, Inc., corporations in which investment partnerships managed by North Castle have investments.

        Harvey Spevak has been President and Chief Executive Officer of Equinox since December 1999 after joining as President and Chief Operating Officer in January 1999. He became a member of the Board of Directors in January 1999. Prior to joining Equinox, he served as Vice President of Chelsea Piers. Mr. Spevak is on the Board of Directors of Elizabeth Arden Salon Holdings, Inc. and is a member of the Young Presidents Organization and the Council for the Fresh Air Fund.

        Scott Rosen was elected Executive Vice President and Chief Financial Officer upon joining the Company in August 2003. Prior to joining Equinox, Mr. Rosen served as Executive Vice President and Chief Financial Officer for J. Crew Group from 1994 to 2003. Prior to J. Crew, Mr. Rosen was Vice President and Divisional Controller for the Women's Sportswear Group, a division of Liz Claiborne, Inc.

        Christopher J. Peluso was elected Executive Vice President and Chief Operating Officer upon joining the Company in December 2002. Before joining Equinox, Mr. Peluso was a vice president at JPMorgan Asset Management where he was employed since 1999. From 1997 to 1999, he was President and Chief Operating Officer of WH Smith USA, where he operated their book and music division and served as a senior vice president of Marketing for Borders Group, Inc.

        Donato Errico, Jr. has been a member of the Board of Directors since our inception. Mr. Errico founded Equinox in 1991 and served as Chief Executive Officer until December 1999. He is currently pursuing other business opportunities in the service and hospitality industry.

        Glenn Hopkins became a member of the Board of Directors in December 2000. He is a Partner of J.W. Childs and has been at J.W. Childs since 1995.

        Benjamin B. James became a member of the Board of Directors in December 2000. He is a Principal of North Castle since 1998. Prior to joining North Castle, Mr. James co-founded the Private Finance Group at PPM America. Mr. James currently serves on the Board of Directors of Enzymatic Therapy, Inc. and Leiner Health Products, corporations in which investment partnerships managed by North Castle have an investment.

        John Richards became a member of the Board of Directors in February 2003. He is the President and Chief Executive Officer of Elizabeth Arden Salon Holdings, Inc. Before joining Elizabeth Arden Salon Holdings, Inc. in October 2001, Mr. Richards served as the President and Chief Executive Officer of Dean & Deluca after serving as President of North American Operations for Starbucks Coffee Company.

        Adam Saltzman became a member of the Board of Directors in December 2000. He is a Vice President of North Castle. Prior to joining North Castle, Mr. Saltzman spent four years as an associate with merchant banking firm StoneCreek Capital. Mr. Saltzman currently serves on the Board of Directors of Elizabeth Arden Salon Holdings, Inc. and Healthnotes, corporations in which investment partnerships managed by North Castle have an investment.

        Mark Tricolli became a member of the Board of Directors in 2003. He is a Vice President of J.W. Childs and has been at J.W. Childs since 2000. Previously, he was an associate in the Merchant Banking Division of Goldman Sachs from 1999 to 2000. Mr. Tricolli is also a director of InSight Holdings Corp., a corporation in which an investment partnership managed by J.W. Childs has an investment.

        William E. Watts became a member of the Board of Directors in January 2001. He is an Operating Partner of J.W. Childs and has been at J.W. Childs since 2001. Previously, he was President and Chief Executive Officer of General Nutrition Companies, Inc. from 1991 until 2001. Prior to being named President and Chief Executive Officer in 1991, he held the positions of President and Chief Operating Officer of General Nutrition, Inc., President and Chief Operating Officer of General Nutrition Center, Inc., Senior Vice President of Retailing and Vice President of Retail Operations.

        Edward D. Yun became a member of the Board of Directors in December 2000. He is a Partner of J.W. Childs and has been at J.W. Childs since 1996. Mr. Yun is also a director of InSight Holdings Corp. and Universal Hospital Services, Inc., corporations in which investment partnerships managed by J.W. Childs have an investment.

Compensation of Directors

        Members of the Board of Directors of Equinox are not compensated; however, all directors are reimbursed for travel and reasonable expenses incurred in performing their duties as directors.

Compensation of Executive Officers

        The following table sets forth the compensation earned by our Chief Executive Officer and each of the three additional most highly compensated executive officers (each, a "Named Executive Officer") during or with respect to the last three fiscal years.

				Long-Term Compensation
		Annual Compensation
Name and Principal Position				Securities Underlying Options(#)	All Other Compensation ($)
	Year	Salary($)	Bonus($)
Harvey Spevak	2002	$350,000	$201,250	34,397	$24,000
President and Chief Executive Officer	2001	300,000	125,000	—	24,000
	2000	250,000	101,714	346,000	24,000
Kenneth P. Fleischer	2002	247,200	96,655	—	24,000
Executive Vice President and Chief	2001	240,000	75,000	178,000	24,000
Financial Officer	2000	—	—	—	—
Kathleen M. Reilly	2002	168,000	22,576	—	—
Vice President, Marketing	2001	108,667	11,667	—	—
	2000	—	—	—	—
Judith Taylor	2002	132,000	24,288	5,000	7,290
Vice President, Public Relations	2001	120,000	20,000	15,000	7,260
	2000	105,000	20,000	—	—

Fiscal Year-End Option Value Table

        The following table sets forth information for each named executive officer with regard to the aggregate value of options held at December 31, 2002. No options were exercised by such executive officers during the year ended December 31, 2002.

	Number of Securities Underlying Unexercised Options at December 31, 2002
			Value of Unexercised In-the-Money Options at December 31, 2002($)(1)
Name
	Exercisable	Unexercisable	Exercisable	Unexercisable
Harvey Spevak	95,123	380,397	$1,140,525	$654,283
Kenneth P. Fleischer	25,000	178,000	299,750	306,160
Kathleen M. Reilly	—	—	—	—
Judith Taylor	190	20,000	2,278	34,400

(1)
The fair market value of our common stock used to calculate the value of unexercised in-the-money options at December 31, 2002 is based on the per share price at which we sold shares of our common stock on January 28, 2003.

Employment Agreements

        Harvey Spevak, Scott Rosen and Christopher J. Peluso each are employed by us under separate employment agreements. The agreements provide continued employment terms and severance terms (including some period of non-competition) if employment is terminated under certain conditions.

Compensation Committee Interlocks And Insider Participation

        The Board of Directors established a Compensation Committee to review all compensation arrangements for executive officers of Equinox. The individuals serving on the Compensation Committee during 2002 were Benjamin B. James and William E. Watts, both non-employee directors. North Castle and J.W. Childs receive an annual fee for management and financial consulting services they provide to us and are reimbursed for out-of-pocket expenses. Equinox has also agreed to indemnify the members of the boards employed by North Castle and J.W. Childs against certain liabilities incurred under the federal securities laws, other laws regulating our business and certain other claims and liabilities with respect to their services for Equinox. See "Related Party Transactions."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of Equinox common stock and preferred stock as of September 30, 2003, by: (i) each person or entity who owns of record or beneficially more than 5% or more of any class of our voting securities; (ii) each director and each of Named Executive Officer of Equinox; and (iii) all directors and Named Executive Officers of Equinox as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(1)
Equinox Holdings, L.P.(2) c/o North Castle Partners, L.L.C. 183 East Putnam Avenue Greenwich, CT 06830	8,705,802	92.24%
Executive Officers and Directors
Charles F. Baird, Jr.(2)	—	—
Donato Errico, Jr.	230,034	2.44%
Glenn A. Hopkins(2)	—	—
Benjamin B. James(2)	—	—
Christopher J. Peluso	—	—
John Richards	—	—
Scott Rosen	—	—
Adam M. Saltzman(2)	—	—
Harvey Spevak(3)	96,406	1.01%
Mark J. Tricolli(2)	—	—
William E. Watts(2)	—	—
Edward D. Yun(2)	—	—
Executive Officers and Directors as a Group
(12 persons)	326,440	3.42%

(1)
"Beneficial owner" refers to a person who has or shares the power to vote or direct the voting of a security or the power to dispose or direct the disposition of the security or who has the right to acquire beneficial ownership of a security within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2003 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)
NCP-EH GP, L.L.C. is one of the general partners of Equinox Holdings, L.P. The sole member of NCP-EH GP, L.L.C. is North Castle Partners II, L.P., a private investment fund managed by North Castle Partners LLC. JWC-EH, LLC is the second general partner of Equinox Holdings, L.P. The sole member of JWC-EH, LLC is J.W. Childs Equity Partners II, L.P., a private investment fund managed by J.W. Childs Associates, L.P. By virtue of their status, North Castle and J.W. Childs may be deemed to be beneficial owners of the shares owned by Equinox Holdings, L.P. Mr. Baird and Mr. James are partners of North Castle and Mr. Saltzman is a vice president of North Castle and by virtue of their status may be deemed to share voting and investment power with respect to the shares in which North Castle has direct or indirect beneficial ownership. Mr. Hopkins, Mr. Watts and Mr. Yun are partners of J. W. Childs Associates, L.P. and Mr. Tricolli is a vice president of J.W. Childs Associates, L.P. By virtue of their status, Mr. Hopkins, Mr. Watts, Mr. Yun and Mr. Tricolli may be deemed to share voting and investment power with respect to the shares in which J.W. Childs Associates, L.P. has direct or indirect beneficial ownership. 97,263 of these shares are held indirectly through Equinox Holdings, L.P. by a third party financial institution.

(3)
Consists of (i) 1,283 shares held of record and (ii) 95,123 shares issuable upon exercise of rollover options that have already vested or will vest within 60 days.

RELATED PARTY TRANSACTIONS

North Castle Partners, L.L.C. and J.W. Childs Associates, L.P.

        Equinox Holdings, L.P. currently holds 91% of the outstanding common stock of Equinox. One of the two general partners of Equinox Holdings, L.P. is NCP-EH GP, L.L.C., whose sole member is North Castle Partners II, L.P., a private investment fund managed by North Castle Partners, L.L.C. ("North Castle"). Charles F. Baird, Jr., a Partner of North Castle, is a Director of Equinox and has served as Chairman since December 2000. Benjamin B. James is a Partner of North Castle and a Director of Equinox. Adam Saltzman is a Vice President of North Castle and a Director of Equinox.

        The second general partner of Equinox Holdings, L.P. is JWC-EH, LLC, whose sole member is J.W. Childs Equity Partners II, L.P. The general partner of J.W. Childs Equity Partners II, L.P. is J.W. Childs Advisors II, L.P. J.W. Childs Equity Partners II, L.P. is a private investment fund managed by J.W. Childs Associates, L.P. ("J.W. Childs"). Glenn A. Hopkins, William E. Watts and Edward D. Yun are Partners of J.W. Childs and Directors of Equinox. Mark J. Tricolli is a Vice President of J.W. Childs and a Director of Equinox.

Consulting Agreement

        Pursuant to a consulting agreement dated as of December 15, 2000, North Castle and J.W. Childs receive from Equinox (1) an annual fee for business, management and financial consulting services provided to Equinox and (2) reimbursement of out-of-pocket expenses. Such consulting services include helping Equinox establish and maintain banking, legal and other business relationships, and assisting management in developing and implementing corporate and business strategies for improving our operational, marketing and financial performance. The consulting agreement currently provides for an annual fee of $0.8 million, payable semi-annually, which we may increase, but not decrease without the consent of both North Castle and J.W. Childs. However, any increase in the annual fee is subject to applicable limitations under the terms of our existing and future debt. The consulting agreement also provides that Equinox will indemnify North Castle, J.W. Childs, certain affiliates and their respective directors, officers, partners, members, managers, employees, agents and controlling persons against certain liabilities arising under the federal securities laws, other laws regulating our business and certain other claims and liabilities. The consulting agreement also provides that North Castle and J.W. Childs will perform financial advisory, investment banking and similar services with respect to proposals for any acquisition (by merger, asset acquisition or otherwise) by Equinox and its subsidiaries. The fee for such services in connection with future transactions would be an amount equal to 1% of the transaction value for the applicable transaction. North Castle and J.W. Childs will not be paid a fee for this transaction.

Stockholders Agreement

        Equinox is party to a stockholders agreement, dated as of December 15, 2000, as amended, under which the parties thereto have made certain agreements regarding matters further described below, including the voting of their shares and the governance of Equinox.

        Board of Director and Designation Rights.    The stockholders agreement provides that the board of directors of Equinox will consist of ten members, nine individuals nominated by Equinox Holdings, L.P. and, so long as certain stockholders own collectively 5% of the Company's outstanding common stock, Donato Errico, Jr. At any time at which a vacancy is created on the board as a result of the death, disability, retirement, resignation or removal before the expiration of his or her term as director, then the party that nominated such director will have the right to nominate a replacement.

        Actions of the Board; Affiliate Agreements.    The stockholders agreement provides that actions of the board will require the affirmative vote of at least a majority of the directors present at a duly convened meeting at which a quorum is present or the unanimous written consent of the board. The affirmative vote of at least six directors is required to take certain actions.

        Board Committees.    The stockholders agreement provides for Equinox to have an audit committee and a compensation committee. Each committee will have two directors, consisting of members nominated by Equinox Holdings, L.P.'s nominees.

        Observation and Information Rights.    The stockholders agreement provides that a certain stockholder will have the right to designate a representative to attend meetings of the board of directors and to receive copies of all written materials provided to the board. The representative will not have any right to vote on any matter presented to the board. The representative may be obliged to the maintain the confidentiality of information received in connection with the exercise of their respective rights.

        Transfer Restrictions.    Subject to certain exceptions, the stockholder parties to the stockholders agreement may not transfer any shares of Equinox's common stock prior to an initial public offering.

Registration Rights Agreement

        In connection with our recapitalization in 2000, we entered into a registration rights agreement, dated as of December 15, 2000, with Equinox Holdings, L.P., NCP Co-Investment Fund, L.P., certain holders of our common stock put warrants, certain members of management and other Equinox shareholders. Pursuant to the terms of the registration rights agreement, Equinox Holdings, L.P. may, at any time, request that Equinox effect the registration under the Securities Act of all or part of its registrable securities (as defined below). After an initial public offering, holders of 51% or more of the warrants relating to Equinox's common stock may also request that we effect the registration under the Securities Act of all or part of such holder's registrable securities. Upon receipt of such a request, Equinox is required to promptly give written notice of such requested registration to all holders of registrable securities and, thereafter, to use its reasonable best efforts to effect the registration under the Securities Act of all registrable securities which it has been requested to register pursuant to the terms of the registration rights agreement. Equinox will pay all expenses in connection with the first four successfully effected registrations requested by Equinox Holdings, L.P. and up to two successfully effected registrations requested by the warrant holders.

        "Registrable securities" means:

  •
  shares of Equinox common stock issued in connection with the recapitalization to members of management or directors of Equinox for so long as any such shares constitute restricted securities;

  •
  shares of Equinox common stock issuable pursuant to any stock subscription agreement;

  •
  shares of Equinox common stock issued upon exercise of the common stock put warrants; and

  •
  any securities issued or issuable with respect to Equinox common stock referred to above as a result of a conversion, exchange, stock dividend or distribution, stock split or reverse stock split, combination, recapitalization, merger, consolidation or other reorganization thereof.

        The registration rights agreement also provides that, with certain exceptions, the parties thereto will have certain incidental registration rights in the event that the company at any time proposes to register any of its equity securities and the registration form to be used may be used for the registration of securities otherwise registrable under the registration rights agreement.

        In addition to the provisions set forth above, the registration rights agreement contains other terms and conditions including those customary to agreements of this kind.

Related Party Leases

        Donato Errico, Jr., a member of our Board of Directors, is a partner in partnerships that lease space to us at two locations. The partnerships received approximately $1,015,945 and $1,080,632 pursuant to the leases and related agreements for the fiscal year ending December 31, 2002.

Exit Payment

        Under our Amended and Restated Stock Purchase Agreement and Plan of Merger as amended as of December 14, 2000, we must pay our founding stockholders $10 million on the earlier of an initial public offering, a change of control or December 15, 2010. We must pay an additional $5 million at the same time if the internal rate of return of our equity sponsors exceeds a specified amount.

Stock Option Plans

        Under the terms of the Equinox Holdings, Inc. 1998 Stock Incentive Plan (the "1998 Plan"), options to purchase 1,000,000 shares of common stock may be granted. The 1998 Plan is closed and there are no further options available for grant. As of September 30, 2003, there were 284,919 outstanding options granted under the 1998 Plan. As of September 30, 2003, 1,085,450 options were authorized under the Equinox Holdings, Inc. 2000 Stock Incentive Plan and options to purchase 1,044,104 shares of Equinox common stock were outstanding.

DESCRIPTION OF CAPITAL STOCK

        Pursuant to our Certificate of Incorporation, we are authorized to issue 20 million shares of common stock with a par value $0.01 per share (the "Common Stock"), of which 9,438,247 shares were outstanding as of September 30, 2003. We are also authorized to issue 400,000 shares of preferred stock with a par value of $0.01 per share, of which 130,166 shares were outstanding as of September 30, 2003.

        On the closing date with respect to the offering of the notes, we will redeem all of our outstanding preferred stock, and the retired shares of preferred stock will resume the status of authorized and unissued preferred stock. Also on the Closing Date, we will file a Certificate of Designation setting forth the rights, preferences and terms of 100,000 shares of our designated Senior Redeemable Preferred Stock. We may not issue the Senior Redeemable Preferred Stock other than under the contingent circumstances described below under "—Common Stock Put Warrants."

        Our Certificate of Incorporation provides that to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 102(b)(7)), as amended from time to time, none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director.

        The following summary of certain provisions of the capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Certificate of Incorporation, our By-laws, the Certificate of Designation for the Senior Redeemable Preferred Stock, the instruments governing the common stock put warrants and by the provisions of applicable law.

  Common Stock

        Holders of shares of our Common Stock are entitled to the rights, preferences and privileges, subject to the qualifications, limitations and restrictions, as set forth in the Certificate of Incorporation or otherwise required by law. Subject to the Stockholder's Agreement described under "Related Party Transactions," holders of our Common Stock are entitled to one vote per share on all matters to be voted on by the Company's stockholders.

        Dividends may be paid on the Common Stock, as and when declared by our board of directors. Any such dividend may be paid in cash, property, or shares of the Corporation's capital stock, subject to all of the rights of the preferred stock and any applicable provisions of law.

  Authorized Preferred Stock

        Our board, by resolution, may provide for the issue of preferred stock having the voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof as stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock.

        We issued 100,000 shares of cumulative preferred stock to investors in 2001. Dividends on the outstanding preferred stock are cumulative and accrue at a compound rate of 2.5% per quarter. On the closing date with respect to the offering of the notes, we will exercise our right to optionally redeem all of our outstanding preferred stock.

        The Senior Redeemable Preferred Stock will be, if issued, a series of preferred stock issued pursuant to a Certificate of Designation.

  Common Stock Put Warrants

        In connection with the issuance of our outstanding subordinated notes, we issued common stock put warrants to purchase, at a purchase price of $0.01 per share, an aggregate of 879,214 shares of our

Common Stock (or approximately 8% of the Company on a fully diluted basis as of the date hereof). The common stock put warrants will remain outstanding following repayment of the subordinated notes.

        The common stock put warrants contain anti-dilution and other protective provisions and contain affirmative covenants requiring us to, among other things, furnish specified financial statements, maintain proper books and records and maintain appropriate insurance. The common stock put warrants also contain negative covenants that, among other things, restrict our ability to change our certificate of incorporation and restrict, in a manner similar to the notes offered hereby, our ability to engage in transactions with affiliates.

        In addition, commencing on December 15, 2006, holders of a majority interest in the common stock put warrants will have a right to require us to use our best efforts to purchase the common stock put warrants at fair market value unless we have previously consummated a qualifying initial public offering of our common stock. Effective on the issue date of the notes offered hereby, the common stock put warrants will provide that if we fail to purchase the warrants within 60 days of such a demand by holders of a majority interest in the common stock put warrants, each warrant holder's right under the common stock put warrants, including the holder's right to purchase shares of Common Stock, will convert automatically and irrevocably without any further action or acknowledgement on the part of the Company or the holder, into Senior Redeemable Preferred Stock equal to the value of that holder's common stock put warrants. The holders' rights relating to our obligation to purchase the common stock put warrants will be subordinated to the prior payment in full in cash of all of our indebtedness (including the notes offered hereby and amounts under our new revolving credit facility) in the event of an insolvency, liquidation, winding-up, bankruptcy or similar event.

        The Senior Redeemable Preferred Stock referred to above, if issued, will rank senior to all our other preferred stock, equity or equity-linked securities (other than the debt portion of convertible debt), whether now in existence or created hereafter ("Junior Securities").

        Dividends on the Senior Redeemable Preferred Stock will accrue daily and be cumulative and compounded quarterly, at a rate of 18% per annum from the date of issuance. The dividend rate will increase by 1% per annum every six months up to a maximum rate per share of 22% per annum. We will have the option to pay the quarterly dividends in cash. All dividends paid with respect to the shares of the Senior Redeemable Preferred Stock will be paid pro rata to the holders.

        Optional Redemption.    We may redeem the Senior Redeemable Preferred Stock, at our option and at any time, for an amount equal to $1,000 multiplied by the number of Senior Redeemable Preferred Stock shares redeemed, together plus all accrued and unpaid dividends thereon to the applicable redemption date. Any such optional redemption shall be on a pro rata basis.

        Mandatory Redemption.    We will be required to redeem the Senior Redeemable Preferred Stock, for a redemption price per share equal to $1,000 plus the amount of all accrued and unpaid dividends thereon through the date of redemption, in cash, upon the earliest to occur of: (a) six months following the stated or accelerated maturity of the notes being offered in this offering, (b) 91 days following a complete refinancing or complete redemption of the notes, (c) an extension in the maturity or an increase in the principal amount of the notes, (d) the closing of our first underwritten offering of Common Stock to the public pursuant to an effective registration statement under the Securities Act, provided that such offering exceeds $35 million and our Common Stock is listed for trading on the New York Stock Exchange or the American Stock Exchange or for quotation on the NASDAQ National Market by us or any subsidiary, (e) 91 days following a "Change of Control" as defined under the notes, and (f) an insolvency event. Notwithstanding the foregoing, all obligations to effect such a mandatory redemption are subject to the prior satisfaction of any similar put or redemption obligations under the notes.

        Liquidation.    In the event of any liquidation or winding-up of the Company, holders of Senior Redeemable Preferred Stock will be entitled to receive, in preference of Junior Securities, an amount equal to the full amount of the Senior Redeemable Preferred Stock outstanding (which will be calculated as the number of preferred stock shares outstanding multiplied by $1,000) plus all accrued and unpaid dividends.

        Certain Rights of Holders.    The Senior Redeemable Preferred Stock will contain affirmative covenants. We will be required to deliver to the holders of the Senior Redeemable Preferred Stock all information publicly filed with the SEC. We will be required to obtain the consent of the holders of a majority of the outstanding shares of Senior Redeemable Preferred Stock to take certain actions, including but not limited to the following: (1) declaring and paying dividends and making distributions in respect to our capital stock, other than dividends on Junior Securities paid-in-kind and the making of the Exit Payment described under "Related Party Transactions," (2) amending or changing our organizational documents in a manner adverse to holders of Senior Redeemable Preferred Stock, (3) authorizing or issuing securities ranked senior or equally to the Senior Redeemable Preferred Stock, (4) altering or changing the rights, preferences or privileges of the Senior Redeemable Preferred Stock, (5) repurchasing or redeeming our capital stock (with the exception of certain repurchases of equity of management and employees), (6) increasing the authorized number of shares of Senior Redeemable Preferred Stock, (7) permitting the purchase or redemption of any Junior Securities by any entity directly or indirectly controlled by the Company, (8) enter into certain transactions with affiliates, and (9) taking any other action that could adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Senior Redeemable Preferred Stock.

        In addition, the consent of each holder of Senior Redeemable Preferred Stock will be required to reduce the stated value per share or the dividend rate or to amend any provisions relating to the time of payment, ranking or mandatory redemption features of the Senior Redeemable Preferred Stock.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        We have no outstanding indebtedness other than the old notes and an aggregate of $4.4 million in capital leases and similar obligations. In addition, we expect to have up to $3.5 million of reimbursement obligations for cash collateralized standby letters of credit under our new revolving credit facility or issued by another financial institution and, subject to conditions described below, approximately $21.5 million of additional commitments under our new revolving credit facility.

New Revolving Credit Facility

        The following summarizes the basic terms of our new revolving credit facility. The closing of the new revolving credit facility was a condition to the closing of the offering of the old notes. Availability of the new revolving credit facility is subject to specified post-closing actions with respect to collateral which we expect to accomplish prior to needing access to the facility and subject to a borrowing base formula.

        Our new revolving credit facility, with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent and lead arranger, UBS Loan Finance LLC, as syndication agent, and Wachovia Bank, National Association, as documentation agent, has a maturity of five years and provides for borrowings of up to $25.0 million (with a subfacility for the issuance of letters of credit).

        Prepayments (without permanent reductions to the commitments) under the new revolving credit facility are required in an amount equal to 100% of (a) certain insurance proceeds received by us, (b) the net cash proceeds of issuances of certain equity and debt securities and (c) the net cash proceeds of certain asset sales and dispositions by us, in each case subject to certain exceptions and reinvestment rights.

        Voluntary prepayments and commitment reductions are permitted in whole or in part, subject to minimum prepayment or reduction requirements. Such voluntary prepayments and commitment reductions may be made without premium or penalty other than customary LIBOR breakage costs.

        All of our obligations under the new revolving credit facility are unconditionally guaranteed by each of our existing and subsequently acquired or organized domestic subsidiaries. The new revolving credit facility and the related guarantees will be secured by a first-priority security interest in substantially all of our and our domestic subsidiaries' present and future assets and all present and future assets of each guarantor, including but not limited to (i) a first-priority pledge of all of the outstanding capital stock owned by us and each domestic guarantor and (ii) perfected first-priority security interests in all of our present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor, in each case, subject to certain exceptions.

        Loans under the new revolving credit facility, at our option, will bear interest at either the prime rate or a floating rate equal to the reserve adjusted London inter-bank offered rate ("LIBOR"), in each case plus a margin based on leverage. In addition to paying interest on any outstanding principal amount under the new revolving credit facility, we will be required to pay an unused revolving credit facility fee. For each letter of credit we issue, we will be required to pay at a rate per annum equal to the applicable margin for LIBOR loans. The applicable interest rate will increase by 2% during any payment default.

        The credit agreement documentation contains certain customary representations and warranties and contains customary restrictive affirmative, negative and financial covenants including leverage ratios and an interest coverage ratio and capital expenditure and dividend payment restrictions.

        Events of default under the credit agreement include (i) our failure to pay principal or interest when due, (ii) our material breach of any representations or warranty, (iii) covenant defaults, (iv) events of bankruptcy and (v) a change of control. We will pay the senior lenders and agents certain syndication and administration fees, reimburse certain expenses and provide certain indemnities to the senior lenders and the agents, in each case which are customary for credit facilities of this type.

DESCRIPTION OF NOTES

General

        We issued the old notes, and will issue the new notes, under an indenture (the "Indenture") dated as of December 16, 2003 among Equinox Holdings, Inc., the Guarantors and U.S. Bank National Association, as Trustee. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes will be registered under the Securities Act, and therefor will not contain restrictions on transfer, will not contain provisions relating to additional interest, and will contain terms of an administrative nature that differ from the old notes. New notes will otherwise be treated as notes for purposes of the indenture.

        The following summary of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "TIA"), and to all of the provisions of the Indenture (a copy of the form of which may be obtained from us), including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the TIA as in effect on the date of the Indenture. The definitions of most of the capitalized terms used in the following summary are set forth below under "—Certain Definitions." For purposes of this "Description of Notes," references to the "Company" are to Equinox Holdings, Inc. and not to any of its Subsidiaries.

        The Notes will be our unsecured obligations, ranking equal in right of payment to all of our unsubordinated debt. The Notes will be effectively subordinated to all existing and future secured debt of the Company to the extent of the value of the assets securing such debt. As of September 30, 2003, on an as adjusted basis after giving effect to this offering and the application of the proceeds therefrom as described under "Use of Proceeds", the aggregate principal amount of secured Indebtedness of the Company and its subsidiaries who are Guarantors would have been $3.9 million, and the Company would have had an additional $21.5 million of secured borrowings available under the Credit Agreement, subject to conditions on availability.

        We will issue the Notes in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Trustee will act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar, which initially will be the Trustee's corporate trust office. We may change any Paying Agent and Registrar without notice to holders of the Notes. We will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At our option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders.

Principal, Maturity and Interest

        The Notes will be unlimited in aggregate principal amount, with $160 million aggregate principal amount to be issued in this offering, and will mature on December 15, 2009. Additional Notes ("Additional Notes") may be issued from time to time under the Indenture in an unlimited amount, subject to the limitations set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness." The Notes offered hereby and any such Additional Notes will be treated as a single class for all purposes under the Indenture.

        Interest on the Notes will accrue at the rate per annum set forth on the front cover of this prospectus and will be payable semiannually in cash on each June 15 and December 15 to the persons who are registered Holders at the close of business on the June 1 and December 1 immediately preceding the applicable interest payment date. Interest on the Notes being issued in this offering will first be payable on June 15, 2004. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

        The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

        Optional Redemption.    The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after December 15, 2006, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on December 15 of the year set forth below, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption:

Year	Percentage
2006	104.500%
2007	102.250%
2008 and thereafter	100.000%

        Optional Redemption upon Public Equity Offerings.    At any time, or from time to time, on or prior to December 15, 2006, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings (as defined below) to redeem up to 35% of the principal amount of Notes issued under the Indenture at a redemption price equal to 109% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1)
at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2)
the Company shall make such redemption not more than 120 days after the consummation of any such Equity Offering.

        As used in the preceding paragraph, "Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company that generates gross proceeds to the Company of at least $35.0 million.

Selection and Notice of Redemption

        In the event that less than all of the Notes are to be redeemed at any time, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed or, if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however:

  (1)
  that no Notes of a principal amount of $1,000 or less shall be redeemed in part; and

  (2)
  that if a partial redemption is made with the proceeds of an Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited.

        Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Guarantees

        On the date of the Indenture, all of the Company's existing subsidiaries will jointly and severally guarantee the Company's obligations under the Indenture and the Notes on a senior unsecured basis. In the future, any Domestic Restricted Subsidiary of a specified size, and any subsidiary that guarantees Indebtedness of the Company, will guarantee the Company's obligations under the Indenture and the Notes on a senior unsecured basis as described under "—Certain Covenants—Additional Subsidiary Guarantees." The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

        Each Guarantor may consolidate with or merge into or sell all or substantially all of its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "—Certain Covenants—Merger, Consolidation and Sale of Assets." In the event a Guarantor ceases to be a Subsidiary of the Company in a transaction that complies with the provisions set forth in "—Certain Covenants—Limitation on Asset Sales" and the other covenants contained in the Indenture, then the Guarantor's Guarantee will be released.

Change of Control

        Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase; provided that the Company shall not be obligated to make a Change of Control Offer pursuant to this covenant if, no later than the 30th day after the Change of Control, it has mailed an irrevocable notice of redemption for all of the Notes in accordance with the provisions described under "—Redemption—Optional Redemption" and it subsequently has not failed to consummate such redemption. Upon any failure to consummate the redemption for which such notice was given, the Company's obligation to offer to repurchase Notes pursuant to this covenant shall be reinstated.

        Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The Credit Agreement contains, and any future other agreements relating to other indebtedness to which we become a party may contain, restrictions or prohibitions on the Company's ability to repurchase Notes or may provide that an occurrence of a Change of Control constitutes an event of default under, or otherwise requires payments of amounts borrowed under, those agreements. If a Change of Control occurs at a time when the Company is prohibited from repurchasing the Notes, we could seek the consent of our then existing lenders to the repurchase of the Notes or could attempt to refinance the Credit Agreement. If the Company does not obtain such consent or repay the indebtedness, it would remain prohibited from repurchasing the Notes. In that case, failure to repurchase tendered Notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of other indebtedness that we may enter into from time to time. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet our purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

        Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture will contain, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company or any Guarantor may incur Indebtedness and any Restricted Subsidiary may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.00 to 1.00 if such incurrence is before October 1, 2005 or 2.25 to 1.00 if such incurrence is on or after October 1, 2005.

        (b)   Notwithstanding the provisions of the preceding paragraph, the Company will not incur any Indebtedness if such Indebtedness is by its express terms subordinate in right of payment to any other Indebtedness of the Company, unless such Indebtedness is also by its express terms made subordinate in right of payment to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company; provided that Indebtedness shall not be considered subordinate in right of payment solely by reason of being unsecured (or not guaranteed) or being secured (or guaranteed) to a greater or lesser extent.

        Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution (other than dividends or distributions payable in the Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or make any Exit Payment;

  (3)
  make any principal payment on, or purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to:

  (a)
  any scheduled final maturity,

  (b)
  any scheduled or mandatory repayment or

  (c)
  any scheduled sinking fund payment,

    of any Indebtedness of the Company that is by its express terms subordinate in right of payment to the Notes (other than Indebtedness to a Restricted Subsidiary); or

  (4)
  make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) (other than any exception thereto) being referred to as a "Restricted Payment"); if at the time of such Restricted Payment or immediately after giving effect thereto:

  (A)
  a Default shall have occurred and be continuing; or

  (B)
  the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under paragraph (a) of the "—Limitation on Incurrence of Additional Indebtedness" covenant; or

  (C)
  the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company) shall exceed the sum of, without duplication:

            (i)    50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the end of the most recent fiscal quarter immediately prior to the Issue Date and on or prior to the end of the most recently ended fiscal quarter for which internal financial statements are available as of the date the Restricted Payment occurs (treating such period as a single accounting period), plus

            (ii)   100% of the amount by which Indebtedness or Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries incurred after the Issue Date is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) of such Indebtedness or Disqualified Capital Stock into Qualified Capital Stock of the Company plus 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock or received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale of Qualified Capital Stock of the Company, in each case subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (except, in each case, to the extent such proceeds are used to purchase, redeem, or otherwise retire or acquire Capital Stock or subordinated Indebtedness as set forth in the clause (2)(b) or (3)(b)(x) of the next paragraph), plus

            (iii)  without duplication, an amount equal to the sum of

      (x)
      in the case of the disposition or repayment of any Investment in any Person or the release of a guarantee constituting a Restricted Payment made after the Issue Date, an amount equal to the cash proceeds of such disposition or repayment, less the cost of the disposition of such Investment and net of taxes and, in the case of guarantees, less any amounts paid under such guarantee;

      (y)
      the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date, whether through interest payments, principal payments, dividends or other distributions or payments; provided that such amount shall not exceed the amount included as a Restricted Payment under clause (C) above with respect to such Investment; and

      (z)
      so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the Issue Date in accordance with "—Limitation on Designations of Unrestricted Subsidiaries," the fair market value of the Company's interest in such Subsidiary; provided that such amount shall not exceed the amount included as a Restricted Payment under clause (C) above with respect to such Designation and any Investment in such Subsidiary.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

  (1)
  the payment of any dividend or redemption payment within 60 days after the date of declaration of such dividend or the mailing of such irrevocable redemption notice if the dividend or redemption payment, as the case may be, would have been permitted on the date of declaration or the date of mailing of such notice;

  (2)
  the purchase, redemption, or other retirement or acquisition of any shares of Capital Stock of the Company, either

  (a)
  solely in exchange for shares of Qualified Capital Stock of the Company or

  (b)
  through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

  (3)
  the purchase, redemption, or other retirement or acquisition of any Indebtedness of the Company that is by its express terms subordinate in right of payment to the Notes either

  (a)
  solely in exchange for shares of Qualified Capital Stock of the Company, or

  (b)
  through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of

  (x)
  shares of Qualified Capital Stock of the Company or

  (y)
  Refinancing Indebtedness;

  (4)
  repurchases by the Company of Capital Stock of the Company or options or warrants to purchase Capital Stock of the Company, stock appreciation rights or any similar equity interest in the Company from consultants, directors, officers and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability, retirement or termination of employment of such consultants, directors, officers or employees in an aggregate amount not to exceed $1.0 million in any calendar year plus the amount of any proceeds received under key-man life insurance policies that are used to make such payments; provided that any amounts not utilized under this clause (4) in any calendar year may be carried forward to the immediately subsequent calendar year only;

  (5)
  so long as no Default shall have occurred and be continuing, the purchase, redemption, defeasance or other acquisition or retirement of Indebtedness of the Company that is by its express terms subordinate in right of payment to the Notes following a Net Proceeds Offer or Change of Control Offer after complying with the covenants set forth under "—Limitation on Asset Sales" and "—Change of Control";

  (6)
  so long as no Default shall have occurred and be continuing, Restricted Payments in an aggregate amount since the Issue Date not to exceed $2.0 million;

  (7)
  any Restricted Payments made as part of the Transactions;

  (8)
  so long as no Default has occurred and is continuing, the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company or any of its Restricted Subsidiaries issued or incurred after the Issue Date in accordance with the covenant set forth under "—Limitation on Incurrence of Additional Indebtedness";

  (9)
  the issuance of the Warrant Preferred Stock in exchange for the Warrants following the occurrence of any Warrant Put;

  (10)
  the payment of any dividend on Common Stock of the Company following an underwritten initial public offering of Company Common Stock in an amount not to exceed 6% per annum of the aggregate net proceeds received by the Company from such public offering; and

  (11)
  payments to holders of Capital Stock of the Company in lieu of the issuance of fractional shares of such Capital Stock, in an aggregate amount since the Issue Date not to exceed $50,000, and payments or distributions to stockholders pursuant to appraisal rights required under applicable law in connection with any consolidation, merger or transfer of assets that complies with the covenant described under "—Merger, Consolidation and Sale of Assets."

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (C) of the second preceding paragraph, amounts expended pursuant to clauses (1), (4), (6), (8), (10) and (11) of the immediately preceding paragraph shall be included in such calculation.

        Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company); and

  (2)
  at least 75% of the consideration received by the Company or the applicable Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and shall be received at the time of such disposition; provided, however, that the amount of:

  (a)
  any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or the notes thereto) of the Company or any Restricted Subsidiary (other than Indebtedness that by its terms is expressly subordinate in right of payment to the Notes) that are assumed by the transferee in such Asset Sale and from which the Company or such Restricted Subsidiary is released or is otherwise no longer liable and

    (b)
    any notes or other obligations received by the Company or by any such Restricted Subsidiary from such transferee that are immediately converted by the Company or by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash for the purposes of this provision.

        Upon the consummation of an Asset Sale, the Company shall apply, or cause the applicable Restricted Subsidiary to apply, an amount equal to the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

  (1)
  to (i) permanently reduce Indebtedness under any Credit Facility (and, in the case of any such Indebtedness under any revolving credit facility, effect a corresponding permanent reduction in the availability under such revolving credit facility), any senior secured Indebtedness, any Capitalized Lease Obligations or other Indebtedness ranking pari passu with the Notes or Guarantees and (ii) in the case of an Asset Sale by a Restricted Subsidiary that is not a Guarantor, permanently reduce Indebtedness of such Restricted Subsidiary; provided, however, that if the Company permanently reduces unsecured Indebtedness that ranks pari passu with the Notes pursuant to this covenant, it must make an equal and ratable Net Proceeds Offer to all holders of Notes as provided in the following paragraph,

  (2)
  to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the Permitted Business, including in each case, without limitation, by way of capital expenditures or the purchase of Capital Stock in a Person engaged in a Permitted Business that becomes a Restricted Subsidiary ("Replacement Assets") or

  (3)
  a combination of prepayment and investment permitted by the foregoing clauses (1) and (2).

        On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date not less than 45 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, the maximum principal amount of Notes and, if the Company so elects, other Indebtedness of the Company and the Guarantors that ranks pari passu in right of payment with the Notes or the Guarantees, as the case may be (to the extent required by the instrument governing such other Indebtedness), that may be purchased out of the Net Proceeds Offer Amount. Any Notes and other Indebtedness to be purchased pursuant to a Net Proceeds Offer shall be purchased pro rata based on the aggregate principal amount of Notes and such other Indebtedness outstanding, and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. To the extent the aggregate principal amount of Notes and other Indebtedness validly tendered and not withdrawn by holders exceeds the Net Proceeds Offer Amount, Notes and other Indebtedness, if any, shall be purchased pro rata based on the aggregate principal amount of tendered Notes and other Indebtedness, if any.

        The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, not just the amount in excess of $10.0 million, shall be applied as required pursuant to the preceding paragraph). To the extent the aggregate principal amount of Notes and other Indebtedness tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use such Deficiency in any manner otherwise permitted by the Indenture. Upon completion of the purchase of all Notes and other Indebtedness tendered pursuant to a Net Proceeds Offer, the amount of the Net Proceeds Offer Amount, if any, shall be reset to zero.

        Notwithstanding the four immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent:

  (1)
  at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

  (2)
  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Board of Directors of the Company);

provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the four preceding paragraphs.

        Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on or in respect of Capital Stock;

  (2)
  make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

  (3)
  transfer any of its property or assets to the Company or any other Restricted Subsidiary,

in each case except for such encumbrances or restrictions existing under or by reason of:

    (a)
    applicable law, rule or regulation;

    (b)
    the Indenture, the Notes and the Guarantees;

    (c)
    any customary restriction with respect to the subletting, assignment, change of control or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment, change of control or transfer of any lease, license or other contract;

    (d)
    any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture;

    (e)
    customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

    (f)
    any agreement governing Purchase Money Indebtedness that imposes encumbrances or restrictions on the property or assets so acquired;

    (g)
    with respect to any Restricted Subsidiary (or any of its property or assets), an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

    (h)
    (i) any instrument governing Acquired Indebtedness, which encumbrance or restriction was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition) and is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person's direct and indirect Subsidiaries); and (ii) any agreement (x) with respect to a Restricted Subsidiary that was not a Restricted Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary, not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, and not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person that becomes the Restricted Subsidiary (including, but not limited to, such Person's direct and indirect Subsidiaries or (y) with respect to any asset acquired, in existence at the time of such acquisition, not incurred in connection with or in contemplation of such acquisition and not applicable to any assets other than the assets so acquired;

    (i)
    agreements existing on the Issue Date (other than the Credit Agreement) to the extent and in the manner such agreements are in effect on the Issue Date;

    (j)
    any Credit Facility (including the Credit Agreement) or any agreement governing any other Indebtedness of the Company or any Restricted Subsidiary permitted to be incurred under the Indenture; provided that, with respect to any agreement governing such other Indebtedness, the provisions relating to such encumbrance or restriction are no less favorable to the Company in any material respect than the provisions contained in the Credit Agreement as in effect on the Issue Date;

    (k)
    restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

    (l)
    restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

    (m)
    customary provisions in joint venture agreements and other similar agreements in each case relating solely to the respective joint venture or similar entity or to the equity interest therein; or

    (n)
    any agreement or instrument that extends, renews, refinances or replaces any of the agreements or instruments containing any of the encumbrances or restrictions referred to in clause (b) and (d) through (k) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such agreement or instrument are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b) and (d) through (k) above.

        Limitation on Preferred Stock of Restricted Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary that is not a Guarantor.

        Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Lien (an "Initial Lien") upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, unless:

  (1)
  in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens for so long as such Subordinated Indebtedness is secured by such Lien; and

  (2)
  in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis for so long as such Lien is in place, except for

  (a)
  Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

  (b)
  Liens securing Obligations in respect of a principal amount of Indebtedness Incurred under any Credit Facility in an aggregate principal amount not to exceed the amount permitted to be incurred under clause (2) of the definition of "Permitted Indebtedness";

  (c)
  Liens securing the Notes and Guarantees;

  (d)
  Liens on assets of any Restricted Subsidiary of the Company in favor of the Company or any Restricted Subsidiary and Liens on the assets of the Company in favor of a Restricted Subsidiary that is a Guarantor;

  (e)
  Liens in favor of the Company or any Guarantor;

  (f)
  Liens securing Refinancing refunding, extension, renewal or replacement (in whole or in part) of any Indebtedness or other Obligation that has been secured by a Lien permitted under the Indenture and that has been incurred in accordance with the provisions of the Indenture; provided, however, that such new Liens are limited to all or part of the same property or assets of the Company or any of its Restricted Subsidiaries (plus improvements, decisions, proceeds or dividends or distributions in respect thereof) securing the Indebtedness or other obligation so Refinanced, refinanced, extended, renewed or replaced; and

  (g)
  Permitted Liens.

        Any such Lien thereby created in favor of the Notes or any Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of all Initial Liens to which it relates or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the

property or assets securing all such Initial Liens or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating all such Initial Liens.

        Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to any Person unless:

  (1)
  either:

  (a)
  the Company will be the surviving or continuing corporation or

  (b)
  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of properties and assets of the Company and of its Restricted Subsidiaries substantially as an entirety (the "Surviving Entity")

  (x)
  will be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and

  (y)
  will expressly assume, by supplemental indenture (in form reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

  (2)
  except in the case of a transaction solely involving the Company and a Guarantor, immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under paragraph (a) of the "—Limitation on Incurrence of Additional Indebtedness" covenant;

  (3)
  immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default shall have occurred or be continuing; and

  (4)
  the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating to the effect that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, will be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such. Thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that the predecessor Company in the case of a lease of all or substantially all of its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

  (1)
  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia;

  (2)
  such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and

  (3)
  immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

        Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) need only comply with clause (4) of the first paragraph of this covenant.

        None of the foregoing shall prohibit any transfer by the Company of the Capital Stock of, or other Investments in, one or more of its Subsidiaries to any Guarantor.

  Limitation on Transactions with Affiliates.

  (1)
  The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (other than a transaction not directly or indirectly with an Affiliate that has the effect of benefiting all shareholders proportionally) (each, an "Affiliate Transaction"), other than:

  (a)
  Affiliate Transactions permitted under paragraph (2) below; and

  (b)
  Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

        All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $1.0 million will be approved by the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves payments or other property with an aggregate fair market value of more than $7.5 million, the Company or such Restricted Subsidiary, as the case may be, will, prior to the consummation thereof, obtain an opinion from an Independent Financial Advisor stating that such transaction or series of related transactions are fair to the Company or to the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

  (2)
  The restrictions set forth in paragraph (1) shall not apply to:

  (a)
  reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors;

  (b)
  transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture;

  (c)
  Restricted Payments and Permitted Investments permitted by the Indenture;

  (d)
  any sale, issuance or grant of any equity interest (other than Disqualified Capital Stock);

  (e)
  transactions arising out of agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

  (f)
  the Transactions;

  (g)
  transactions with customers, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, on customary terms no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; and

  (h)
  management or advisory fees to North Castle Partners and J.W. Childs Associates, L.P. or their respective affiliates in accordance with the terms of the Management Agreement as in effect on the Issue Date, as the same may be modified or amended so long as such modification or amendment does not increase the amount of management or advisory fees to be paid thereunder, plus reimbursement of reasonable out-of-pocket expenses.

        Additional Subsidiary Guarantees.    If (a) any Subsidiary of the Company that is not a Guarantor guarantees or becomes otherwise obligated for any of the Company's Indebtedness (other than solely as a result of a guarantee by the Company of such Subsidiary's primary obligations), or (b) the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Domestic Restricted Subsidiary that is not a Guarantor having total assets (after giving effect to such transfer) with a book value in excess of $500,000, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary having total assets with a book value in excess of $500,000, then such guarantor, transferee or acquired or other Restricted Subsidiary shall:

  (1)
  execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

  (2)
  deliver to the Trustee one or more opinions of counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legally valid, binding and enforceable obligation of such Restricted Subsidiary.

        Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture; provided, however, that to the extent that a Restricted Subsidiary is subject to any instrument governing Acquired Indebtedness, as in effect at the time of acquisition thereof, that prohibits such Restricted Subsidiary from issuing a Guarantee, such Restricted Subsidiary shall not be required to execute such a supplemental indenture until it is permitted to issue such Guarantee pursuant to the terms of such Acquired Indebtedness.

        Reports to Holders.    Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish by filing with the Commission or (if not filing with the Commission) by sending to the registered holders of Notes with a copy to the Trustee:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to annual financial information only, a report thereon by the Company's certified independent accountants; and

  (2)
  the information that would be required to be included in all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports,

in each case within the time periods specified in the Commission's rules and regulations (or, if later, within 180 days after the Issue Date).

        In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Limitation on Designations of Unrestricted Subsidiaries.    The Company may designate any Subsidiary of the Company (other than a Subsidiary of the Company that, following such designation, would own Capital Stock of a Restricted Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (1)
  no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

  (2)
  the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the fair market value of the Investments of the Company and its Restricted Subsidiaries in such Subsidiary on such date.

        In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "—Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

        The Indenture further provides that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if:

  (1)
  no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

  (2)
  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

        All Designations and Revocations must be evidenced by Board Resolutions of the Company certifying compliance with the foregoing provisions.

Events of Default

        The following events will be defined in the Indenture as "Events of Default":

  (1)
  the failure to pay interest on any Note when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal on any Note, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) on the date specified for such payment in the applicable offer to purchase;

  (3)
  a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the covenant described under "—Certain Covenants—Merger, Consolidation and Sale of Assets," which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has passed), aggregates $5.0 million or more at any time;

  (5)
  one or more judgments in an aggregate amount in excess of $5.0 million (to the extent not covered by insurance) shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and nonappealable;

  (6)
  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

  (7)
  any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

        If an Event of Default (other than an Event of Default specified in clause (6) above relating to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (its "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default specified in clause (6) above relating to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The Holders of a majority in principal amount of the Notes may waive any existing Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

  (1)
  the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

  (2)
  the Company's obligations with respect to the Notes concerning

    •
    issuing temporary Notes,

    •
    registration of Notes,

    •
    mutilated, destroyed, lost or stolen Notes and

      •
      the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and our obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance,

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

  (a)
  the Company has received from, or there has been published by, the Internal Revenue Service a ruling or

  (b)
  since the date of the Indenture, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

  (6)
  the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

  (7)
  the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

  (8)
  the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

  (9)
  certain other customary conditions precedent are satisfied.

        Notwithstanding the foregoing, the opinion of counsel required by clauses (2)(a) and (3) above need not be delivered if all the Notes not theretofore delivered to the Trustee for cancellation:

  (1)
  have become due and payable;

  (2)
  will become due and payable on the maturity date within one year; or

  (3)
  are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes then outstanding when:

  (1)
  either

  (a)
  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or

  (b)
  all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable (y) will become due and payable at their stated maturity within one year or (z) will become due and payable within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense of, the Company and, in each case, the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  the Company has paid all other sums payable by the Company under the Indenture; and

  (3)
  the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

        From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies or so long as such change does not adversely affect the rights of any of the Holders in any material respect. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

  (1)
  reduce the amount of Notes whose Holders must consent to an amendment;

  (2)
  reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

  (3)
  reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes are subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

  (4)
  make any Notes payable in money other than that stated in the Notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

  (6)
  after an obligation arises to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated, amend, change or modify in any material respect the obligation to make such Change of Control Offer or such Net Proceeds Offer, as the case may be, or modify any of the provisions or definitions with respect thereto; or

  (7)
  modify or change any provision of the Indenture or the related definitions so as to make the Notes or any Guarantee expressly subordinate in right of payment to other Indebtedness of the Company or the applicable Guarantee; provided that ranking shall not be affected by the existence or lack thereof of a security interest or by priority with respect to a security interest.

Governing Law

        The Indenture provides that it, and the Notes, will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that such principles are not mandatorily applicable by statute and the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company or of a Subsidiary of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

        "Affiliate Transaction" has the meaning set forth under "—Certain Covenants—Limitation on Transactions with Affiliates."

        "Asset Acquisition" means

  (1)
  an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary; or

  (2)
  the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business, including, without limitation, the acquisition of an individual health club.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of:

  (1)
  any Capital Stock of any Restricted Subsidiary; or

  (2)
  any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business;

provided, however, that Asset Sales shall not include

    (a)
    any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million,

    (b)
    the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "—Certain Covenants—Merger, Consolidation and Sale of Assets,"

    (c)
    disposals or replacements of obsolete equipment in the ordinary course of business,

    (d)
    the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to the Company or one or more Restricted Subsidiaries, and

    (e)
    any Restricted Payment permitted under "—Certain Covenants—Limitation on Restricted Payments," or any Permitted Investment or Permitted Lien.

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Business Day" means a day other than a Saturday, Sunday or other day in which commercial banking institutions (including, without limitation, the Federal Reserve System) or the corporate trust office of the Trustee are authorized or required by law to close in New York City.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

  (3)
  any warrants, rights or options to purchase or acquire any of the foregoing, including, without limitation, the Warrants.

        "Cash Equivalents" means:

  (1)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States (or, with respect to funds generated by operations outside the United States, the United Kingdom or another member of the European Union (as in existence on the Issue Date)), in each case maturing within one year from the date of acquisition thereof;

  (2)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

  (3)
  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

  (4)
  overnight deposits, and time deposit accounts, certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia (or, with respect to funds generated by operations outside the United States, the United Kingdom or another member of the European Union (as in existence on the Issue Date)) or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million (or the foreign currency equivalent);

  (5)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

  (6)
  investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (other than any such group existing solely by virtue of the Stockholders Agreement or the Limited Partnership, if the Permitted Holders continue to have the right to designate a majority of the Board of Directors of the Company) (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture), other than to a Permitted Holder;

  (2)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

  (3)
  any Person or Group, other than a Permitted Holder, shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

  (4)
  the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by one or more Permitted Holders or by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of any such Board of Directors at the beginning of such period or whose election as a member of any such Board of Directors was previously so approved.

        "Change of Control Offer" has the meaning set forth under "—Change of Control."

        "Change of Control Payment Date" has the meaning set forth under "—Change of Control."

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income for such period; and

  (2)
  to the extent Consolidated Net Income has been reduced thereby,

  (a)
  all income taxes of the Company and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business),

  (b)
  Consolidated Interest Expense for such period, and

  (c)
  Consolidated Non-cash Charges for such period less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA during the four full fiscal quarters for which financial statements are available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act) basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of the Company or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any Asset Sales (without giving effect to the exceptions in clauses (a) and (e) in the definition thereof) or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets that are the subject of the Asset Acquisition or Asset Sale (without giving effect to the exceptions in clauses (a) and (e) in the definition thereof) during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If the Company or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if the Company or any such Restricted Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness, but only to the extent of such guarantee.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

  (2)
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate shall be calculated by applying such optional rate as the Company shall designate; and

  (3)
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to the Company for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense for such period; plus

  (2)
  the product of

  (a)
  the amount of all dividend payments on any series of Preferred Stock of the Company (other than dividends paid or accrued in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period (without duplication), and

    (b)
    a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, all such interest expense consisting of

  (a)
  any amortization of debt discount,

  (b)
  the net costs under Interest Swap Obligations,

  (c)
  all capitalized interest, and

  (d)
  the interest portion of any deferred payment obligation; and

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to the Company, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

  (1)
  after-tax gains or losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonment or reserves relating thereto;

  (2)
  extraordinary or nonrecurring gains or losses;

  (3)
  the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

  (4)
  the net income of any Person, other than the Company or a Restricted Subsidiary, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary by such Person;

  (5)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

  (6)
  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

  (7)
  any non-cash income or expense arising from changes in the fair market value of the Warrants;

  (8)
  fees, expenses and charges associated with the Transactions; and

  (9)
  in the case of a successor to the Company by consolidation or merger or as a transferee of the Company's assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets.

        "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company (including, without limitation, charges related to the impairment of long-lived assets and non-cash compensation expense) and its Restricted Subsidiaries reducing Consolidated Net Income of the Company for such period, determined on a consolidated basis in accordance with GAAP (including deferred rent but excluding any other such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Covenant Defeasance" has the meaning set forth under "—Legal Defeasance and Covenant Defeasance."

        "Credit Agreement" means the Credit Agreement dated as of the Issue Date by and among the Company, the lenders from time to time party thereto in their capacities as lenders thereunder and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as agent, together with all agreements, instruments and other documents relating thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements, instrument or other document may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, and including any agreement, instrument or other document extending the maturity of, refinancing, replacing, renewing, refunding or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Credit Facility" means one or more debt facilities (including, without limitation, the Credit Agreement) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing (including notes, letters of credit, guarantees, security agreements, mortgages and other collateral documents), in each case as the same may be amended, amended and restated, supplemented, modified, refunded, renewed or extended, refinanced, replaced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders and whether provided under any original Credit Facility or one or more other credit agreements, financing agreements or other Credit Facilities or otherwise.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designation" has the meaning set forth under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries."

        "Designation Amount" has the meaning set forth under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries."

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes; provided, however, that (i) if such Capital Stock is issued to any employee in the ordinary course of business or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability, and (ii) such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company upon the occurrence of a change in ownership of the Company. "Disqualified Capital Stock" shall not include the Warrants or the Warrant Preferred Stock, as each are in effect on the Issue Date or as the terms thereof have been established as of the Issue Date.

        "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States or any state thereof.

        "Equity Offering" has the meaning set forth under "—Redemption—Optional Redemption Upon Public Equity Offerings."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Exit Payment" means any exit payment or additional exit payment to the founding shareholders provided for in the Stock Purchase Agreement and Plan of Merger by and among certain shareholders of the Company, NCP-EH Recapitalization Corp. and NCP-EH, L.P. dated as of October 16, 2000 (as amended as of December 14, 2000), as amended, modified, supplemented or replaced from time to time.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting in good faith and shall be conclusive and evidenced by a Board Resolution of the Board of Directors of the Company.

        "Foreign Restricted Subsidiary" means a Restricted Subsidiary that is not a Domestic Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the deduction or amortization of any premiums, fees and expenses incurred in connection with any financings or any other permitted incurrence of Indebtedness and (ii) depreciation, amortization or other expenses recorded as a result of the application of purchase accounting in accordance with Accounting Principles Board Opinion Nos. 16 and 17 and FASB Nos. 141 and 142.

        "Guarantee" means each guarantee of the Company's obligations under the Indenture and the Notes by the Guarantors.

        "Guarantor" means: (1) each of the Guarantors listed on Schedule A to the Indenture; and (2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "incur" has the meaning set forth under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness."

        "Indebtedness" means with respect to any Person, without duplication:

  (1)
  all Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

  (5)
  all Obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees of such Person and other contingent obligations of such Person in respect of Indebtedness of any other Person of the type referred to in clauses (1) through (5) above and clause (8) below to the extent of the lesser of the maximum amount of such guarantee, or the outstanding amount of such Indebtedness of such other Person;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of the first such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

  (8)
  all Obligations of such Person under currency swap agreements and interest swap agreements of such Person; and

  (9)
  all Disqualified Capital Stock issued by such Person and all Preferred Stock issued by Restricted Subsidiaries of such Person with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Company. The principal amount of Indebtedness of any Person at any date shall be the outstanding balance on such date of all unconditional Obligations as described above, and the maximum liability with respect to principal upon the occurrence of the contingency giving rise to the Obligation, on any contingent Obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

        "Independent Financial Advisor" means an accounting, banking or valuation firm:

  (1)
  that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

  (2)
  that, in the sole judgment of the Board of Directors of the Company, is qualified to perform the task for which it is to be engaged.

A firm shall not be deemed to have a financial interest in the Company merely by virtue of an indirect interest in Capital Stock in the Company unless such interest constitutes Beneficial Ownership (as defined in Rule 13d-3 of the Exchange Act) of more than a de minimus amount.

        "Initial Purchasers" means Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit or credit support (including, without limitation, a guarantee of or other direct or indirect liability for Indebtedness) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and by its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means December 16, 2003.

        "Landlord Loans" has the meaning set forth under clause (4) of the definition of "Permitted Indebtedness."

        "Legal Defeasance" has the meaning set forth under "—Legal Defeasance and Covenant Defeasance."

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Limited Partnership" means Equinox Holdings, L.P., a Delaware limited partnership, and its related organizational documents and limited partnership agreement, as amended, modified or supplemented and in effect from time to time.

        "Management Agreement" means the Consulting Agreement, dated as of December 15, 2000, among North Castle Partners, J.W. Childs Associates, L.P. and the Company.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

  (1)
  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

  (2)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (3)
  repayment of Indebtedness that is secured by the assets sold in the relevant Asset Sale and that is required to be repaid in connection with such Asset Sale; and

  (4)
  appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Business" means the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or businesses reasonably related thereto.

        "Permitted Holder" means any of North Castle Partners, J.W. Childs Associates, L.P. or their respective Affiliates.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness represented by the Notes issued in the Offering and the Indenture in an aggregate principal amount not to exceed $160.0 million (and the Exchange Notes issued in exchange therefor) and the related Guarantees;

  (2)
  Indebtedness incurred pursuant to the Credit Agreement or any other Credit Facility in an aggregate principal amount at any time outstanding not to exceed $30.0 million incurred under this clause (2), plus the principal amount of Indebtedness not utilized under clause (4) below not to exceed $5.0 million, less the amount of all required principal payments actually made by the Company in respect of the loans under the Credit Agreement that were incurred under this clause (2) in accordance with the provisions set forth under "—Certain Covenants—Limitation on Asset Sales" (which, in the case of revolving loans, are accompanied by a corresponding permanent commitment reduction);

  (3)
  other Indebtedness (including Capitalized Lease Obligations) of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

  (4)
  Purchase Money Indebtedness, Indebtedness from lessors of real property incurred in connection with the initial development and construction of a fitness club to be located at such real property ("Landlord Loans") and Capitalized Lease Obligations in an aggregate principal amount for all Indebtedness incurred by the Company and its Restricted Subsidiaries pursuant to this clause (4) not to exceed $10.0 million outstanding at any one time, plus the principal amount of Indebtedness not utilized under clause (2) above but not to exceed $5.0 million;

  (5)
  Interest Swap Obligations covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed, at the time of incurrence thereof, the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

  (6)
  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (7)
  Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary for so long as such Indebtedness is held by the Company, a Restricted Subsidiary or a holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company, a Restricted Subsidiary or a holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company, a Restricted Subsidiary or a holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness pursuant to this clause (7);

  (8)
  Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary or a holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that:

  (a)
  any Indebtedness of the Company to any Restricted Subsidiary that is not a Guarantor is unsecured and by its express terms subordinated in right of payment, pursuant to a written agreement, to the Company's monetary obligations under the Indenture and the Notes, and

  (b)
  if as of any date any Person other than a Restricted Subsidiary or the holders of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company under this clause (8);

  (9)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within four Business Days of incurrence;

  (10)
  Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in each case in the ordinary course of business;

  (11)
  Refinancing Indebtedness;

  (12)
  Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture; provided that, in the case of a guarantee by a Restricted Subsidiary, such Restricted Subsidiary complies with the covenant described under "—Certain Covenants—Additional Subsidiary Guarantees" to the extent applicable;

  (13)
  Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bid, payment and performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business; and

  (14)
  additional Indebtedness of the Company and the Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

        For purposes of determining any particular amount of Indebtedness under the "Limitation on Incurrence of Additional Indebtedness" covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock and change in the amount outstanding due solely to the result of fluctuations in the exchange rates of currencies will not be deemed to be an incurrence of Indebtedness for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

  (1)
  Investments by the Company or any Restricted Subsidiary in any Person that is or will become immediately after such Investment a Restricted Subsidiary or that will merge or consolidate into the Company or a Restricted Subsidiary;

  (2)
  Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness incurred by the Company evidencing such Investment by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

  (3)
  Investments in cash and Cash Equivalents;

  (4)
  loans and advances to directors, employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

  (5)
  Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or a Restricted Subsidiary's businesses and otherwise in compliance with the Indenture;

  (6)
  other Investments, including Investments in Unrestricted Subsidiaries, not to exceed $5.0 million at any one time outstanding;

  (7)
  Investments in securities of trade creditors or members received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or members or in good faith settlement of delinquent obligations of such trade creditors or members;

  (8)
  Investments represented by guarantees that are otherwise permitted under the Indenture;

  (9)
  Investments the payment for which is Qualified Capital Stock of the Company;

  (10)
  Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale (or an asset sale that is not an Asset Sale) made in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales;" and

  (11)
  the acquisition by the Company of obligations of one or more officers, directors or employees of the Company or any of its Subsidiaries in connection with such officers', directors' or employees' acquisition of shares of Capital Stock of the Company so long as no cash is paid by the Company or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations.

        "Permitted Liens" means the following types of Liens:

  (1)
  Liens for taxes, assessments or governmental charges or claims either

    (a)
    not delinquent or

    (b)
    contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (2)
  statutory and contractual Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (3)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (4)
  judgment Liens not giving rise to an Event of Default;

  (5)
  (a) easements, rights-of-way, building and zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or of any of its Restricted Subsidiaries, (b) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record placed by any developer or landlord on property over which the Company or any Subsidiary has easement rights or on any leased property, and subordination or similar agreements relating thereto, and (c) any condemnation or eminent domain proceedings affecting any real property;

  (6)
  (a) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets other than the leased property subject to such Capitalized Lease Obligation (including multiple leased properties subject to the same Capitalized Lease Obligation with the same lessor) or (b) Landlord Loans secured by assets (other than by Capital Stock or assets located at a property other than the fitness club to which such Landlord Loan relates);

  (7)
  purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary acquired after the Issue Date; provided, however, that

  (a)
  the related Purchase Money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and

  (b)
  the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

  (8)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (9)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (10)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (11)
  Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted to be secured under the Indenture;

  (12)
  Liens securing Indebtedness under Currency Agreements relating to debt permitted to be secured under the Indenture;

  (13)
  Liens on assets of a Restricted Subsidiary that is not a Guarantor to secure Indebtedness and other obligations of such Restricted Subsidiary that are otherwise permitted under the Indenture;

  (14)
  leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

  (15)
  banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

  (16)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (17)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

  (18)
  Liens existing on property or assets of a Person at the time such Person becomes a Restricted Subsidiary of the Company (or at the time the Company or a Subsidiary acquires such property or assets); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens related;

  (19)
  Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

  (20)
  any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement or securing the obligations of such joint venture or similar arrangement;

  (21)
  Liens (a) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (b) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (c) on receivables (including related rights), (d) on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (e) in favor of the Company or any Restricted Subsidiary (other than Liens on property or assets of the Company in favor of any Restricted Subsidiary that is not a Guarantor) or (f) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

  (22)
  additional Liens securing Obligations in respect of an aggregate principal amount of outstanding Indebtedness in a principal amount not to exceed $5.0 million at any one time.

        "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of any property.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of Indebtedness incurred in accordance with the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (10), (12), (13) or (14) of the definition of Permitted Indebtedness), in each case that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any fees and premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company or any Restricted Subsidiary in connection with such Refinancing); or

  (2)
  create Indebtedness with a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or

  (3)
  if the Indebtedness being refinanced is Subordinated Indebtedness, create Indebtedness with a final maturity earlier than the final maturity of the Indebtedness being Refinanced (or, if shorter, the final stated maturity of the Notes); provided that

  (a)
  if such Subordinated Indebtedness being Refinanced is Indebtedness solely of the Company or a Guarantor, then such Refinancing Indebtedness shall be Indebtedness solely of the Company or a Guarantor, and

  (b)
  such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of December 16, 2003 among the Company and the Initial Purchasers.

        "Replacement Assets" means assets of a kind used or usable in the business of the Company and its Restricted Subsidiaries as conducted on the date of the relevant Asset Sale.

        "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the Board of Directors of the Company, by a Board Resolution of the Company delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries." Any such Designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

        "Revocation" has the meaning set forth under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries."

        "S&P" means Standard & Poor's Ratings Service.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or by such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Significant Subsidiary" will have the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

        "Stockholders Agreement" means the Stockholders Agreement dated as of December 15, 2000 among the Company and the holders of Capital Stock of the Company party thereto, as amended, modified or supplemented and in effect from time to time.

        "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor that is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

        "Subsidiary", with respect to any Person, means:

    (1)
    any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

    (2)
    any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Surviving Entity" has the meaning set forth under "—Certain Covenants—Merger, Consolidation and Sale of Assets."

        "Transactions" means the following transactions contemplated in connection with the offering of the Notes: (1) the repayment of the outstanding principal amount under the Company's existing credit agreement and the termination of all related commitments; (2) the repayment of the entire outstanding principal amount under the Company's existing senior notes due 2007; (3) the repayment of the entire outstanding principal amount under the Company's existing senior subordinated notes due 2008; (4) the redemption of the Company's preferred stock outstanding on the Issue Date; (5) a payment of $5.0 million that is contractually required to be paid by the Company to its founding stockholders; and (6) the payment of accrued and unpaid interest, redemption premiums, transaction fees and expenses (including amendment fees paid to holders of the Warrants) related to the foregoing.

        "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "—Certain Covenants—Limitation on Designations of Unrestricted Subsidiaries." Any such designation may be revoked by a Board Resolution of the Company delivered to the Trustee, subject to the provisions of such covenant.

        "Warrants" means those Common Stock Purchase Warrants summarized under "Description of Capital Stock," as amended by an amendment thereto as of November 8, 2003, as in effect on the Issue Date.

        "Warrant Preferred Stock" means the Senior Redeemable Preferred Stock of the Company which may be issued upon exercise of the Warrant Put, as such is in effect or contemplated to be put into effect as of the Issue Date.

        "Warrant Put" means those provisions in Section 9 of the Warrants, as in effect on the Issue Date.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the then outstanding aggregate principal amount of such Indebtedness into

  (2)
  the sum of the total of the products obtained by multiplying

  (a)
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

  (b)
  the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by the Company or another Wholly Owned Restricted Subsidiary.

  Book-Entry, Delivery and Form

        The notes are being offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions in reliance on Regulation S. The notes will only be issued in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples of $1,000. No notes will be issued in bearer form. The notes sold in the offering will be issued only against payment in immediately available funds.

        Notes sold to qualified institutional buyers in reliance on Rule 144A will initially be represented by a single, permanent global certificate in definitive fully registered book-entry form (the "Restricted Global Note") and will be deposited upon issuance with, or on behalf of, The Depository Trust Company, New York, New York ("DTC") and registered in the name of a nominee of DTC.

        Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by temporary global Notes in fully registered form without interest coupons (each a "Temporary Regulation S Global Note") and will be deposited with the Trustee as custodian for DTC, as depositary, and registered in the name of a nominee of such depositary for the account of the operator of the Euroclear System or Cedel-S.A. Each Temporary Regulation S Global Note will be exchangeable for a single permanent global Note (each a "Permanent Regulation S Global Note") after the expiration of the "distribution compliance period" (as defined in Regulation S) and the certification required by Regulation S. Prior to such time, a beneficial interest in the Temporary Regulation S Global Note may be transferred to a person who takes delivery in the form of an interest in the Restricted Global Note only upon receipt by the Trustee of a written certification from the transferor to the effect that such transfer is being made to a person whom the transferor reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A. Beneficial interests in a Restricted Global Note may be transferred to a person who takes delivery in the form of an interest in a Regulation S Global note whether before, on or after such time, only upon receipt by the Trustee of a written certification to the effect that such transfer is being made in accordance with Regulation S.

        Any beneficial interest in a Regulation S Global Note or a Restricted Global Note (each a "Global Note") that is transferred to a person who takes delivery in the form of an interest in a Restricted Global Note or a Regulation S Global Note, respectively, will, upon transfer, cease to be an interest in the type of Global Note previously held and become an interest in the other type of Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other type of Global Note for as long as it remains such an interest.

        The Global Notes (and any Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and in the indenture and will bear the legend regarding such restrictions set forth under the heading "Notice to Investors" herein.

        The Global Notes

        We expect that pursuant to procedures established by DTC:

  •
  upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global securities to the respective accounts of persons who have accounts with such depositary; and

  •
  ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC

("participants") or persons who hold interests through participants. Qualified institutional buyers may hold their interests in the Global Notes directly through DTC if they are participants in such system or directly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture governing the notes. No beneficial owner of an interest in any of the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any) and interest (as defined) on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest in respect of the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in such Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the notes.

        DTC has advised us that it will take action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in such Global Note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture governing the notes, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under "Notice to Investors."

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities

        If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and we do not appoint a successor depositary within 90 days, Certificated Securities will be issued in exchange for the Global Notes, which certificates will bear the legends referred to under "Notice to Investors."

  Registration Rights

        The summary set forth below of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is available as set forth under the heading "Where You Can Find More Information." purchasers of the notes upon request of us.

        Pursuant to the registration rights agreement with the initial purchasers we and the guarantors have agreed to use our reasonable best efforts to file with the SEC a registration statement for this exchange offer and to use our reasonable best efforts to cause it to become effective. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to the Registration Rights Agreement. If

  •
  we are not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy,

  •
  the Exchange Offer is not for any other reason consummated within 211 days after the issue date, or

  •
  any holder of notes notifies us within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resale by such holder, or (c) it is an Initial Purchaser that is a broker-dealer and owns notes acquired directly from us or an affiliate of ours, then we agree to use reasonable best efforts to file with the SEC a shelf registration statement (the "Shelf Registration Statement") to cover resale of the Transfer Restricted Notes (as defined in the Registration Rights Agreement) by the holders thereof. We will use our reasonable best efforts to cause the applicable registration statement to be declared effective within 120 days of the date such Shelf Registration Statement was filed with the SEC.

        The Registration Rights Agreement provides that, unless the Exchange Offer would not be permitted by applicable law or SEC policy, we and the guarantors will use our reasonable best efforts to:

  •
  file the Exchange Offer Registration Statement with the SEC on or prior to 60 days after the issue date,

  •
  cause the Exchange Offer Registration Statement to be declared effective by the SEC on or prior to 180 days after the issue date, and

  •
  commence the Exchange Offer and issue, on or prior to 211 days after the issue date, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer.

If obligated to file a Shelf Registration Statement, we will use our reasonable best efforts to file prior to 60 days after such filing obligation arises and use our reasonable best efforts to cause the Shelf

Registration Statement to be declared effective by the SEC on or prior to 120 days after such obligation arises.

        We will use our reasonable best efforts to keep such Shelf Registration Statement continuously effective, supplemented and amended until the second anniversary of the effective date of the Shelf Registration Statement or such shorter period that will terminate when all the Transfer Restricted Notes covered by the Shelf Registration Statement have been sold pursuant thereto. We will have a right to suspend the effectiveness of the Shelf Registration Statement under certain circumstances, for a limited period.

        If (i) we fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing, (ii) any of such registration statements are not declared effective by the SEC on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), subject to certain limited exceptions, (iii) we fail to consummate the Exchange Offer within 45 days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (iv) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain limited exceptions, ceases to be effective or usable in connection with the Exchange Offer or resale of Transfer Restricted Notes, as the case may be, during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) through (iv) above, a "Registration Default"), then we will pay additional interest ("Additional Interest") in cash to each holder of Transfer Restricted Notes, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum of the principal amount of the notes. The amount of Additional Interest will increase by an additional 0.25% per annum of the principal amount of the notes for each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum amount of 1.00% per annum of the principal amount of the notes. Following the cure of a particular Registration Default, the accrual of Additional Interest with respect to such Registration Default will cease and the interest rate will revert to the prior rate.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

  United States Federal Tax Considerations

        The following is a summary of the principal United States federal income tax consequences of the acquisition, ownership and disposition of the new notes to the beneficial owners, and the principal U.S. estate tax consequences of the ownership of the notes to the beneficial owners who are non- U.S. holders (as defined below).

        This summary is based on provisions of the U.S. Internal Revenue Code of 1086, as amended (the "Code"), existing and proposed U.S. Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

        This summary addresses tax consequences only for holders that exchange old notes for new notes and who hold the notes as capital assets. This summary is for general information only, and does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances or, or to certain types of holders (such as banks and other financial institutions, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers in securities, persons who hold the notes as part of a hedge or a straddle with other investments). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

        Holders of notes are urged to consult their own tax advisors with respect to the particular U.S. Federal income and estate tax consequences to them of the exchange, ownership and disposition of the notes, as well as the tax consequences under state, local, non-U.S. and other U.S. Federal tax laws and the possible effects of changes in tax laws.

  Exchange Offer

        The exchange of any old note for a new note should not constitute a taxable exchange of the old note. As a result, the new notes should have the same issue price (and adjusted issue price immediately after the exchange) and the same amount of original issue discount, if any, as the old notes, and each holder should have the same adjusted tax basis and holding period in the new notes as it had in the old notes immediately before the exchange. The following discussion assumes that the exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for federal income tax purposes.

  Taxation of U.S. Holders

        As used in this prospectus, the term "U.S. holder' means a holder of a note that is, for U.S. federal income tax purposes,

        (a)   a citizen or resident of the United States,

        (b)   a corporation or partnership created or organized in the United States or under the laws of the United States or any state of the United States,

        (c)   an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source or

        (d)   a trust if

          (1)   a court within the United States is able to exercise primary supervision over the administration of the trust and

          (2)   at least one U.S. person has authority to control all substantial decisions of the trust.

The Code authorizes the issuance of Treasury Regulations that, under certain circumstances, could reclassify as a non-U.S. partnership a partnership that would otherwise be treated as a U.S. partnership, or could reclassify s a U.S. partnership a partnership that would otherwise be treated as a non-U.S. partnership. Such regulations would apply only to partnerships created or organized after the date that proposed Treasury Regulations are filed with the Federal Register (or, if earlier, the date of issuance of a notice substantially describing the expected contents of the regulations).

        Payment of Interest on the Notes Other than Payments upon Registration Default.    In general, interest paid on a note (other than payments upon a registration default discussed below) will be taxable to a U.S. holder as ordinary interest income, as received or accrued, in accordance with such holder's method of accounting for federal income tax purposes. If original issue discount on a note s not greater than a de minimus amount equal to 0.25% of its stated principal amount multiplied by the number of complete years to its maturity, any such discount will be deemed to be equal to zero. See, however, the discussion below under "—Payments upon Registration Default". Holders should consult their tax advisors as to the possible effect of payments upon a registration default on the treatment of original issue discount on the note if any.

        Payments upon Registration Default.    Because the notes provide for the payment of additional interest under the circumstances described above under "Description of Notes—Registration Rights", the notes could be subject to certain Treasury Regulations relating to debt instruments that provide for one or more contingent payments (the "Contingent Payment Regulations"). Under the Contingent Payment Regulations, however, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is either "remote" or incidental". The Company intends to take the position that, for purposes of the Contingent Payment Regulations, the payment of such additional interest is a remote or incidental contingency as of the issue date.

        The Company also intends to take the position that payments of additional interest that were actually made were "insignificant" under the Contingent Payment Regulations and that the notes are not treated as reissued for purposes of the original issue discount rules as a result of such payments. If the U.S. Internal Revenue Service (the "IRS") were to take the position that the payments of additional interest were actually made and such payments were "not insignificant" under the Contingent Payment Regulations, the notes would be treated as reissued for purposes of applying the original issue discount rules. As a consequence of such reissuance, a U.S. holder could be required to accrue all payments on a note in excess of its issue price (including, possibly, amounts that would otherwise constitute de minimus original issue discount) on a constant yield basis.

        If the IRS were to take the position that, as of the date of issuance, the payment of such additional interests were not "remote" or "incidental" contingency for purposes of the Contingent Payment Regulations, then (1) all payments (including any projected payments of such additional interest) on a note in excess of its issue price would effectively be treated as original issue discount, and (2) in each taxable year, a holder would be required to include an allocable portion of such amounts in gross income on a constant yield basis whether or not the payment of such additional interest were fixed or determinable in the taxable year.

        The Company's position for purposes of the Contingent Payment Regulations that the payment of such additional interest is a remote contingency as of the issue date is binding on each holder for federal income tax purposes, unless such holder discloses in the proper manner to the IRS that it is taking a different position.

        Holders should consult their tax advisors as to the tax considerations relating to debt instruments providing for payments such as the additional interest payable upon a registration default, particularly in connection with the possible application of the Contingent Payment Regulations.

        Sale, Exchange or Retirement of the Notes.    Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, a U.S. holder will generally recognize taxable gain or loss equal to the difference between the sum of the cash and the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued interest, which will be taxable as ordinary in come) and such holder's adjusted tax base in the note.

        Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the holder's holding period for the note is more than one year. A reduced tax rate on capital gain will apply to an individual U.S. holder if such holder's holding period for the note is more than one year at the time of disposition.

        Market Discount.    A U.S. holder (other than a holder who makes the election described below) that acquired a note with market discount that is not de minimus, except in certain non-recognition transactions, generally will be required to treat any gain realized upon the disposition of the note as interest income to the extent of the market discount that accrued during the period such holder held such note. (For this purpose, a person disposing of a market discount note in a transaction other than a sale, exchange or involuntary conversion generally is treated as realizing an amount equal to the fair market value of the note. A holder may also be required to recognize as ordinary income any principal payments with respect to a note to the extent such payments do not exceed the accrued market discount on the note. For these purposes, market discount generally equals the excess of the stated redemption price of the note over the tax basis of the note in the hands of the holder immediately after its acquisition. However, market discount is deemed not to exist if the market discount is less than a de minimus amount equal to 0.25% of the note's redemption price at maturity multiplied by the number of complete years to the note's maturity after the holder acquired the note (or, in the case of a holder that acquires a new note pursuant to the exchange offer, the old note exchanged for such new note).

        The market discount rules also provide that any holder of notes that were acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to acquire or carry the notes, until the notes are disposed of.

        A holder of a note acquired at a market discount may elect to include market discount in income as the discount accrues. In such a case, the foregoing rules with respect to the recognition of ordinary income on disposition s and with respect to the deferral of interest deductions on indebtedness related to such note would not apply. The current inclusion election applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

        Amortizable Bond Premium.    Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder of such obligation may elect to amortize under the constant interest rate method and deduct over the period from the holder's acquisition date to the obligation's maturity date. A holder that elects to amortize bond premium must reduce its tax basis in the related obligation by the amount of the premium applies to all bonds(other than bonds the interest on which is excludible from gross income) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by te holder. The election may not be revoked without the consent of the IRS.

        Amortizable Bond Premium.    Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder of such obligation may elect to amortize under the constant interest rate method and deduct over the period from the holder's acquisition date to the obligation's maturity date. A holder that elects to amortize bond premium must reduce its tax basis in the related obligation by the amount of the aggregate deductions allowable for the amortizable bond premium. Any election to amortize bond premium applies to all bonds (other than bonds the interest on which is excludible fro gross income) held by the holder at the election of the first taxable year to which the election applies or thereafter acquired by the holder. The election may not be revoked without the consent of the IRS.

        In the case of an obligation, such as a note, that may be called at a premium prior to maturity, an earlier call date is treated as its maturity date, and the amount of bond premium is determined by treating the amount payable on such call date as the amount payable at maturity if such a calculation produces a smaller amortizable bond premium than any other call date or the method described in the preceding paragraph. For purposes of amortizing bond premium, if a holder of a note is required to amortize and deduct bond premium by reference to a call date, the note will be treated as maturing on such date for the amount payable, and, if not redeemed on such date, the note will be treated as reissued on such date for the amount so payable. If a note purchased at a premium is redeemed pursuant to a call prior to such early call date or its maturity, a purchaser who has elected to deduct bond premium may deduct the excess of its adjusted at a basis in the note over the amount received on redemption (or, if greater, the amount payable on maturity) as an ordinary loss in the taxable year of redemption.

        The amortizable bond premium deduction is treated as a reduction of interest on the bond instead of as a deduction. The offset of amortizable bond premium against interest income on the bond occurs when income is taxable to a holder as received or accrued, in accordance with such holder's method of accounting for such income.

        Backup Withholding and Information Reporting.    The Company will report to each U.S. holder and the IRS amounts paid on or with respect to the notes during each calendar year and the amount of tax, if any, withheld from such payments.

        Certain non-corporate U.S. holders of the notes (including all individuals) may be subject to backup withholding. In general, backup withholding will apply to a non-corporate U.S. holder if the U.S. holder:

  •
  fails to furnish its Taxpayer Identification Number, or TIN (which for an individual is the holder's Social Security number);

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest and dividends; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

        Backup withholding will not apply if the non-corporate U.S. holder provides a properly completed IRS Form W-9 to the Company or the Company's paying agent.

        The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such U.S. holder's U.S. federal income tax liability and may entitle such U.S. holder to a refund.

Taxtion of Non-U.S. Holders

        The following is a general discussion of the U.S. federal income and estate tax considerations relating to the ownership and disposition of the notes by a holder that is not a U.S. holder (a "non-U.S. holder")For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the notes will be considered "U.S. trade or business income" if such income or gain (a) is effectively connected with the conduct of a trade or business in the United States, and (b) in the case of a resident of a country having the benefit of an income tax treaty or agreement between that country and the United States, is attributable to a permanent establishment in the United States, in each case of a particular non-U.S. holder.

        Payment of Interest on Notes.    A non-U.S. holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the notes if the interest qualifies for the so-called ".portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

  •
  The interest is not U.S. trade or business income.

  •
  The non-U.S. holder provides to the Company or the Company's paying agent the appropriate certification.

  •
  The non-U.S. holder does not actually or constructively own 10% or more of the Company's voting stock.

  •
  The non-U.S. holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to the Company.

        The certification requirement can be satisfied in one of the following ways:

  •
  If the non-U.S. holder provides to the Company or the Company's paying agent a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder and stating, among other things, that the non-U.S. holder is not a U.S. person.

  •
  If a note is held through a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, (a) the non-U.S. holder provides such a form to the organization, bank or other institution and (b) the organization, bank or other institution, under penalties of perjury, certifies to the Company that it has received such statement from the beneficial owner or another intermediary and furnishes the Company or the Company's paying agent with a copy.

        Alternative documentation procedures may also be available for satisfying the certification requirement described above. For instance, under one such alternative, a withholding agent would be allowed to rely on an IRS Form W-8IMY (or suitable substitute or successor form), furnished by a financial institution or other intermediary on behalf of one or more beneficial owners or other intermediaries, without having to obtain from the beneficial owner the certificate described in the preceding paragraph, provided that the financial institution or intermediary has entered into a withholding agreement with the IRS and thus is a qualified intermediary. Under another alternative, an authorized non-U.S. agent of a U.S. withholding agent would be permitted to act on behalf of the U.S. withholding agent, provided specified conditions are met. With respect to the certification requirement for notes that are held by a non-U.S. partnership, the final regulations provide that unless the partnership has entered into a withholding agreement with the IRS, the partnership will be required, in addition to providing an intermediary Form W-81MY, to attach an appropriate certification by each partner. Prospective holders, including non-U.S. partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

        If the portfolio interest exemption is not satisfied with respect to a non-U.S. holder, a 30% withholding tax will apply to interest income on the notes paid to such non-U.S. holder, unless one of the following two exceptions is satisfied: The first exception is that an applicable income tax treaty or agreement reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of such treaty or agreement provides to the Company or the Company's paying agent a properly executed IRS Form W-8BEN (or suitable substitute or successor form). The second exception is that the interest is U.S. trade or business income and the non-U.S. holder provides an appropriate statement to that effect on an IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. holders, as described above. Additionally, in such event, non-U.S. holders that are corporations could be subject to a branch profits tax on such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty or agreement).

        Sale, Exchange or Retirement of the Notes.    A non-U.S. holder generally will not be subject to U.S. federal income tax (or withholding of U.S. federal withholding tax) in respect of gain realized upon the sale, exchange (other than an exchange pursuant to the exchange offer), redemption, retirement at maturity or other disposition of notes, unless (a) the gain is U.S. trade or business income or (b) the holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met.

        As described under "—Taxation of U.S. Holders—Payments upon Registration Default," the notes provide for the payment of additional interest upon a registration default. Lion-U.S. holders should consult their tax advisors as to the tax considerations relating to debt instruments providing for payments such as the additional interest, in particular as to the availability of the exemption for portfolio interest, and the ability of holders to claim the benefits of income tax treaty exemptions from U.S. withholding tax on interest, in respect of such additional interest.

        Estate Tax.    Subject to applicable estate tax treaty regulations, notes held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a non-U.S. holder will not be included in such holder's gross estate for U.S. federal estate tax purposes, provided that (a) the individual does not actually or constructively own 10% of more of the total combined voting power of all classes of stock of the Company entitled to vote and (b) the income on the notes is not effectively connected with the conduct of a U.S. trade or business by the individual.

        Recently enacted U.S. federal tax legislation provides for reductions in U.S. federal estate tax through 2009 and the elimination of such estate tax entirely in 2010. Under the legislation, such estate tax would be fully reinstated, as in effect prior to the reductions, in 2011.

        Backup Withholding and Information Reporting.    The Company will report to each non-U.S. holder and the IRS amounts paid on or with respect to the notes during each calendar year and the amount of tax, if any, withheld from such payments. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

        Certain non-U.S. holders of notes may be subject to backup withholding as described above under "—Taxation of U.S. Holders—Backup Withholding and Information Reporting,"

        Treasury regulations provide that backup withholding and information reporting will not apply to payments on the notes by the Company to a non-U.S. holder if the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, provided that neither the Company nor the Company's paying agent has actual knowledge that the holder is a U.S., person or that any other conditions of the exemption are not, in fact, satisfied.

        Additional backup withholding and information reporting requirements with respect to the payment of the proceeds from the disposition of a note by a non-U.S. holder are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to backup withholding and information reporting. However, no such reporting and withholding is required if (a) the holder either certifies as to its status as a non-U.S. holder under penalties of perjury on an IRS Form W-8BEN, (or a suitable substitute or successor form) or otherwise establishes an exemption; and (b) the broker does not have actual knowledge that the holder is a,U.S. person or that any other conditions of the exemption are not, in fact, satisfied.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person or a"U.S. related person," as defined below, they will not be subject to backup withholding or information reporting

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, they generally will be subject to information reporting. However, no such.reporting is required if (a) the holder certifies as to its status as a non-U.S. holder under penalties.of perjury or the broker has certain documentary evidence in its files as to the non-U.S. holder's foreign status, and (b) the broker has no actual knowledge to the contrary. Backup withholding will generally not apply to payments of the proceeds made through a non-U.S. office of a U.S. person or.a U.S. related person.

        For purposes of these provisions a "U.S. related person" is:

  •
  a controlled foreign corporation, within the meaning of the Code;

  •
  a non-U.S. person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or, if shorter, for such part of the period that it has been in existence, is U.S. trade or business income; or

  •
  a non-U.S. partnership if at any time during its taxable year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

        Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, provided that the required procedures are followed.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Securities. Any broker-dealer that resells Exchange Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the Expiration Date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify certain Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such new notes are acquired in the ordinary course of business,

  •
  at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes, and

  •
  such holder is not engaged in, and does not intend to engage in, a distribution of such new notes.

        We have not sought, and do not intend to seek, a no-action letter from the Commission with respect to the effects of the exchange offer, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

        Certain legal matters in connection with the offering will be passed upon for the Company by Rosen & Weinhaus, LLP, general counsel to the Company.

EXPERTS

        The consolidated financial statements and schedules of Equinox Holdings, Inc. as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of
Equinox Holdings, Inc.:

        We have audited the accompanying consolidated balance sheets of Equinox Holdings, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income (loss), and cash flows for the three years ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Equinox Holdings, Inc. and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the three years ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

New York, New York
October 28, 2003

EQUINOX HOLDINGS, INC.
Consolidated Balance Sheets

	December 31,
	2002	2001
Assets
Current assets:
Cash	$1,244,913	2,715,779
Restricted cash (Note 2)	—	4,424,491
Marketable securities	57,260	90,434
Accounts receivable—members, less allowance for doubtful accounts as of December 31, 2002 and 2001 of $89,399 and $99,952, respectively	1,509,622	1,735,970
Due from affiliated entities	—	175,765
Deferred income taxes	543,373	1,148,802
Prepaid expenses and other current assets (Note 5)	6,547,363	3,558,123

Total current assets	9,902,531	13,849,364
Property and equipment, net	94,302,318	77,317,186
Deferred income taxes	—	613,729
Other assets	1,578,753	1,163,041
Goodwill, net (Note 4)	2,503,054	2,503,054
Deferred financing costs, net (Note 9)	3,411,385	4,277,946

Total assets	$111,698,041	99,724,320

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$926,915	1,453,783
Accrued expenses	5,313,094	4,965,827
Deferred revenue	15,787,694	14,798,650
Current installments of long-term debt	9,087,134	7,053,387
Current installments of capital lease obligations	1,655,583	1,653,325

Total current liabilities	32,770,420	29,924,972
Deferred revenue	393,187	292,726
Long-term debt, excluding current installments (Note 9)	83,527,573	79,988,378
Capital lease obligations, net of current installments	1,429,829	2,104,319
Deferred income taxes	1,647,053	—
Deferred rent (Note 15)	11,535,718	8,837,356
Common stock put warrants (Note 10)	10,541,775	7,693,123
Due to founding stockholders (Note 3)	4,212,153	3,535,511

Total long term liabilities	113,287,288	102,451,413

Total liabilities	146,057,708	132,376,385

Commitments and contingencies
Stockholders' deficit:
10% Cumulative preferred stock; $0.01 par value. Authorized 400,000 shares; 120,872 and 109,474 shares issued and outstanding	1,208,725	1,094,741
Common stock, $0.01 par value. Authorized 20,000,000 shares 8,604,913 shares issued and outstanding	86,049	86,049
Additional paid-in capital	72,842,183	72,529,667
Accumulated other comprehensive income	1,423	34,597
Accumulated deficit	(108,498,047)	(106,397,119)

Total stockholders' deficit	(34,359,667)	(32,652,065)

Total liabilities and stockholders' deficit	$111,698,041	99,724,320

See accompanying notes to consolidated financial statements.

EQUINOX HOLDINGS, INC.
Consolidated Statements of Income

	For the years ended December 31,
	2002	2001	2000
Revenues:
Membership and service revenue	$94,285,364	78,028,767	63,073,787
Other revenue	1,995,890	1,587,964	1,150,025

Total revenue	96,281,254	79,616,731	64,223,812

Expenses:
Compensation and related expenses	37,572,450	31,273,802	25,758,517
Rent and occupancy	11,869,691	9,793,216	8,762,508
General and administrative	15,975,858	13,378,238	10,159,498
Recapitalization expenses (Note 3)	—	—	5,608,412
Related-party management fees and expenses	1,164,031	1,199,455	—
Stock compensation expense	312,516	1,022,260	3,158,377
Depreciation and amortization	6,849,914	5,785,024	4,359,718

Total operating expenses	73,744,460	62,451,995	57,807,030

Income from operations	22,536,794	17,164,736	6,416,782

Other income (expense):
Interest expense	(12,707,900)	(13,297,540)	(2,419,535)
Interest income	7,923	148,762	122,065
Other income (expense)	(2,869,311)	1,187,789	—

Total other expense	(15,569,288)	(11,960,989)	(2,297,470)

Income before provision for income taxes	6,967,506	5,203,747	4,119,312
Benefit from (provision for) income taxes (Note 12)	(4,590,212)	(2,095,943)	2,552,932

Net income	$2,377,294	3,107,804	6,672,244

See accompanying notes to consolidated financial statements.

EQUINOX HOLDINGS, INC.
Consolidated Statements of Changes in Stockholders' Equity (Deficit) and Comprehensive Income
for the years ended December 31, 2002, 2001 and 2000

	Preferred shares	Preferred stock	Common shares	Common stock	Additional paid-in capital	Accumulated other comprehensive income	Deferred stock compensation	Treasury stock	Retained earnings (accumulated deficit)	Total
Balance, December 31, 1999	—	$—	10,000,000	$100,000	$8,746,518	$53,461	$(328,131)	$(72,000)	$2,737,533	$11,237,381
Net Income	—	—	—	—	—	—	—	—	6,672,244	6,672,244
Unrealized loss on available for sale securities	—	—	—	—	—	(16,114)	—	—	—	(16,114)

Comprehensive income										6,656,130
Distributions to stockholders	—	—	—	—	—	—	—	—	(26,292,548)	(26,292,548)
Retirement of treasury stock	—	—	—	—	—	—	—	72,000	(72,000)	—
Options granted	—	—	—	—	2,830,246	—	(2,830,246)	—	—	—
Exercise of stock options	—	—	70,000	700	—	—	—	—	—	700
Non-cash stock compensation expense (Notes 3 and 14)	—	—	—	—	—	—	3,158,377	—	—	3,158,377
Acquisition of related party business business in exchange for common stock (Note 4)	—	—	300,760	3,008	3,088,805	—	—	—	—	3,091,813
Repurchase and retirement of shares in recapitalization (Note 3)	—	—	(10,370,760)	(103,708)	(9,517,247)	—	—	—	(92,455,411)	(102,076,366)
Issuance of common stock for cash to new investors and in consideration of retirement or rollover of old shares, net of costs (Note 3)	—	—	7,632,284	76,323	66,368,811	—	—	—	—	66,445,134

Balance, December 31, 2000	—	—	7,632,284	76,323	71,517,133	37,347	—	—	(109,410,182)	(37,779,379)
Net income	—	—	—	—	—	—	—	—	3,107,804	3,107,804
Unrealized loss on available for sale securities	—	—	—	—	—	(2,750)	—	—	—	(2,750)

Comprehensive income										3,105,054
Issuance of preferred stock to investors for cash	100,000	1,000,000	—	—	—	—	—	—	—	1,000,000
Accrued dividends on preferred stock	9,474	94,741	—	—	—	—	—	—	(94,741)	—
Options granted	—	—	—	—	1,022,260	—	—	—	—	1,022,260
2000 contingent share payment	—	—	972,629	9,726	(9,726)	—	—	—	—	—

Balance, December 31, 2001	109,474	1,094,741	8,604,913	86,049	72,529,667	34,597	—	—	(106,397,119)	(32,652,065)
Net income	—	—	—	—	—	—	—	—	2,377,294	2,377,294
Unrealized loss on available for sale securities	—	—	—	—	—	(33,174)	—	—	—	(33,174)

Comprehensive income										2,344,120
Options granted	—	—	—	—	312,516	—	—	—	—	312,516
Accrued dividends on preferred stock	11,398	113,984	—	—	—	—	—	—	(113,984)	—
Payment of escrowed restricted cash to former shareholders	—	—	—	—	—	—	—	—	(4,364,238)	(4,364,238)

Balance, December 31, 2002	120,872	1,208,725	8,604,913	$86,049	$72,842,183	$1,423	—	—	$(108,498,047)	$(34,359,667)

See accompanying notes to consolidated financial statements.

EQUINOX HOLDINGS, INC.
Consolidated Statements of Cash Flows

	For the years ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income	$2,377,294	3,107,804	6,672,244
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,849,914	5,785,024	4,359,718
Allowance for doubtful accounts, net of write-offs	10,553	(223,125)	267,579
Interest expense	2,693,291	2,712,072	78,461
Changes in fair market value of common stock put warrants	2,848,652	(1,336,404)	—
Write-off of other receivables	169,274	—	186,010
Stock compensation expense	312,516	1,022,260	3,158,377
Accretive interest expense related to payable to founding stockholders	676,642	567,946	—
Deferred rent	1,087,871	974,914	1,474,946
Deferred income taxes	2,866,211	1,948,342	(3,212,256)
Changes in operating assets and liabilities:
Accounts receivable—members	236,901	(668,393)	(787,585)
Due (to) from affiliated entities, net	175,765	397,678	(2,890,252)
Prepaid expenses and other current assets	(2,989,240)	(2,066,567)	(705,659)
Other assets	(584,989)	(96,382)	444,148
Accounts payable	(526,868)	(744,590)	793,813
Accrued expenses	347,268	2,832,234	(54,743)
Deferred revenue	1,089,505	2,500,987	1,757,844

Net cash provided by operating activities	17,640,560	16,713,800	11,542,645
Cash flows from investing activities:
Purchases of property and equipment	(21,376,996)	(18,590,275)	(22,298,281)

Net cash used in investing activities	(21,376,996)	(18,590,275)	(22,298,281)

Cash flows from financing activities:
Repayment of note payable to affiliated entity	—	—	(2,000,000)
Payment to repurchase and retire shares pursuant to the Recapitalization	—	—	(96,861,194)
Payment to cashed-out option holders	—	—	(1,836,938)
Distributions to founding shareholder group	—	—	(26,292,548)
Proceeds from new investors for common stock	—	—	72,414,563
Payment of costs associated with equity investment by new investors	—	—	(5,969,429)
Proceeds from long-term debt	—	—	89,595,098
Payment of deferred financing costs	—	—	(5,268,473)
Issuance of common stock to existing shareholders for cash	—	—	—
Restricted cash	4,424,491	(237,491)	(4,250,000)
Payment of restricted cash to founding shareholder group	(4,364,238)	—	—
Repayment of notes payable	(7,053,387)	(47,546)	(26,549,487)
Repayment of capital lease obligations	(1,540,896)	(1,546,418)	(831,344)
Proceeds from notes payable	10,799,600	4,500,000	13,700,000
Proceeds from issuance of preferred stock	—	1,000,000	—

Net cash provided by financing activities	2,265,570	3,668,545	5,850,248
Net (decrease) increase in cash and cash equivalents	(1,470,866)	1,792,069	(4,905,388)
Cash at beginning of period	2,715,779	923,710	5,829,098

Cash at end of period	$1,244,913	2,715,779	923,710

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$9,955,982	8,712,237	2,290,010
Income taxes	1,718,000	1,442,619	1,233,475
Supplemental disclosures of noncash investing and financing activities:
Capital lease obligations entered into for equipment	868,664	1,768,374	1,567,821
Deferred rent capitalized during build-out	1,610,491	735,390	4,181,390
Issuance of warrants pursuant to debt financing (Note 10)	—	987,912	8,041,615
Issuance of common stock for acquisition of affiliate	—	—	3,008
Repurchase and retirement of old shares in consideration of newly issued common shares (Note 3)	—	—	2,959,832

See accompanying notes to consolidated financial statements.

EQUINOX HOLDINGS, INC.

Notes to Consolidated Financial Statements

(1) Description, Organization and Development of Business

  (a)
  Description of Business

        Equinox Holdings, Inc. (the Company) is engaged in the operation of full service fitness clubs under the trade name "Equinox Fitness Club" in New York, California, Illinois and Connecticut.

  (b)
  Organization and Development of Business

        The Company was formed on January 1, 1999 and consolidates the following wholly owned subsidiaries: Equinox 76th Street, Inc.; Broadway Equinox, Inc.; Equinox 92nd Street, Inc.; Equinox 85th Street, Inc.; Equinox 63rd Street, Inc.; Equinox White Plains Road, Inc.; Equinox 54th Street, Inc.; Equinox 50th Street, Inc.; Equinox 43rd Street, Inc.; Equinox 44th Street, Inc.; Equinox Wall Street, Inc.; Energy Wear, Inc.; Equinox Greenwich Avenue, Inc.; Equinox Fitness Pasadena, Inc.; Equinox Darien, Inc.; Equinox Lincoln Park, Inc.; Equinox Tribeca, Inc.; Equinox Columbus Centre, Inc.; Equinox West Hollywood, Inc.; Equinox Woodbury, Inc.; Equinox Gold Coast, Inc.; Equinox Tribeca Office, Inc.; Equinox Highland Park, Inc.; Equinox Wellness Center; Westchester Health and Fitness, Inc.; Equinox Management Company, Inc.; and The Equinox Group, Inc.

        During 2001, the Company opened fitness clubs in Greenwich Village (New York City) and in Pasadena, California. Additionally, the Company formed the following companies for which related fitness clubs remain unopened as of December 31, 2002: Equinox Tribeca, Inc. and Equinox Columbus Centre, Inc.

        During 2002, the Company opened fitness clubs in Darien, Connecticut and in Lincoln Park in Chicago, Illinois. Additionally, the Company formed the following companies for which related fitness clubs (and corporate office in the case of Equinox Tribeca Office, Inc.) remain unopened as of December 31, 2002: Equinox West Hollywood, Inc.; Equinox Woodbury, Inc.; Equinox Gold Coast, Inc.; Equinox Tribeca Office, Inc.; and Equinox Highland Park, Inc.

        Subsequent to December 31, 2002, the fitness clubs located in Tribeca (New York City), Woodbury (Long Island), New York and West Hollywood, California and the corporate offices co-located with the Tribeca fitness club were opened.

(2) Summary of Significant Accounting Policies

  (a)
  Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All inter-company accounts and transactions have been eliminated in consolidation.

  (b)
  Marketable Investment Securities

        The Company classifies its investments in marketable investment securities, which include only mutual fund investments, as available-for-sale in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Such securities are reported at fair value, with unrealized gains and losses included in equity. Gains and losses on the disposition of securities are recognized in earnings using the specific identification method in the period in which they occur. A decline, which is deemed to be other than temporary, in the market value of any available-for-sale security below cost results in a reduction in the carrying amount to fair value. Such impairment would be charged to earnings and would establish a new cost basis for the security.

  (c)
  Long-Lived Assets

        In accordance with SFAS No. 144, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets in question may not be recoverable. The Company groups its long-lived assets according to asset class (for machinery and equipment), and by location (for facilities) for purposes of assessing potential impairment. Impairment is measured based upon a comparison of the expected undiscounted future cash flows to the carrying amount of asset groupings. Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets to be Disposed of. There were no impairment charges recorded on long-lived assets in 2002, 2001 and 2000.

  (d)
  Goodwill, Net

        The Company accounts for goodwill under SFAS No. 142, Goodwill and Other Intangible Assets. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently, if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives are amortized over their useful lives (but with no maximum life).

        The Company adopted this standard effective January 1, 2002 and, accordingly, those intangible assets that continue to be classified as goodwill or as other intangibles with indefinite lives are not amortized. The Company assessed its intangible assets to identify goodwill separately from other identifiable intangibles during 2002. No adjustment was deemed necessary. In accordance with SFAS No. 142, intangible assets, including purchased goodwill, are evaluated periodically for impairment. Furthermore, based on year-end analysis, management believes that there is no impairment to goodwill as of December 31, 2002. Prior to the adoption of SFAS No. 142, goodwill was being amortized over 15 years. Amortization of goodwill (which arose from the Company's acquisition of Energy Wear in December of 2000) was immaterial in 2000 and $178,790 in 2001.

  (e)
  Restricted Cash

        In accordance with a cash escrow agreement (the "Escrow Agreement"), the Company had restricted $4,361,491 of its cash (including accrued interest) at December 31, 2001 to secure the Founding Stockholders' indemnification obligations under the Recapitalization agreement (see Note 3(a)). The Escrow Agreement expired on March 15, 2002, and these escrowed funds were remitted to the Founding Stockholders. The Company recorded an additional charge to stockholders' equity to reflect the resolution of this contingent portion of the original share purchase in the Recapitalization.

  (f)
  Derivative Instruments

        The Company accounts for its derivative financial instruments under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, became effective for the Company as of January 1, 2001.

        In May 2001, the Company entered into an interest rate swap agreement with a counterparty relating to the Company's term loan and revolving loan commitment. The swap agreement converted $15 million from floating rates to a fixed rate of 4.27% per annum. The net payments or receipts from this interest rate swap have been recorded as part of interest expense. The Company recorded a loss of $148,615 for the mark-to-market adjustment of the derivative instrument in the statement of income for 2001. The agreement expired on April 5, 2002, and the Company recorded a gain of $148,615 for the mark-to-market adjustment in the statement of income for 2002. There were no derivative instruments in effect as of December 31, 2002.

  (g)
  Property and Equipment

        Property and equipment is stated at cost. Depreciation is calculated on a straight-line basis over the shorter of the estimated useful life or the lease term of the related asset. The estimated useful lives are as follows:

Leasehold improvements	Shorter of term of lease or useful life
Fitness equipment	5 years
Computer equipment and software	5 years
Other equipment	5 years
Office equipment	5 to 7 years
Furniture and fixtures	7 years

        Leased equipment meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease. Interest costs incurred in the construction of the Company's facilities are capitalized.

  (h)
  Accounting for Leases

        The Company has entered into various operating leases for property and equipment. All leases are payable in monthly installments, and rent expense is accounted for on a straight-line basis over the term of the lease. The Company capitalizes rent during the build-out phase of its facilities.

  (i)
  Comprehensive Income

        The Company complies with the provisions of SFAS No. 130, Reporting Comprehensive Income, which requires companies to report all changes in equity during a period, except those resulting from investments by owners and distributions to owners. Comprehensive income is the total of net income and all other nonowner changes in equity (other comprehensive income) such as unrealized gains or losses on securities classified as available-for-sale.

  (j)
  Start-Up Costs

        The Company complies with the provisions of Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Pursuant to this standard, the Company has expensed all start-up costs related to newly formed clubs.

  (k)
  Deferred Financing Costs

        Deferred financing costs resulting from the Company's procurement of long-term debt pursuant to the Recapitalization (see note 3(a)) are being amortized as interest expense over the life of the appropriate agreements.

  (l)
  Revenue and Expense Recognition

        As club membership are sold, each member is charged a nonrefundable initiation fee as well as membership dues. The initiation fee is amortized over an estimated membership life of 24 months, commencing with the first month of the new member contract. The initial contract period is twelve months. Membership dues for members who pay annual dues at point of sale (both new membership sales and membership renewals) are amortized over a 12-month period commencing with the first month of the new member contract or renewal contract, as applicable. Membership dues for members who pay monthly are recognized in the period in which they are billed. Sales commissions and other direct expenditures paid with regard to deferred membership revenue are amortized over the contractual period. Deferred costs do not exceed related deferred revenue for the periods presented. Such costs are amortized over the life of the membership agreement. Revenues for ancillary services are recognized as services are performed. The Company recognizes revenue from merchandise sales upon delivery to the customer. Other income, which consists of license fees paid to the Company under concession and operating agreements, is recognized on a periodic basis according to these agreements.

  (m)
  Income Taxes

        The Company accounts for income taxes under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement and tax bases of existing assets and liabilities and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Differences between assets and liabilities for financial statement and tax return purposes are principally related to deferred revenue and depreciable lives of assets.

        Prior to the Recapitalization in December 2000 (see Note 3), the Company had elected to be taxed under Subchapter "S" of the Internal Revenue Code and, accordingly, was not subject to Federal income taxes and certain state and local taxes. Concurrent with the Recapitalization, the Company was no longer taxed under Subchapter "S", and deferred income tax assets and liabilities were established due to the Company's taxation as a "C" corporation, with a corresponding benefit to the provision for income taxes in 2000 (see Note 12).

  (n)
  Fair Value of Financial Instruments

        The Company complies with the provisions of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. In the opinion of the Company's management, the carrying value of all financial instruments (including debt, put warrants and interest rate swap agreements) reflected in the accompanying consolidated balance sheets approximated fair market value at December 31, 2002 and 2001.

  (o)
  Stock-Based Compensation

        The Company applies the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current estimated fair market value of the underlying stock exceeds the exercise price. The Company complies with the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The provisions of SFAS No. 123 encourage entities to adopt a fair value based method of accounting for stock compensation plans; however, these provisions also permit the Company to continue to measure compensation costs using the intrinsic value method prescribed under APB Opinion No. 25. In March 2000, the FASB issued FASB Interpretation ("FIN") No. 44, Accounting for Certain Transactions Involving Stock Compensation. The Company adopted FIN 44, effective July 1, 2000, with respect to certain provisions applicable to new awards, options repricings, and changes in grantee status. FIN 44 addresses practice issues related to the application of APB 25.

  (p)
  Concentration of Credit Risk

        The Company's mix of accounts receivable from members is diverse. Over 90% of the Company's revenues are derived from operations in the metropolitan New York area.

  (q)
  Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions relating to the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (r)
  Recently Issued Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which establishes an accounting standard requiring the recording of the fair value of liabilities associated with the retirement of long-lived assets in the period in which they are incurred. The Company adopted SFAS No. 143 on January 1, 2003 and has determined that the adoption of SFAS No. 143 had no material effect on the Company's consolidated financial statements.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 changes the income statement classification of debt extinguishments, amends the existing literature regarding the accounting for modifications of leases that result in the same economic transaction as a sale-leaseback and makes technical corrections to other existing pronouncements. This statement was effective for the Company during 2002. Adoption of SFAS No. 145 did not have a material impact on our operating results.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that a liability be recognized for costs associated with an exit or disposal activity only when the liability is incurred. SFAS No. 146 also establishes fair value as the objective for initial measurement of liabilities related to exit or disposal activities. SFAS No. 146 was adopted by the Company for exit and disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 will have an effect on the Company's consolidated financial statements at a future date, depending on the nature of timing of future exit or disposal activities.

        In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34 (FIN 45). FIN 45 requires that at the inception of the guarantee, a liability be recorded on the guarantor's balance sheet for the fair value of the obligation undertaken in issuing the guarantee. In addition, FIN 45 requires disclosures in interim and annual financial statements about the obligations under guarantees that an entity has issued. The Company will apply the recognition provisions of FIN 45 prospectively to guarantees issued after December 31, 2002. The prospective recognition provisions of FIN 45 did not have a material effect on the Company's consolidated financial statements.

        In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (SFAS 148). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation as originally provided by SFAS No. 123 Accounting for Stock-Based Compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both the annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The transitional requirements of SFAS 148 are effective for all financial statements for fiscal years ending after December 15, 2002. The Company has adopted the disclosure portion of this statement for 2002. The application of the disclosure portion of this standard has had no impact on our consolidated financial position or results of operations. The Financial Accounting Standards Board has indicated that it will require stock-based employee compensation to be recorded as a charge to earnings pursuant to a standard it is currently deliberating, which it believes will become effective on January 1, 2004. We will continue to monitor progress on the issuance of this standard.

        In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional financial support from other parties. FIN 46 is effective for all new variable interest entities ("VIE") created or acquired after January 31, 2003. FIN 46 represents an accounting interpretation, not a change in the underlying economics of independent and legally separate businesses. For variable interests in a VIE acquired prior to February 1, 2003, FIN 46 is applied to the VIE no later than the end of the first period after December 15, 2003. FIN 46 requires certain disclosures in financial statements issued prior to its adoption, if it is reasonably possible that the Company will consolidate or disclose information about VIEs when FIN 46 becomes effective.

        As of the preparation of these financial statements, four recently proposed FASB Staff Positions are still being deliberated by the FASB, which could alter how companies identify VIEs and modify the determination of which party should consolidate them (the "primary beneficiary"). The FASB has announced that it expects to issue modifications to FIN 46 in final form prior to the end of calendar 2003. Under the proposed FASB Staff Positions, FIN 46 would become effective for the Company as of January 1, 2004.

        Management believes that upon adoption of FIN 46 in the first quarter of 2004 the Company would consolidate Eclipse Development Inc. ("Eclipse"). Eclipse, wholly owned by Mr. Paul Boardman, provides an exclusive service to the Company for the site selection, acquisition, design, construction and maintenance services of its clubs. A master service agreement prohibits Eclipse and Mr. Boardman from performing services for anyone that competes with the Company's facilities. Eclipse is thinly capitalized and is highly dependent upon the business provided by the Company. Management believes that the impact on the consolidated balance sheet for 2004 would not be material as a result of this change in accounting principle since the historical payments made to Eclipse have been principally for capital expenditures. Further, the Company believes that the stock compensation costs recorded by the Company would decrease as a result of no longer treating Mr. Boardman as a non-employee. Such costs amounted to $1,022,260 and $1,198,131 for the years ended December 31, 2001 and 2000, respectively.

(3) Recapitalization

  (a)
  Repurchase of Shares and Distribution

        As part of a transaction (the "Recapitalization") that was completed on December 15, 2000 (the "Closing Date"), the Company initially repurchased 10,370,760 shares of its then outstanding common stock from the founding stockholder group (the "Founding Stockholders") for aggregate consideration of $99,127,665, retired those shares and its existing stock then held in treasury and paid $17,064,918 in net distributions ($19,448,749 less $2,383,831 owed to the Company by certain Founding Stockholders) to the same group, which does not include distributions made prior to the Recapitalization. The Company then issued new shares to other shareholders through a limited partnership established by them (the Incoming Investors) for net aggregate consideration of $66,445,134 to complete the initial Recapitalization transaction. The Company funded the Recapitalization with a combination of financing arrangements (see Note 9) and cash from the Incoming Investors.

        During 2001, pursuant to the 2000 contingent share payment, the Company released an additional 972,629 shares of common stock, previously escrowed, to the Founding Stockholders based on the resolution of the contingency associated with operating results for 2000 which were agreed to in 2001, resulting in a net repurchase of 9,398,131 shares of common stock in the Recapitalization for the original aggregate consideration of $99,127,655. The Founding Stockholders subsequently sold 897,811 shares of common stock directly to the Incoming Investors, resulting in final adjusted share ownership of 7,941,024 shares by the Incoming Investors and 663,889 shares by the Founding Stockholders, or approximately 92% and 8%, respectively.

        As described in note 2(e), pursuant to the Escrow Agreement, the Company had retained restricted cash to secure indemnification obligations of the Founding Stockholders. During 2002, these contingent obligations were met, and the restricted cash in the amount of $4,364,238 was remitted to the Founding Stockholders, with a corresponding charge to equity.

  (b)
  Repurchase of Options

        Pursuant to the Recapitalization, all stock option holders became fully vested. Each such option holder existing at the Closing Date had the option of either: i) rolling over these options into their equivalent in the newly recapitalized company, or ii) cashing out such options at a defined value per option and obtaining options in the recapitalized company equal to a defined value of their pre-existing options. Due to the acceleration of vesting, the entire amount of deferred compensation was charged to expense.

  (c)
  Costs of Recapitalization

        In connection with the Recapitalization, the Company recorded one-time charges to its consolidated statements of income of $5,608,142 primarily related to financing expenses, legal and professional fees that could not be capitalized and certain management compensation costs as defined in the Recapitalization agreement. Furthermore, the Company charged $5,969,429 against additional paid-in capital for certain fees directly attributed to the new equity investment.

  (d)
  2003 Contingent Additional Cash Payment

        In accordance with the Recapitalization agreement, if certain earnings thresholds, as defined, are met in 2003, the Company would be obligated to pay additional cash consideration to the Founding Stockholders.

  (e)
  Deferred Payment

        In accordance with the Recapitalization agreement, upon the earliest to occur of (i) the payment in full of all obligations of the Company in respect to the Senior Subordinated Notes (see Note 9(b)), (ii) an Exit Event as defined (a change of control or qualified public offering of common stock), or (iii) the tenth anniversary of the Recapitalization, a cash payment of $5,000,000 is due to the Founding Stockholders as additional consideration for the repurchase of their shares, provided that the Company has satisfied its obligations under the New Debt Financing (defined as the term loan and revolving loan commitment (see Note 9(a)) and the Senior Subordinated Notes (see Note 9(b)). In connection with the Recapitalization, the Company has recorded the present value of its obligation to the Founding Stockholders as a long-term liability as it concluded that the satisfaction of its obligations under the New Debt Financing represented a de facto subordination and that the obligation to the Founding Stockholders would ultimately be paid. As such, the Company has recorded the present value (using a discount rate of 17%) of the obligation on the accompanying balance sheets and the accretion in value as non-cash interest expense in 2002, 2001 and 2000.

  (f)
  Exit Payment

        Upon the earlier of a qualified public offering, a change of control, or December 15, 2010, if no 2003 Contingent Additional Cash Payment (see Note 3(d)) has been made, the Company must pay the Founding Stockholders $10,000,000, and an additional $5,000,000 if the internal rate of return of our equity sponsors exceeds a specified amount, provided that the Company has satisfied its obligations under the New Debt Financing. In connection with the Recapitalization, the Company has recorded the present value of its obligation to the Founding Stockholders as a long-term liability as it concluded that the satisfaction of its obligations under the New Debt Financing represented a de facto subordination and that the obligation to the Founding Stockholders would ultimately be paid. As such, the Company has recorded the present value (using a discount rate of 17%) of the obligation on the accompanying balance sheets and the accretion in value as non-cash interest expense in 2002, 2001 and 2000.

  (g)
  Non-Competition Agreements

        In accordance with the Recapitalization agreement, certain of the Founding Stockholders have agreed to a non-competition period of three years.

(4) Acquisition of Business

        Effective at the Closing Date, the Company acquired all of the common stock of Energy Wear, Inc., an affiliated business owned by siblings of the Founding Stockholders, in exchange for 300,760 shares of the Company's common stock. Assets received and liabilities assumed were recorded at management's estimate of fair value as of the effective date of the transaction since this acquisition was accounted for under the purchase method of accounting. Costs in excess of net assets acquired of $2,681,844 were allocated to goodwill as of December 31, 2000.

        Energy Wear's results of operations have been included in the accompanying consolidated financial statements since the date of acquisition. Summarized below are the 2000 unaudited pro forma results of operations as though the Energy Wear acquisition has occurred as the beginning of 2000:

Pro Forma:
Total Revenue	$67,758,928
Pretax Income	$4,902,394

(5) Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets consists of:

	December 31,
	2002	2001
Commissions	$1,215,190	932,617
Insurance	341,696	147,557
Inventory	506,959	421,046
Income taxes	3,684,574	1,476,799
Other	798,944	580,104

	$6,547,363	3,558,123

(6) Property and Equipment

        Property and equipment, net, consists of:

	December 31,
	2002	2001
Construction-in-progress	$1,819,083	821,789
Leasehold improvements	98,184,739	79,027,144
Fitness equipment	9,388,340	7,395,686
Furniture and fixtures	4,216,443	4,196,400
Computer equipment	3,342,819	2,246,503
Other equipment	2,781,690	2,328,002
Office equipment	749,047	631,591

	120,482,161	96,647,115
Less accumulated depreciation and amortization	26,179,843	19,329,929

	$94,302,318	77,317,186

        Property and equipment includes amounts acquired under capital leases of $3,473,932 and $3,760,208, net of accumulated depreciation of $3,144,582 and $1,989,642 at December 31, 2002 and 2001, respectively. Depreciation expense was $6,849,914, $5,606,234 and $4,359,718 in 2002, 2001, and 2000, respectively. Interest costs incurred in the construction of facilities, totaling $314,896, $436,733 and $527,058 in 2002, 2001 and 2000, respectively, have been capitalized.

(7) Accrued Expenses

        Accrued expenses consist of:

	December 31,
	2002	2001
Interest expense	$1,689,150	1,476,638
Payroll and related benefits and taxes	1,941,709	1,705,520
Other	1,682,235	1,783,669

	$5,313,094	4,965,827

(8) Capital Lease Obligations

        The Company leases fitness equipment under capital leases that expire at various dates through 2008. The leases require monthly payments of principal and interest imputed at interest rates ranging from approximately 5% to 12% per annum.

        Future minimum lease payments under capital leases as of December 31, 2002, are as follows:

Year ending December 31:
2003	$1,655,583
2004	1,152,570
2005	475,505
2006	68,592
2007	20,042
Thereafter	—

3,372,292
Less amount representing interest	(286,880)

3,085,412
Less current installments	(1,655,583)

Capital lease obligations, less current installments	$1,429,829

(9) Long-Term Debt

  (a)
  Credit Agreement

        Pursuant to the Recapitalization (see note 3(a)), the Company paid off its then-existing debt and entered into a new credit agreement with several financial institutions, with one bank acting as administrative agent for the others (the Credit Agreement). Borrowings under the Credit Agreement, which are in the form of a term loan and revolving loan commitment ((i) and (ii) in Note 9(b) below) are collateralized by certain tangible and intangible assets of the Company and are guaranteed by each wholly owned subsidiary of the Company. The Credit Agreement allows for maximum borrowings of $37,000,000 for the term loan and $23,000,000 for the revolving loan commitment. The Credit Agreement calls for maintenance of certain covenants.

  (b)
  Senior Subordinated Note and Warrant Purchase Agreement

        Pursuant to the Recapitalization (see note 3(a)), the Company entered into a Senior Subordinated Note and Warrant Purchase Agreement (the "Subordinated Note Agreement") with several financial institutions under which borrowings are collateralized by certain tangible and intangible assets of the Company and are guaranteed by each wholly owned subsidiary of the Company. The Subordinated Note Agreement allows for maximum borrowings of $50,000,000 (plus additional principal accrued as described in (iii) below) and calls for maintenance of certain covenants.

        In addition, $5,268,473 of direct costs related to these agreements was capitalized as deferred financing costs and are being amortized over the remaining terms of the respective agreements. Amortization charged as non-cash interest expense was approximately $875,000 in 2002 and 2001, respectively.

        Long-term debt consists of the following outstanding amounts:

	December 31,
	2002	2001
Term loan (i)	$30,000,000	37,000,000
Revolving loan commitment (ii)	16,845,098	7,095,098
Senior notes (see Note 16)	—	—
Senior subordinated notes (iii)	51,391,279	50,627,584
Notes payable (iv)	1,293,636	297,423

	99,530,013	95,020,105
Less warrant-related discount, net of accretion	(6,915,306)	(7,978,340)

	$92,614,707	87,041,765

  (i)
  As of December 31, 2002, the Company had a term loan with several financial institutions. The Credit Agreement matures on December 15, 2005 and, accordingly, has been classified as long-term in the accompanying consolidated balance sheets, net of its current installments. The Company is charged interest at the Eurodollar Rate plus a margin of 3% (an aggregate of 4.4375% as of December 31, 2002).

  (ii)
  As of December 31, 2002, the Company had a revolving credit agreement with the same financial institutions (see (i) above). The Credit Agreement matures on December 15, 2005 and, accordingly, has been classified as long-term in the accompanying consolidated balance sheets. The Company is charged interest at the Eurodollar Rate plus a margin of 3% (an aggregate of 4.5729% as of December 31, 2002).

  (iii)
  The senior subordinated notes due December 15, 2008 (the "Senior Subordinated Notes") accrue cash interest, payable quarterly, at a rate of 12.5% per annum, commencing on April 15, 2001. In addition, the Senior Subordinated Notes accrue additional principal at an amount of 1.5% per annum, which is added quarterly to the principal amount of the notes, also commencing on April 15, 2001. The Senior Subordinated Notes and any unpaid accrued interest thereon mature on December 15, 2008, and, accordingly, have been classified as long-term in the accompanying consolidated balance sheets.

  (iv)
  Notes payable consist of three notes payable to unrelated third parties. They bear interest at imputed rates ranging from 8.5% to 12% per annum and are payable in monthly installments through 2018.

        Aggregate maturities of long-term debt as of December 31, 2002, are as follows:

Year ending December 31:
2003	$9,087,134
2004	10,105,019
2005	27,961,844
2006	86,158
2007	49,082
Thereafter	52,240,775

99,530,013
Less:
Warrant-related discount, net of accretion	(6,915,306)

92,614,707
Current installments	(9,087,134)

Long-term debt, net of current installments	$83,527,573

(10) Common Stock Put Warrants

        Pursuant to the Subordinated Note Agreement, the Company issued, to holders of its Senior Subordinated Notes, warrants to purchase 879,214 shares of its common stock at an exercise price of $0.01 per share. The warrants are, under certain conditions, redeemable in cash at the option of the holder or by surrender of the Company's Senior Subordinated Notes. If the Company does not complete a qualified initial public offering of common stock, as defined, by December 2006, then at such time or any time thereafter, the warrant holders may put 100% of their warrants to the Company, which would have 60 days to redeem the warrants at fair market value. In the event that the Company does not redeem the warrant within 60 days, all of the rights represented by the warrant shall convert automatically into an unsecured junior subordinated obligation. This obligation would be payable at the earlier of (i) the maturity of the Senior Subordinated Notes or (ii) refinancing of senior debt, with interest accruing quarterly at 14% per annum, increasing by one percent up to 16% for each quarter that the obligation is not repaid. If the Company does not complete a qualified public offering by December 2007, the Company may call the warrants and repurchase all, but not less than all, of the warrant at fair market value.

        The fair market value of these warrants at the date of issuance was $9,029,528, which reduced long-term debt in the accompanying consolidated balance sheet. This amount is being accreted as additional interest expense using the effective interest rate over the term of the Senior Subordinated Notes, which mature on December 15, 2008. Accretion charged as non-cash interest was approximately $1.0 million in fiscal 2002 and 2001, respectively.

        Based on the net-cash settlement requirement, the Company has recorded the warrants as a liability. The fair market value of these warrants is shown as a long-term liability in the accompanying consolidated balance sheets. Changes in the fair market value of the warrant are marked to market with the adjustment shown as other income (expense) in the consolidated statement of income as follows: ($2,848,652) and $1,336,404 for the years ended December 31, 2002 and 2001, respectively.

(11) Preferred Stock

        During 2001, the Company sold 100,000 shares of preferred stock to investors for cash of $1,000,000. The preferred stock is cumulative with dividends payable in kind at a rate of 2.5% per quarter, which accordingly have been recognized periodically and added to preferred stock in the accompanying financial statements. The preferred stock has no conversion features and allows for an optional redemption at face value by the Company at any time. The preferred stock must be redeemed at face value upon an exit event (as defined in the Recapitalization agreement), provided that all payments to the Founding Stockholders have been satisfied and that such redemption is permitted by appropriate debt agreements.

(12) Income Taxes

        The provision for (benefit from) income taxes is comprised of the following:

	Fiscal years ended December 31,
	2002	2001	2000
Current:
Federal	$1,297,362	—	—
State and local	426,640	148,559	654,719

	1,724,002	148,559	654,719

Deferred:
Federal	2,190,118	1,511,867	(2,678,177)
State and local	676,092	435,517	(332,853)

	2,866,210	1,947,384	(3,011,030)

Subchapter "C" transition impact of SFAS No. 109	—	—	(196,621)

Total	$4,590,212	2,095,943	(2,552,932)

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2002	2001
Deferred tax assets:
Accrued compensation	$122,217	266,742
Allowance for bad debts	845,669	889,601
Deferred rent	1,025,911	1,544,343
Deferred revenue	—	105,304
Net operating losses	—	468,836
Other	41,803	—

Total gross deferred tax assets	2,035,600	3,274,826
Deferred tax liabilities:
Depreciation	2,677,466	1,263,320
Deferred compensation	—	136,130
Deferred revenue	421,078	—
Others	40,736	112,845

Total gross deferred tax liabilites	3,139,280	1,512,295

Net deferred tax assets (liabilities)	$(1,103,680)	1,762,531

        The Company believes that, based upon its consistent history of profitable operations and existing deferred tax liabilities, it is more likely than not that the deferred tax assets generated through December 31, 2002 will be realized.

        Reconciliation of the statutory Federal income tax rate to the Company's effective tax rate is as follows:

	Fiscal years ended December 31,
	2002	2001	2000
U.S. Federal statutory rate	34.0%	34.0%	34.0%
Increase (decrease) in taxes resulting from:
State and local income taxes, net of federal income tax benefit	13.3%	11.2%	7.6%
Permanent differences:
Recapitalization expenses	—	—	35.1%
Changes in fair market value of common stock put warrants	13.5%	(9.5)%	—
Interest expense related to amount due to founding stockholders	3.2%	4.1%	—
Others	—	—	2.1%
Subchapter "C" transition impact of SFAS No. 109	—	—	(141.1)%
Other, net	1.9	0.5	0.3%

Effective income tax rate	65.9%	40.3%	(62.0)%

(13) Related Party Transactions

        Simultaneous with the Recapitalization (see note 3(a)), the Company entered into a consulting agreement with certain of the Incoming Investors. Under the terms of the consulting agreement, the Company is obligated to pay, in semi-annual installments, an annual fee of $800,000 for consulting services rendered (as defined) and to reimburse certain out-of-pocket expenses incurred by the Incoming Investors. The Company was further obligated to pay a fee of $200,000 when the escrowed shares were distributed in 2001 (see note 3(c)). The consulting agreement expires on the tenth anniversary of the Closing Date or at the direction of the board of directors. The costs of this consulting agreement are included within related party management fees and expenses in the accompanying consolidated financial statements.

        As described in Note 3(f), the Company is obligated to make cash payments of $15,000,000 to $20,000,000 to the Founding Stockholders as additional consideration for the repurchase of their shares as described more fully in Notes 3(e) and 3(f). A member of the Board of Directors is a partner in partnerships that lease space to the Company at two locations. For the fiscal years ended December 31, 2001 and 2002, the partnerships received approximately $1.0 million per annum for each location pursuant to their leases.

(14) Stock Option Plans

        The Company currently maintains two stock option plans: i) the Equinox Holdings Inc. 1998 Stock Option Plan (the 1998 Plan) and ii) the Equinox Holdings, Inc. 2000 Stock Incentive Plan (the 2000 Plan).

  (a)
  1998 Plan

        Under the terms of the 1998 Plan, options to purchase 1,000,000 shares of authorized, but not issued common stock may be granted. Options may be granted to key employees, directors, and consultants who provide services to the Company. Requirements for vesting are set forth by the board of directors when the award is granted. As part of the Recapitalization (See Note 3(a)), all options outstanding under this plan, with exercise prices ranging from $0.01 to $0.90 per share, were either exercised, vested in full or cancelled, and any deferred compensation at the date of the Recapitalization was recognized. There were no additional grants under this plan subsequent to the Recapitalization. The 1998 Plan is closed, and there are no further options available for grant. No pro forma disclosures have been provided due to the compensatory nature of the options granted, pursuant to which a charge of $3.2 million was recorded to compensation expense in 2000, including $1.2 million for charges related to architectural and design services provided by the sole shareholder of Eclipse. In addition, $0.35 million was included for services paid to an outside consultant for organizational development and strategic planning services. For the options granted to employees, compensation expense is based upon the estimated fair value of the common stock at the grant date. In 2000, the options principally vested at grant date or at the end of year, as such all of the compensation expense was recorded in the year of grant. The Company used the fair market value of the underlying common stock as established by the Recapitalization to determine compensation expense in 2000. The Company used the Black-Scholes option-pricing model to estimate the fair market value of its option grants to outside consultants as of each grant date. In addition to the fair market value of the underlying common stock as established by the Recapitalization, the following weighted average assumptions were used in the calculation in 2000: stock volatility of 32% (representing the average volatility of comparable publicly traded companies), risk-free interest rate of 7% and no dividends during the expected term of 10 years or the contractual term for non-employees. At December 31, 2002, 138,000 of the outstanding options had an exercise price of $0.90 per share.

        Stock option activity under the 1998 Plan during the periods indicated is as follows:

	Number of shares	Weighted average exercise price
Balance at January 1, 2000	260,000	$0.01
Granted	456,752	0.42
Exercised	(267,666)	0.24
Cancelled	(164,167)	0.01

Balance at December 31, 2000	284,919	0.46

Balance at December 31, 2001	284,919	0.46

Balance at December 31, 2002	284,919	$0.46

  (b)
  2000 Plan

        Under the terms of the 2000 Plan, only nonqualified stock options may be granted. Furthermore, the number of options available for grant may not exceed 10% of the fully diluted shares of common stock outstanding as of the Closing Date including any outstanding warrants of the Company issued to the holders of the Senior Subordinated Notes (see Note 10). Under the provisions of the Plan, options to purchase 1,085,449 shares of authorized, but not issued common stock may be granted to key employees, directors, and consultants who provide services to the Company. Stock options can be granted with an exercise price less than, equal to or greater than the fair market value of the common stock on the date of the grant. Requirements for vesting are set forth by the board of directors when the award is granted. All options granted under the 2000 Plan have a term of ten years.

        As of December 31, 2002, 2001 and 2000, respectively, there were 975,537, 812,000, and 346,000 stock options outstanding under the 2000 Plan. As of December 31, 2002, the number of shares available to be granted was 109,912. All of these options were granted at an exercise price equivalent to fair market value of the underlying common stock and are held by senior management and outside consultants. All of these outstanding options vest only upon the occurrence of certain events, as defined in the 2000 Plan, including a qualified initial public offering or a change of control. Accordingly, no compensation expense has been recorded for options granted to employees, and no pro forma disclosures have been provided due to the contingent nature of the vesting of these options.

        The Company has granted approximately 213,707 stock options to certain consultants. No pro-forma disclosures have been provided due to the compensatory nature of the options granted, pursuant to which charges of $312,516 and $1,022,260 were recorded to compensation expense in 2002 and 2001, respectively. The Company used the Black-Scholes option-pricing model to estimate the grant date fair value of its option grants to the outside consultants. The following weighted average assumptions were used in the calculation in 2002: stock volatility of 37% (representing the average volatility of comparable publicly traded companies), risk-free interest rate of 4% and no dividends during the contractual term of 10 years. The following weighted average assumptions were used in the calculation in 2001: stock volatility of 44% (representing the average volatility of comparable publicly traded companies), risk-free interest rate of 5% and no dividends during the contractual term of 10 years.

        Stock option activity under the 2000 Plan during the periods indicated is as follows:

	Number of shares	Weighted average exercise price
Balance at January 1, 2000	—	$—
Granted	346,000	10.28

Balance at December 31, 2000	346,000	10.28
Granted	466,000	10.28

Balance at December 31, 2001	812,000	10.28
Granted	243,537	10.96
Forfeited	(80,000)	10.28

Balance at December 31, 2002	975,537	$10.45

(15) Commitments and Contingencies

  (a)
  Leases

        The Company leases space under noncancelable operating leases, which expire at various dates through 2023. The leases contain provisions for scheduled rent increases. The accompanying consolidated balance sheet at December 31, 2002 includes deferred rent obligations of $11,535,718, representing accumulated rent expense charged to operations from the inception of certain leases in excess of the required lease payments, through December 31, 2002.

        Minimum future rental obligations under these noncancelable operating leases at December 31, 2002, are as follows:

2003	$11,588,758
2004	14,104,325
2005	15,941,322
2006	15,270,978
2007	15,408,749
Thereafter	185,420,870

$257,735,002

        Rent expense charged to operations amounted to $11,869,691, $9,793,216 and $8,762,508 for the years ended December 31, 2002, 2001 and 2000, respectively. Included in these amounts are $1,087,871, $974,914 and $1,474,946 of rent expense in excess of required lease payments in those periods, respectively.

  (b)
  Employment Agreements

        The Company has employment agreements with three of its executive officers for terms of up to three years. The employment agreements call for a base salary and certain bonus arrangements. Financial terms under the employment agreements are not material to the Company's consolidated statements of income.

  (c)
  Letters of Credit

        As of December 31, 2002, the Company had $2,040,245 in standby letters of credit with the same banks described in Note 9.

  (d)
  Litigation

        In the normal course of business, the Company is a party to various claims and/or litigation. Management believes that, based on the advice of legal counsel, the settlement of all such claims and/or litigation, considered in the aggregate, will not have a material adverse effect on the Company's financial statements.

  (e)
  Benefit Plans

        The Company maintains a defined contribution 401(k) benefit plan for eligible employees. The Company's discretionary matching contributions to this plan were $94,038, $79,132 and $103,858 in 2002, 2001 and 2000, respectively.

(16) Additional Financing

        On January 28, 2003, the Company completed a financing transaction in which the existing shareholders purchased additional shares of common stock for $10 million and a new lender purchased $25 million of Senior Notes, which mature in December 2007. The new Senior Notes are senior to the Senior Subordinated Notes (see Note 9(b)) and subordinated to the Company's other credit facility (see Note 9(a)). Interest on the Senior Notes is payable quarterly in cash at a rate of the greater of prime rate or 10% per annum. In addition, the Senior Notes accrue pay-in-kind interest quarterly at a rate of 3.25% per annum. In addition to amendment fees paid at closing to existing lenders, the Company agreed to increase the interest rate payable under the Credit Agreement and to increase the pay-in-kind interest for the Senior Subordinated Notes. The lenders under the Credit Agreement also agreed to modify the repayment terms for the Term Loan, reducing the amount due in 2003 from $9 million to $3.25 million and the amount due in 2004 from $10 million to $7 million, with the remaining principal outstanding due in 2005. Costs associated with the new Senior Notes in the amount of $2,097,830 have been included as deferred financing costs in fiscal 2003 balance sheets. There were no material costs incurred in connection with the issuance of common stock.

EQUINOX HOLDINGS, INC.
Unaudited Consolidated Condensed Balance Sheets

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash	$16,922,479	1,244,913
Marketable securities	63,768	57,260
Accounts receivable—members, less allowance for doubtful accounts of $46,260 and $89,399, respectively	1,759,438	1,509,622
Deferred income taxes	—	543,373
Prepaid expenses and other current assets	6,863,131	6,547,363

Total current assets	25,608,816	9,902,531
Property and equipment, net	105,187,979	94,302,318
Deferred income taxes	409,341	—
Other assets	1,330,960	1,578,753
Goodwill, net	2,503,054	2,503,054
Deferred financing costs, net	4,869,762	3,411,385

Total assets	$139,909,912	111,698,041

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$424,432	926,915
Accrued expenses	4,797,566	5,313,094
Due to affiliated entities	347,197	—
Deferred revenue	19,069,401	15,787,694
Current installments of long-term debt	6,194,153	9,087,134
Current installments of capital lease obligations	1,385,104	1,655,583

Total current liabilities	32,217,853	32,770,420
Deferred revenue	513,853	393,187
Long-term debt, excluding current installments	94,734,104	83,527,573
Capital lease obligations, net of current installments	1,391,822	1,429,829
Deferred income taxes	3,633,443	1,647,053
Deferred rent	14,595,780	11,535,718
Common stock put warrants	10,576,943	10,541,775
Due to founding stockholders	4,803,336	4,212,153

Total long term liabilities	130,249,281	113,287,288

Total liabilities	162,467,134	146,057,708

Commitments and contingencies
Stockholders' deficit:
10% Cumulative preferred stock; $0.01 par value. Authorized 400,000 shares; 130,166 and 120,872 shares issued and outstanding	1,301,664	1,208,725
Common stock, $0.01 par value. Authorized 20,000,000 shares; 9,438,247 and 8,604,913 shares issued and outstanding	94,382	86,049
Additional paid-in capital	82,868,858	72,842,183
Accumulated other comprehensive income (loss)	7,931	1,423
Accumulated deficit	(106,830,057)	(108,498,047)

Total stockholders' deficit	(22,557,222)	(34,359,667)

Total liabilities and stockholders' deficit	$139,909,912	111,698,041

See accompanying notes to unaudited consolidated condensed financial statements.

EQUINOX HOLDINGS, INC.
Unaudited Consolidated Condensed Statements of Income

	For the nine months ended September 30,
	2003	2002
Revenues:
Membership and service revenue	$84,381,016	68,742,302
Other revenue	1,755,482	1,414,761

Total revenue	86,136,498	70,157,063

Expenses:
Compensation and related expenses	35,671,404	27,577,752
Rent and occupancy	11,985,604	9,228,035
General and administrative	14,657,268	12,248,877
Related-party management fees and expenses	981,227	907,634
Stock compensation expense	35,000	312,516
Depreciation and amortization	7,156,617	5,261,494

Total operating expenses	70,487,120	55,536,308

Income from operations	15,649,378	14,620,755

Other income (expense):
Interest expense	(11,728,262)	(9,507,320)
Interest income	109,387	12,124
Other income (expense)	(35,168)	(888,006)

Total other expense	(11,654,043)	(10,383,202)

Income before provision for income taxes	3,995,335	4,237,553
Provision for income taxes	(2,234,406)	(2,365,289)

Net income	$1,760,929	1,872,264

See accompanying notes to unaudited consolidated condensed financial statements.

EQUINOX HOLDINGS, INC.
Unaudited Consolidated Condensed Statements of Cash Flows

	For the nine months ended September 30,
	2003	2002
Cash flows from operating activities:
Net income	$1,760,929	1,872,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,156,617	5,261,494
Allowance for doubtful accounts, net of write-offs	43,139	(990)
Interest expense	3,167,751	2,027,695
Changes in fair market value of common stock put warrants	35,168	888,006
Stock compensation expense	35,000	312,516
Accretive interest expense related to payable to founding stockholders	591,183	496,216
Deferred rent	1,534,627	802,838
Deferred income taxes	2,120,422	1,278,105
Changes in operating assets and liabilities:
Accounts receivable—members	(292,955)	(765,483)
Due (to) from affiliated entities, net	347,197	(166,300)
Prepaid expenses and other current assets	(315,768)	715,081
Other assets	247,793	(129,233)
Accounts payable	(502,483)	(689,508)
Accrued expenses	(515,528)	(1,840,368)
Deferred revenue	3,402,373	666,867

Net cash provided by operating activities	18,815,465	10,729,200

Cash flows from investing activities:
Purchases of property and equipment	(15,626,293)	(8,543,205)

Net cash used in investing activities	(15,626,293)	(8,543,205)

Cash flows from financing activities:
Proceeds from long-term debt	25,000,000	—
Payment of deferred financing costs	(2,400,700)	—
Issuance of common stock to existing shareholders for cash	10,000,008	—
Restricted cash	—	4,424,491
Payment of restricted cash to founding shareholder group	—	(4,364,238)
Repayment of note payable	(19,337,278)	(5,289,455)
Repayment of capital lease obligations	(1,199,036)	(1,215,750)
Proceeds from notes payable	425,400	2,500,000

Net cash (used in) provided by financing activities	12,488,395	(3,944,952)

Net (decrease) increase in cash and cash equivalents	15,677,566	(1,758,957)
Cash at beginning of year	1,244,913	2,715,779

Cash at end of year	$16,922,479	956,822

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$6,215,648	8,926,781
Income taxes	1,284,284	750,000
Supplemental disclosure of noncash investing and financing activities:
Capital lease obligations entered into for equipment	890,550	688,620
Deferred rent capitalized during build-out	1,525,435	986,557

See accompanying notes to unaudited consolidated condensed financial statements.

EQUINOX HOLDINGS, INC.
Notes to Unaudited Consolidated Condensed Financial Statements

(1)   Basis of Presentation

  Equinox Holdings, Inc. (the 'Company') is engaged in the operation of full service fitness clubs under the trade name 'Equinox Fitness Club' in New York, California, Illinois and Connecticut.

  The accompanying consolidated financial statements are unaudited. In the opinion of the Company's management, these unaudited consolidated financial statements reflect all adjustments necessary, consisting of normal recurring adjustments, for a fair presentation of such data on a basis consisted with that of the audited data presented herein. The Company uses an annual effective tax rate that is based upon the expected annual income, statutory rates and tax planning opportunities to determine its quarterly provision for income taxes. The accompanying unaudited consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All inter-company accounts and transactions have been eliminated in consolidation. The consolidated results of operations and financial position for interim periods are not necessarily indicative of those to be expected for a full year due, in part, to seasonal fluctuations, which are normal for the Company's business. Further, the Company has made a number of estimates and assumptions relating to the assets and liabilities, the disclosure of contingent assets and liabilities and the reporting of revenue and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)   Additional Financing

  On January 28, 2003, the Company completed a financing transaction in which the existing shareholders purchased additional shares of common stock for $10 million and a new lender purchased $25 million of Senior Notes, which mature in December 2007. The new Senior Notes are senior to the Senior Subordinated Notes and subordinated to the Company's other credit facility. Interest on the Senior Notes is payable quarterly in cash at a rate of the greater of prime rate or 10% per annum. In addition, the Senior Notes accrue pay-in-kind interest quarterly at a rate of 3.25% per annum. In addition to amendment fees paid at closing to existing lenders, the Company agreed to increase the interest rate payable under the Credit Agreement and to increase the pay-in-kind interest for the Senior Subordinated Notes. The lenders under the Credit Agreement also agreed to modify the repayment terms for the Term Loan, reducing the amount due in 2003 from $9 million to $3.25 million and the amount due in 2004 from $10 million to $7 million, with the remaining principal outstanding due in 2005. Costs associated with the new Senior Notes in the amount of $2,097,830 have been included in the accompanying balance sheet as of September 30, 2003. There were no material costs incurred in connection with the issuance of common stock.

(3)   Subsequent Event

  On November 8, 2003, the Company entered into an amendment to the common stock put warrants issued pursuant to the Subordinated Note Agreement that will become effective upon the consummation of the Company's proposed offering of senior notes due 2009 and certain related transactions. The amendment will require the Company to use its best efforts to redeem the common stock put warrants at fair market value under the circumstances described in the Subordinated Note Agreement. The amendment will further provide that (i) in the event that the Company does not redeem the common stock put warrants, all of the warrants will convert automatically into Senior Redeemable Preferred Stock equal to the value of the holder's warrants and (ii) the holder's rights relating to the Company's obligation to redeem the warrants will be subordinated to the prior payment in full in cash of all of the Company's indebtedness in the event of an insolvency, liquidation, winding-up, bankruptcy or similar event.

EQUINOX HOLDINGS, INC.
Schedule II. - Valuation and Qualifying Accounts

	Balance at beginning of period	Charges to costs and expenses	Deductions	Balance at end of period
Allowance for Doubtful Accounts (deducted from Accounts Receivable)
fiscal year ended:
December 31, 2000	$55,496	$630,412	$362,833	$323,075
December 31, 2001	323,075	388,863	611,986	99,952
December 31, 2002	99,952	840,204	850,757	89,399
Nine months ended:
September 30, 2003	89,399	630,838	673,977	46,260

Equinox Holdings, Inc.

Offer to exchange
its 9% Senior Notes Due 2009

                        , 2004

Dealer Prospectus Delivery Obligation

Until                        , 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Indemnification of Officers and Directors under Delaware General Corporation Law

        Section 145 of the Delaware Corporation Law, as amended, provides with respect to indemnification of directors and officers as follows:

          "145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.—(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (c)   To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

          (d)   Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

          (e)   Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

          (f)    The indemnification and advancement of expenses provided by, or granted pursuant to the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

          (g)   A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

          (h)   For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

          (i)    For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such as director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

          (j)    The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

          (k)   The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

  Indemnification of Officers and Directors under New York Corporation Law

        Sections 721to726 of the New York Business Corporation Law, as amended, provides with respect to indemnification of directors and officers as follows:

        "721 NONEXCLUSIVITY OF STATUTORY PROVISIONS FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

          722 AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          (a)   A corporation may indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

          (b)   The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

          (c)   A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

          (d)   For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

          723 PAYMENT OF INDEMNIFICATION OTHER THAN BY COURT AWARD.

          (a)   A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

          (b)   Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

            (1)   By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

            (2)   If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

              (A)  By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

              (B)  By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

          (c)   Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

          724 INDEMNIFICATION OF DIRECTORS AND OFFICERS BY A COURT.

          (a)   Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefore may be made, in every case, either:

            (1)   In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

            (2)   To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

          (b)   The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

          (c)   Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

          725 OTHER PROVISIONS AFFECTING INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          (a)   All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

          (b)   No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

            (1)   That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

            (2)   That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

            (3)   If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

          (c)   If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

          (d)   If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

          (e)   Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

          (f)    The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

          726 INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          (a)   Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

            (1)   To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

            (2)   To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

            (3)   To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

          (b)   No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

            (1)   if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

            (2)   in relation to any risk the insurance of which is prohibited under the insurance law of this state.

          (c)   Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

          (d)   The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

          (e)   This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government."

  Indemnification of Officers and Directors under California Corporation Law

        Section 317 of the California General Corporation Law, as amended, provides with respect to indemnification of directors and officers as follows:

          "317 INDEMNIFICATION OF CORPORATE AGENTS.

          (a)   For the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).

          (b)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

          (c)   A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

          No indemnification shall be made under this subdivision for any of the following:

            (1)   In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

            (2)   Of amounts paid in settling or otherwise disposing of a pending action without court approval.

            (3)   Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

    (d)
    To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

          (e)   Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

            (1)   A majority vote of a quorum consisting of directors who are not parties to such proceeding.

            (2)   If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

            (3)   Approval of the shareholders (Section 153), with the shares owned by the person to be indemnified not being entitled to vote thereon.

            (4)   The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

          (f)    Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision (a) of Section 315 do not apply to advances made pursuant to this subdivision.

          (g)   The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by Section 317" or "to the fullest extent permissible under California law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitations required by, paragraph (11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

          (h)   No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstance where it appears:

            (1)   That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

            (2)   That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

          (i)    A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision (a) of Section 204; or (2)(A) the company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization, (B) the company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and purchaser of the policy, on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

          (j)    This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) of Section 207."

  Indemnification of Officers and Directors under Connecticut Corporation Law

        Sections 33-770 to 33-779 of the Connecticut Business Corporation Act, as amended, provides with respect to indemnification of directors and officers as follows:

          "33-770 DEFINITIONS.

        As used in sections 33-770 to 33-779, inclusive:

          (1)   "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger.

          (2)   "Director" or "officer" means an individual who is or was a director or officer, respectively, of a corporation or who, while a director or officer of the corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity. A director or officer is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" or "officer" includes, unless the context requires otherwise, the estate or personal representative of a director or officer.

          (3)   "Disinterested director" means a director who at the time of a vote referred to in subsection (c) of section 33-773, or a vote or selection referred to in subsection (b) or (c) of section 33-775, is not (a) a party to the proceeding or (b) an individual having a familial, financial, professional or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

          (4)   "Expenses" include counsel fees.

          (5)   "Liability" means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

          (6)   "Official capacity" means: (A) When used with respect to a director, the office of director in a corporation; and (B) when used with respect to an individual other than a director, as contemplated in section 33-776, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan or other entity.

          (7)   "Party" means an individual who was, is or is threatened to be made a defendant or respondent in a proceeding.

          (8)   "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

          33-771 AUTHORITY TO INDEMNIFY.

          (a)   Except as otherwise provided in this section, a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) He conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by subdivision (5) of subsection (b) of section 33-636.

          (b)   A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (ii) of subdivision (1) of subsection (a) of this section.

          (c)   The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in this section.

          (d)   Unless ordered by a court under section 33-774, a corporation may not indemnify a director under this section: (1) In connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under subsection (a) of this section; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

          (e)   Notwithstanding any provision of this section to the contrary, a corporation which was incorporated under the laws of this state, whether under chapter 599 of the general statutes, revised to January 1, 1995, or any other general law or special act, prior to January 1, 1997, shall, except to the extent that the certificate of incorporation expressly provides otherwise, indemnity under sections 33-770 to 33-779, inclusive, except subdivision (2) of subsection (a) of this section, a director to the same extent the corporation is permitted to provide the same to a director pursuant to subdivision (1) of subsection (a) and subsections (b), (c) and (d) of this section as limited by the provisions of section 33-775.

          33-772 MANDATORY INDEMNIFICATION.

        A corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

          33-773 ADVANCE FOR EXPENSES.

          (a)   A corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he is a director if he delivers to the corporation: (1) A written affirmation of his good faith belief that he has met the relevant standard of conduct described in section 33-771, or that the proceeding involves conduct for which liability has been limited under a provision of the certificate of incorporation as authorized by subdivision (4) of subsection (b) of section 33-636; and (2) his written undertaking to repay any funds advanced if he is not entitled to mandatory indemnification under section 33-772, and it is ultimately determined under section 33-772 that he has not met the relevant standard of conduct described in section 33-771.

          (b)   The undertaking required by subdivision (2) of subsection (a) of this section must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to the financial ability of the director to make repayment.

          (c)   Authorizations under this section shall be made: (1) By the board of directors: (A) if there are two or more disinterested directors, by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or (B) if there are fewer than two disinterested directors, by the vote necessary for action by the board in accordance with section 33-752, in which authorization directors who do not qualify as disinterested directors may participate; or (2) by the shareholders, provided shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the authorization.

          33-774 COURT-ORDERED INDEMNIFICATION.

          (a)   A director who is a party to a proceeding because he is a director may apply for indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall: (1) Order indemnification if it determines that the director is entitled to mandatory indemnification under section 33-772; (2) order indemnification or advance for expenses if the court determines that the director is entitled to indemnification or advance for expenses pursuant to a provision authorized by subsection (a) of section 33-778; or (3) order indemnification or advance for expenses if the court determines, in view of all the relevant circumstances, that it is fair and reasonable (A) to indemnify the director or (B) to advance expenses to the director, even if he has not met the relevant standard of conduct set forth in subsection (a) of section 33-771, failed to comply with section 33-773, or was adjudged liable in a proceeding referred to in subdivision (1) or (2) of subsection (d) of section 33-771, provided if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

          (B)  If the court determines that the director is entitled to indemnification under subdivision (1) of subsection (a) of this section or to indemnification or advance for expenses under subdivision (2) of subsection (a) of this section, it shall also order the corporation to pay the director's reasonable expenses incurred in connection with obtaining court-ordered indemnification or advance for expenses. If the court determines that the director is entitled to indemnification or advance for expenses under subdivision (3) of subsection (a) of this section, it may also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

          33-775 DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION.

          (a)   A corporation may not indemnify a director under section 33-771 unless authorized for a specific proceeding after a determination has been made that indemnification of the director is permissible because he has met the relevant standard of conduct set forth in said section.

          (b)   The determination shall be made:

            (1)   If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

            (2)   By special legal counsel (A) selected in the manner prescribed in subdivision (1) of this subsection, or (B) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

            (3)   By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

          (c)   Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors, or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled under subparagraph (B) of subdivision (2) of subsection (b) of this section to select special legal counsel.

          33-776 INDEMNIFICATION OF AND ADVANCE FOR EXPENSES TO OFFICERS, EMPLOYEES AND AGENTS.

          (a)   A corporation may indemnify and advance expenses under sections 33-770 to 33-779, inclusive, to an officer, employee or agent of the corporation who is a party to a proceeding because he is an officer, employee or agent of the corporation (1) to the same extent as a director, and (2) if he is an officer, employee or agent but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors. A corporation may delegate to its general counsel or other specified officer or officers the ability under this subsection to determine that indemnification or advance for expenses to such officer, employee or agent is permissible and the ability to authorize payment of such indemnification or advance for expenses. Nothing in this subdivision shall in any way limit either the ability or the obligation of a corporation to indemnify and advance expenses under other applicable law to any officer, employee or agent who is not a director.

          (b)   The provisions of subdivision (2) of subsection (a) of this section shall apply to an officer, employee or agent who is also a director if the basis on which he is made a party to the proceeding is an act or omission solely as an officer, employee or agent.

          (c)   An officer, employee or agent of a corporation who is not a director is entitled to mandatory indemnification under section 33-772, and may apply to a court under section 33-774, for indemnification or advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses under said sections.

          (d)   A corporation which was incorporated under the laws of this state, whether under chapter 599 of the general statutes, revised to January 1, 1995, or any other general law or special act, prior to January 1, 1997, shall, except to the extent that the certificate of incorporation expressly provides otherwise, indemnify under sections 33-770 to 33-779, inclusive, except subdivision (2) of subsection (a) of section 33-771, each officer, employee or agent of the corporation who is not a director to the same extent as the corporation is permitted to provide the same to a director pursuant to subdivision (1) of subsection (a) and subsections (b), (c) and (d) of section 33-771, as limited by section 33-775, and for this purpose the determination required by section 33-775 may in addition be made by the general counsel of the corporation, or such other or additional officer or officers as the board of directors may specify.

          33-777 INSURANCE.

        A corporation may purchase and maintain insurance on behalf of an individual who is1 a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan or other entity, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify or advance expenses to him against the same liability under sections 33-770 to 33-779, inclusive.

          33-778 VALIDITY AND APPLICABILITY OF INDEMNIFICATION PROVISIONS.

          (a)   A corporation may, by a provision in its certificate of incorporation or bylaws or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification in accordance with section 33-771 or advance funds to pay for or reimburse expenses in accordance with section 33-773. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in subsection (c) of section 33-773 and subsection (c) of section 33-775, as amended by this act. Any such provision that obligates the corporation to provide indemnification to the fullest extent permitted by law shall be deemed to obligate the corporation to advance funds to pay for or reimburse expenses in accordance with section 33-773 to the fullest extent permitted by law, unless the provision specifically provides otherwise.

          (b)   Any provision pursuant to subsection (a) of this section shall not obligate the corporation to indemnify or advance expenses to a director of a predecessor of the corporation, pertaining to conduct with respect to the predecessor, unless otherwise specifically provided. Any provision for indemnification or advance for expenses in the certificate of incorporation, bylaws or resolution of the board of directors or shareholders of a predecessor of the corporation in a merger or in a contract to which the predecessor is a party, existing at the time the merger takes effect, shall be governed by subdivision (3) of subsection (a) of section 33-820.

          (c)   A corporation may, by a provision in its certificate of incorporation, limit any of the rights to indemnification or advance for expenses created by or pursuant to sections 33-770 to 33-779, inclusive.

          (d)   Sections 33-770 to 33-779, inclusive, do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he is not a party.

          33-779 EXCLUSIVITY OF PROVISIONS.

        A corporation may provide indemnification of or advance expenses to a director, officer, employee or agent only as permitted by sections 33-770 to 33-779, inclusive.

  Indemnification of Officers and Directors under Illinois Corporation Law

        Section 8.75 of the Illinois Business Corporation Act of 1983, as amended, provides with respect to indemnification of directors and officers as follows:

          "5/8.75 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

          (a)   A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his or her conduct was unlawful.

          (b)   A corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

          (c)   To the extent that a present or former director, officer or employee of a corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

          (d)   Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) or (b). Such determination shall be made with respect to a person who is a director or officer at the time of the determination: (1) by the majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of the directors designated by a majority vote of the directors, even though less than a quorum, (3) if there are no such directors, or if the directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

          (e)   Expenses (including attorney's fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorney's fees) incurred by former directors and officers or other employees and agents may be so paid on such terms and conditions, if any, as the corporation deems appropriate.

          (f)    The indemnification and advancement of expenses provided by or granted under the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

          (g)   A corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Section.

          (h)   If a corporation indemnifies or advances expenses to a director or officer under subsection (b) of this Section, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

          (i)    For purposes of this Section, references to "the corporation" shall include, in addition to the surviving corporation, any merging corporation (including any corporation having merged with a merging corporation) absorbed in a merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who was a director, officer, employee or agent of such merging corporation, or was serving at the request of such merging corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the surviving corporation as such person would have with respect to such merging corporation if its separate existence had continued.

          (j)    For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the corporation" as referred to in this Section.

          (k)   The indemnification and advancement of expenses provided by or granted under this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person.

          (l)    The changes to this Section made by this amendatory Act of the 92nd General Assembly apply only to actions commenced on or after the effective date of this amendatory Act of the 92nd General Assembly.

        Director and Officer Indemnification and Insurance Provisions in the By-laws of Equinox Holdings, Inc.

        The by-laws of Equinox Holdings, Inc. (the "Corporation") provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        Section 6.07 of the by-laws of Equinox Holdings, Inc. provides that it may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of article 6 of the by-laws, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

  Director and Officer Indemnification and Insurance Provisions in the by-laws of other registrants

        The by-laws of all of the registrant subsidiaries of Equinox Holdings, Inc. provide that the respective subsidiary will indemnify its directors and officers to the fullest extent allowed by law.

  Indemnification Provisions in the employment agreements of officers of the registrants

        The employment agreement of certain officers of registrants with Equinox Holdings, Inc. provides that Equinox Holdings, Inc. shall indemnify and hold harmless the officer to the fullest extent permitted by law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys' fees), arising out of the employment of the officer under the employment agreement, except to the extent that any such liabilities, costs, claims and expenses is found in a final judgment by a court of competent jurisdiction to have resulted from, arising out of or based upon the gross negligence or willful misconduct of the officer. Costs and expenses incurred by the officer in defense of such litigation (including attorneys' fees) shall be paid by Equinox Holdings, Inc. in advance of the final disposition of such litigation upon receipt by Equinox Holdings, Inc. of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under applicable law made by or on behalf of the officer to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Equinox Holdings, Inc. under the employment agreement, including but not limited to as a result of such exception. Equinox Holdings, Inc. and officer will consult in good faith with respect to the conduct of any such litigation, and officer's counsel shall be selected with the consent of Equinox Holdings, Inc. Equinox Holdings, Inc. shall maintain an appropriate level of director's and officer's liability insurance during the employment period and during the restrictive period.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  List of Exhibits.

Exhibit Number	Description of Document
*2.1	Amended and Restated Stock Purchase Agreement and Plan of Merger, dated as of October 16, 2000, as amended as of December 14, 2000, by and among the holders of shares of Common Stock listed on Annex I to the agreement, Equinox Holdings, Inc., NCP-EH Recapitalization Corp., and NCP-EH, L.P.
*3.1.1	Certificate of Incorporation of Equinox Holdings, Inc., dated December 4, 1998, as amended on December 15, 2000.
*3.1.2	Certificate of Incorporation of Equinox-92nd Street Inc., dated February 13, 1995.
*3.1.3	Certificate of Incorporation of Equinox-85th Street Inc., dated July 7, 1995.
*3.1.4	Certificate of Incorporation of Equinox Fitness Club Inc., dated March 6, 1991.
*3.1.5	Certificate of Incorporation of Equinox 63rd Street Inc., dated February 21, 1996.
*3.1.6	Certificate of Incorporation of Equinox-54th Street, Inc., dated April 9, 1998.
*3.1.7	Certificate of Incorporation of Equinox-50th Street, Inc., dated February 18, 1999.
*3.1.8	Certificate of Incorporation of Equinox 44th Street Inc., dated January 14, 2000.
*3.1.9	Certificate of Incorporation of Equinox-43rd Street Inc., dated March 16, 1999.
*3.1.10	Certificate of Incorporation of Equinox Columbus Centre, Inc., dated December 27, 2001.
*3.1.11	Certificate of Incorporation of Equinox Greenwich Avenue, Inc., dated March 21, 2000.
*3.1.12	Certificate of Incorporation of Broadway Equinox Inc., dated June 15, 1993, as amended on November 9, 1993.
*3.1.13	Certificate of Incorporation of Equinox Tribeca, Inc., dated April 25, 2001.
*3.1.14	Certificate of Incorporation of Equinox Tribeca Office, Inc., dated August 9, 2002.
*3.1.15	Certificate of Incorporation of Equinox Wall Street Inc., dated January 14, 2000.
*3.1.16	Certificate of Incorporation of Equinox White Plains Road, Inc., dated May 27, 1998.
*3.1.17	Certificate of Incorporation of Equinox Woodbury, Inc., dated June 10, 2002.
*3.1.18	Certificate of Incorporation of Equinox Greenvale, Inc., dated July 25, 2003.
*3.1.19	Certificate of Incorporation of The Equinox Group, Inc., dated December 23, 1997.
*3.1.20	Certificate of Incorporation of Energy Wear Inc., dated September 20, 1993.
*3.1.21	Certificate of Incorporation of Equinox Darien, Inc., dated March 21, 2002.
*3.1.22	Certificate of Incorporation of Equinox Lincoln Park, Inc., dated January 10, 2002.
*3.1.23	Certificate of Incorporation of Equinox Highland Park, Inc., dated December 26, 2002.
*3.1.24	Certificate of Incorporation of Equinox Gold Coast, Inc., dated August 27, 2002.
*3.1.25	Certificate of Incorporation of Equinox West Hollywood, Inc., dated February 21, 2002.
*3.1.26	Certificate of Incorporation of Equinox Fitness Pasadena, Inc., dated March 20, 2001.
*3.1.27	Certificate of Incorporation of Equinox Pine Street, Inc., dated August 13, 2003.
*3.1.28	Certificate of Incorporation of Equinox Mamaroneck, Inc.
*3.1.29	Certificate of Incorporation of Equinox Fitness Santa Monica, Inc.

*3.2.1	By-laws of Equinox Holdings, Inc., as amended and restated on December 15, 2000.
*3.2.2	By-laws of Equinox-92nd Street Inc.
*3.2.3	By-laws of Equinox-85th Street Inc.
*3.2.4	By-laws of Equinox Fitness Club Inc.
*3.2.5	By-laws of Equinox 63rd Street Inc.
*3.2.6	By-laws of Equinox-54th Street, Inc.
*3.2.7	By-laws of Equinox-50th Street, Inc.
*3.2.8	By-laws of Equinox 44th Street Inc.
*3.2.9	By-laws of Equinox-43rd Street Inc.
*3.2.10	By-laws of Equinox Columbus Centre, Inc.
*3.2.11	By-laws of Equinox Greenwich Avenue, Inc.
*3.2.12	By-laws of Broadway Equinox Inc.
*3.2.13	By-laws of Equinox Tribeca, Inc.
*3.2.14	By-laws of Equinox Tribeca Office, Inc.
*3.2.15	By-laws of Equinox Wall Street Inc.
*3.2.16	By-laws of Equinox White Plains Road, Inc.
*3.2.17	By-laws of Equinox Woodbury, Inc.
*3.2.18	By-laws of Equinox Greenvale, Inc.
*3.2.19	By-laws of The Equinox Group, Inc.
*3.2.20	By-laws of Energy Wear Inc.
*3.2.21	By-laws of Equinox Darien, Inc.
*3.2.22	By-laws of Equinox Lincoln Park, Inc.
*3.2.23	By-laws of Equinox Highland Park, Inc.
*3.2.24	By-laws of Equinox Gold Coast, Inc.
*3.2.25	By-laws of Equinox West Hollywood, Inc.
*3.2.26	By-laws of Equinox Fitness Pasadena, Inc.
*3.2.27	By-laws of Equinox Pine Street, Inc.
*3.2.28	By-laws of Equinox Mamaroneck, Inc.
*3.2.29	By-laws of Equinox Fitness Santa Monica, Inc.
*4.1	Indenture, dated as of December 16, 2003 among Equinox Holdings, Inc., the Guarantors named therein and U.S. Bank National Association with respect to Equinox Holdings, Inc.'s 9% Senior Notes due 2009
4.2	Registration Rights Agreement, dated as of December 16, 2003, among Equinox Holdings, Inc., the Guarantors named therein, Merrill Lynch & Co., UBS Securities LLC. and Wachovia Capital Markets, LLC.
*4.3	Form of Exchange Note (Included in Exhibit 4.1 hereto)
*4.5	Form of Common Stock Purchase Warrants.
*5.1	Opinion of Rosen Weinhaus, LLP.

*10.1	Master Services Agreement, dated February 22, 2001, among Equinox Holdings, Inc., Eclipse Development Corporation, and Paul Boardman.
*10.3	Registration Rights Agreement, dated December 15, 2000, among Equinox Holdings, Inc., Equinox Holdings, L.P., NCP Co-Investment Fund, L.P. and certain holders of common stock put warrants, certain members of management and other Equinox shareholders.
*10.4	Consulting Agreement dated as of December 15, 2000, by and between Equinox Holdings, Inc., North Castle Partners, L.L.C., and J.W. Childs Associates, L.P. and J.W. Childs Advisors II, L.P.
*10.5	Stockholders Agreement, dated as of December 15, 2000, among Equinox Holdings, Inc., NCP-EH, L.P., NCP Co-Investment Fund, L.P., each of the stockholders listed on Schedule I to the agreement, each of the rollover optionholders listed on Schedule II to the agreement, Albion Alliance Mezzanine Fund, L.P., Albion Alliance Mezzanine Fund II, L.P., Deutsche Bank Securities Inc., Exeter Capital Partners IV, L.P., Exeter Equity Partners, L.P., Bill and Melinda Gates Foundation, Arrow Investment Partners, and each other person who is, or becomes, a party to the Agreement pursuant to Section 4.14 of the Agreement, and Friends of North Castle Fund, L.P.
*10.6	Employment Agreement by and between Equinox Holdings, Inc., and Harvey Spevak.
*10.7	Employment Agreement by and between Equinox Holdings, Inc., and Scott Rosen and the Company.
*10.8	Employment Agreement by and between Equinox Holdings, Inc., and Kenneth P. Fleischer.
*10.9	Employment Agreement by and between Equinox Holdings, Inc., and Chris Peluso.
*10.10	Credit Agreement by and among Equinox Holdings, Inc., Merrill Lynch Capital, UBS Securities, Inc., and Wachovia Securities, Inc.
*12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of Subsidiaries.
23.1	Consent of KPMG LLP.
*23.2	Consent of Rosen Weinhaus, LLP (contained in Exhibit 5.1).
24.1	Powers of Attorney (contained on signature pages).
*25.1	Statement of Eligibility of U.S. Bank National Association on Form T-1
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Instruction to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner for Tender of 9% Senior Notes due 2009 for registered 9% Senior Notes due 2009.

*
To be filed by amendment.

ITEM 22. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a)   To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (6)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the New York, State of New York, on February 5, 2004.

EQUINOX HOLDINGS, INC.
By:	/s/ HARVEY SPEVAK

Name:	Harvey Spevak
Title:	Director, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey Spevak and Scott Rosen, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HARVEY SPEVAK Harvey Spevak	Director, President and Chief Executive Officer	February 5, 2004
/s/ CHARLES F. BAIRD Charles F. Baird	Director, Chairman	February 5, 2004
/s/ SCOTT ROSEN Scott Rosen	Executive Vice President and Chief Financial Officer	February 5, 2004
/s/ GLENN HOPKINS Glenn Hopkins	Director	February 5, 2004
/s/ BENJAMIN B. JAMES Benjamin B. James	Director	February 5, 2004

/s/ JOHN RICHARDS John Richards	Director	February 5, 2004
/s/ ADAM SALTZMAN Adam Saltzman	Director	February 5, 2004
/s/ MARK TRICOLLI Mark Tricolli	Director, Vice President and Secretary	February 5, 2004
/s/ WILLIAM E. WATTS William E. Watts	Director	February 5, 2004
/s/ EDWARD D. YUN Edward D. Yun	Director	February 5, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant other than Equinox Holdings, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the New York, State of New York, on February 5, 2004.

By:	/s/ HARVEY SPEVAK

Name:	Harvey Spevak
Title:	Director, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harvey Spevak and Scott Rosen, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HARVEY SPEVAK Harvey Spevak	Director, President and Chief Executive Officer	February 5, 2004
/s/ SCOTT ROSEN Scott Rosen	Treasurer and Chief Financial Officer	February 5, 2004
/s/ MARK TRICOLLI Mark Tricolli	Secretary	February 5, 2004
/s/ ADAM SALTZMAN Adam Saltzman	Director	February 5, 2004
/s/ EDWARD D. YUN Edward D. Yun	Director	February 5, 2004

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WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
TRADEMARKS AND TRADE NAMES
MARKET AND INDUSTRY DATA
SUMMARY
Equinox
Summary of the Terms of the Exchange Offer
Summary of the Terms of the New Notes
Risk Factors
Summary Consolidated Financial and Other Data
Principal Stockholders
RISK FACTORS
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
EQUINOX HOLDINGS, INC. Consolidated Balance Sheets
EQUINOX HOLDINGS, INC. Consolidated Statements of Cash Flows
EQUINOX HOLDINGS, INC. Notes to Consolidated Financial Statements
EQUINOX HOLDINGS, INC. Unaudited Consolidated Condensed Balance Sheets
EQUINOX HOLDINGS, INC. Unaudited Consolidated Condensed Statements of Income
EQUINOX HOLDINGS, INC. Unaudited Consolidated Condensed Statements of Cash Flows
EQUINOX HOLDINGS, INC. Notes to Unaudited Consolidated Condensed Financial Statements
EQUINOX HOLDINGS, INC. Schedule II. - Valuation and Qualifying Accounts
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY